CONTRIBUTION AND STOCK PURCHASE AGREEMENT

by and between

Aspen Holdco, Inc.,

Acxiom Corporation,

Acxiom IT Outsourcing, Inc.,

Acxiom Limited,

Aspen Hivedown Limited,

Acxiom Global Service Center Polska sp. z.o.o.,

Acxiom Polska sp. z.o.o. w likwidacji, and

Acxiom ITO Polska sp. z.o.o.

May 19, 2015

CONFIDENTIAL

TABLE OF CONTENTS

Page
ARTICLE 1 THE CONTRIBUTION	2
1.1	Consolidation of UK Seller ITO Assets and Liabilities in the UK Acquired Company	2

1.2	Consolidation of PL Seller ITO Assets and Liabilities in the PL Acquired Company	5

1.3	Conveyance of UK and PL Transferred Assets and Assumed Liabilities	8

1.4	Non-Assignable Transferred Assets	10

ARTICLE 2 THE STOCK PURCHASE	13
2.1	Purchase and Sale of the Acquired Stock	13

2.2	Earnout Obligation	18

2.3	Severance Expenses	18

2.4	Separation Costs	19

ARTICLE 3 THE CLOSING	21

3.1	Closing	21

3.2	Closing Deliveries	21

3.3	Closing Conditions	24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	27

4.1	Organization and Good Standing of the Sellers; Authority and Enforceability	27

4.2	Governmental Approvals	28

4.3	Conflicts and Consents	28

4.4	Organization and Good Standing of Acquired Companies; Directors and Officers of Acquired Companies	28

4.5	Capitalization of Acquired Companies	29

4.6	Financial Statements	29

4.7	Taxes	30

4.8	Real Property & Environmental	33

4.9	Personal Property	34

4.10	Intellectual Property	35

4.11	Material Contracts	37

4.12	Employee Matters	39

4.13	Employee Benefits Plans	40

4.14	International Employee Benefits Plans	42

4.15	Insurance	42

4.16	Legal Proceedings	43

4.17	Compliance with Laws; Permits	43

4.18	Sufficiency of Assets	44

4.19	Brokers and Finders	44

4.20	Customers and Suppliers	44

4.21	Affiliate Transactions	45

4.22	Warranties	45

4.23	Disclaimer of Other Representations and Warranties	45

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER	45

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5.1	Organization and Good Standing	45

5.2	Authority and Enforceability	46

5.3	Governmental Approvals	46

5.4	Conflicts	46

5.5	Financing	46

5.6	Management Arrangements	47

5.7	Brokers and Finders	48

5.8	Acknowledgement of Disclaimer of Other Representations and Warranties	48

ARTICLE 6 INTERIM CONDUCT OF THE BUSINESS	48

6.1	Conduct of the Business	48

6.2	Restrictions on the Business	49

6.3	No Interim Control	51

ARTICLE 7 COVENANTS OF THE PARTIES	51

7.1	Reasonable Best Efforts	51

7.2	Regulatory Filings and Consents	51

7.3	Third Party Consents	53

7.4	Third Party Financing	53

7.5	Access to Information	55

7.6	Notification of Certain Matters	55

7.7	Management Arrangements	56

7.8	Exclusivity	56

7.9	Confidentiality	56

7.10	Release of Buyer.	57

7.11	Release of Sellers.	58

7.12	Insurance Cooperation	59

ARTICLE 8 EMPLOYEE MATTERS	59

8.1	Employee Matters	59

8.2	Employment-Related Assumed Liabilities	62

8.3	UK Business Employees	63

8.4	PL Business Employees	67

8.5	Cooperation	69

8.6	No Third Party Beneficiaries	70

ARTICLE 9 TAX MATTERS	70

9.1	Tax Indemnification	70

9.2	Tax Returns	71

9.3	Computation of Tax Liabilities	72

9.4	Transfer Taxes	72

9.5	Tax Refunds	73

9.6	Post-Closing Actions Affecting the US Seller’s Liability for Taxes	73

9.7	Termination of Existing Tax Sharing Agreements	74

9.8	Tax Contests	74

9.9	Resolution of All Tax Related Disputes	75

9.10	Tax Effect of Indemnification Payments	75

9.11	Assistance and Cooperation	75

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9.12	Tax Reporting	75

9.13	Conflicts	75

ARTICLE 10 PRE-CLOSING TERMINATION	75

10.1	Pre-Closing Termination	75

10.2	Effect of Pre-Closing Termination	76

ARTICLE 11 POST-CLOSING NON-COMPETITION AND NON-SOLICITATION AGREEMENT	77

ARTICLE 12 POST-CLOSING INDEMNIFICATION	77

12.1	Survival of Representations, Warranties, Covenants and Agreements	77

12.2	Indemnification	77

12.3	Limitations on Indemnification	79

12.4	Indemnification Claims	81

12.5	Third Party Claims	82

ARTICLE 13 MISCELLANEOUS	83

13.1	Certain Interpretations	83

13.2	Notices	84

13.3	Amendments and Waivers	85

13.4	Expenses	86

13.5	Confidentiality	86

13.6	Public Statements	86

13.7	Successors and Assigns	86

13.8	Severability	86

13.9	Specific Performance	87

13.10	Other Remedies	87

13.11	No Third Party Beneficiaries	87

13.12	Entire Agreement	87

13.13	Governing Law	88

13.14	Consent to Jurisdiction	88

13.15	WAIVER OF JURY TRIAL	88

13.16	Counterparts	88

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CONFIDENTIAL

SCHEDULES

Schedule 1.1(a)(i)(A)	UK Seller ITO Tangible Property
Schedule 1.1(a)(i)(B)(1)	Non-Copyable UK Seller ITO Technology
Schedule 1.1(a)(i)(B)(2)	Excluded UK Seller ITO Technology
Schedule 1.1(a)(i)(C)	UK Seller ITO Intellectual Property Rights
Schedule 1.1(a)(i)(D)	UK Seller ITO Contracts
Schedule 1.1(a)(i)(E)	UK Seller ITO Permits
Schedule 1.1(a)(i)(G)	UK Seller Accounts Receivable
Schedule 1.1(a)(i)(H)	UK Seller Prepaid Expenses
Schedule 1.1(a)(i)(I)	UK Seller Prepaid Assets
Schedule 1.1(a)(i)(K)	UK Seller Assets
Schedule 1.1(a)(ii)(B)	UK Seller Excluded Prepaid Expenses
Schedule 1.1(a)(ii)(C)	UK Seller Excluded Prepaid Assets
Schedule 1.1(a)(ii)(D)	UK Seller Excluded Accounts Receivables
Schedule 1.1(a)(ii)(O)	Non-DB Business Assets
Schedule 1.1(b)(i)(A)	UK Seller Operating ITO Liabilities
Schedule 1.1(b)(i)(E)	UK Seller Other ITO Liabilities
Schedule 1.2(a)(i)(A)	PL Seller ITO Tangible Property
Schedule 1.2(a)(i)(B)(1)	Non-Copyable PL Seller ITO Technology
Schedule 1.2(a)(i)(B)(2)	Excluded PL Seller ITO Technology
Schedule 1.2(a)(i)(C)	PL Seller ITO Intellectual Property Rights
Schedule 1.2(a)(i)(D)	PL Seller ITO Contracts
Schedule 1.2(a)(i)(E)	PL Seller ITO Permits
Schedule 1.2(a)(i)(G)	PL Seller Accounts Receivable
Schedule 1.2(a)(i)(H)	PL Seller Prepaid Expenses
Schedule 1.2(a)(i)(I)	PL Seller Prepaid Assets
Schedule 1.2(a)(i)(K)	PL Seller Assets
Schedule 1.2(a)(ii)(B)	PL Seller Excluded Prepaid Expenses
Schedule 1.2(a)(ii)(C)	PL Seller Excluded Prepaid Assets
Schedule 1.2(a)(ii)(D)	PL Seller Excluded Accounts Receivables
Schedule 1.2(b)(i)(A)	PL Seller Operating ITO Liabilities
Schedule 1.2(b)(i)(E)	PL Seller Other ITO Liabilities
Schedule 1.4(h)	Split and Duplicated Contracts
Schedule 2.1(a)	LLC Interests
Schedule 2.1(b)	Specified Contract
Schedule 2.1(d)	Entity Allocation Methodology
Schedule 2.4(a)(i)	Separation Costs
Schedule 2.4(a)(ii)	Separation Costs - Exclusions
Schedule 2.4(a)(iii)	Separation Costs - Already Incurred/Paid
Schedule 3.2(d)(i)	Indebtedness to be Repaid at Closing
Schedule 3.2(d)(ii)	Third Party Consents
Schedule 3.3(a)(iii)	Landlord Consents
Schedule 5.6	Management Arrangements
Schedule 11.1(a)	Non-Competing Business Activities

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CONFIDENTIAL

EXHIBITS

Exhibit A	Sample Calculation of Net Working Capital
Exhibit B	New Lease
Exhibit C	Subleases
Exhibit D	Master Services Agreement
Exhibit E	Cross-License Agreement
Exhibit F	FIRPTA Certificate
Exhibit G	UK Asset Transfer Agreement
Exhibit H	PL Asset Transfer Document
Exhibit H1	PL Stock Purchase Agreement
Exhibit I	Arkansas Data Center Agreement
Exhibit J	Earnout Obligation
Exhibit K	Receivables Amount
Exhibit L	Non-Competition and Solicitation
Exhibit M1	Illinois Data Center Agreement
Exhibit M2	Leeds Data Center Agreement

ANNEXES

Annex A	Certain Definitions

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CONFIDENTIAL

CONTRIBUTION AND STOCK PURCHASE AGREEMENT

THIS CONTRIBUTION AND STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2015 by and between, on the one hand, Aspen Holdco, Inc., a Delaware corporation (“Buyer”), and on the other hand, Acxiom Corporation, a Delaware corporation (the “US Seller”), Acxiom IT Outsourcing, Inc., a Delaware corporation and direct wholly owned subsidiary of the US Seller (the “US Acquired Company”), Acxiom Limited, a private limited company incorporated in England and Wales (with company registration number 01182318) and an indirect wholly owned subsidiary of the US Seller (“UK Seller”), Aspen Hivedown Limited, a private limited company incorporated in England and Wales (with company registration number 08993362) and a direct wholly owned subsidiary of the UK Seller (the “UK Acquired Company”), Acxiom Global Service Center Polska sp. z.o.o., a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 0000332630 and indirect wholly owned subsidiary of the US Seller (the “PL Seller 1”) and Acxiom Polska sp. z.o.o. w likwidacji, a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 000045696 and indirect wholly owned subsidiary of the US Seller (the “PL Seller 2”) (collectively, the “PL Sellers”, and together with the US Seller and the UK Seller, the “Sellers”) and Acxiom ITO Polska sp. z.o.o., a private limited company organized under the laws of Poland, registered in the register of entrepreneurs of the Polish National Court Registry under number 0000526617 and wholly owned by the PL Sellers (the “PL Acquired Company”).  Each of the Buyer, the US Seller, the US Acquired Company, the UK Seller, the UK Acquired Company, the PL Sellers and the PL Acquired Company are referred to herein sometimes as a “Party” and together as the “Parties.”  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in Annex A hereto.

W I T N E S S E T H:

WHEREAS, the US Seller owns and operates, directly or indirectly through its direct and indirect Subsidiaries (including the US Acquired Company, the UK Seller and the PL Sellers), the IT infrastructure management business that provides managed hosting and cloud infrastructure services through, among other things, the operation of data centers for such purposes (the “Business”).

WHEREAS, the US Seller owns all of the outstanding capital stock of the US Acquired Company (the “US Acquired Company Stock”), the US Seller indirectly owns all of the outstanding capital stock of the UK Seller and the UK Seller owns the entire issued share capital of the UK Acquired Company (the “UK Acquired Company Stock”), and the US Seller indirectly owns all of the capital stock (shares) of the PL Sellers and the PL Sellers own the entire issued share capital of the PL Acquired Company and prior the Closing, the PL Seller 1 will own the shares that will be issued by the PL Acquired Company (and assumed by PL Seller 1) in exchange for the PL Seller ITO Contribution contributed by the PL Seller 1 for the coverage of the newly issued shares in the increased share capital of PL Acquired Company (the “PL Additional Stock”) (together the “PL Acquired Company Stock”, and together with the US Acquired Company Stock and the UK Acquired Company Stock, the “Acquired Stock”).

WHEREAS, the UK Seller desires to contribute, transfer and assign the UK Seller ITO Assets (as defined below) to the UK Acquired Company in consideration for the issue by the UK Acquired Company of further shares to the UK Seller and the UK Acquired Company desires to assume the UK Seller ITO Liabilities (as defined below) from the UK Seller (the “UK Seller ITO Contribution”) and the PL Seller 1 desire to contribute, transfer and assign the PL Seller ITO Assets (as defined below) to the PL Acquired Company in consideration for the issue by the PL Acquired Company of further shares to the PL Seller 1 (for the avoidance of doubt, this being done in the form of the in-kind contribution of the PL Seller ITO Assets constituting organized part of the business by the PL Seller 1 to PL Acquired Company in exchange for the PL Additional Stock) (the “PL Seller ITO Contribution” and together with the UK Seller ITO Contribution, the “Contribution”) and the PL Acquired Company desires to assume the PL Seller ITO Liabilities (as defined below) from the PL Seller 1, in each case upon the terms and subject to the conditions set forth herein.

WHEREAS, as a material inducement to the Buyer’s willingness to enter into this Agreement, the US Seller shall execute and deliver, or cause to be executed and delivered, the Master Services Agreement, the Cross-License Agreement, the Data Center Agreements, the New Lease, the Subleases, and the other Transaction Agreements (each as defined below).

WHEREAS, at the Closing, immediately following the consummation of the Contribution (and in case of the PL Seller ITO Contribution – the PL Seller ITO Contribution occurs immediately after the decision of the relevant court on registration of the increase of the share capital of the PL Acquired Company in connection with the PL Seller ITO Contribution becomes final) (the “Relevant Time”), pursuant to the terms and conditions of this Agreement, the US Seller desires to sell, transfer and assign all the US Acquired Company Stock, the UK Seller desires to sell, transfer and assign all the UK Acquired Company Stock and the PL Sellers desire to sell, transfer and assign all the PL Acquired Company Stock (the entire share capital of the PL Acquired Company, including the PL Additional Stock) to the Buyer, and the Buyer desires to purchase, acquire and accept the Acquired Stock (the “Stock Purchase”, and together with the Contribution, the “Transactions”).

WHEREAS, the Buyer and the US Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this agreement, in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
THE CONTRIBUTION

1.1 Consolidation of UK Seller ITO Assets and Liabilities in the UK Acquired Company.

(a) Contribution of UK Seller ITO Assets to the UK Acquired Company.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (but effective immediately prior to the consummation of the Stock Purchase), or prior to the Closing (at the election of the UK Seller), the UK Seller shall contribute, transfer, assign, convey and deliver to the UK Acquired Company, and the UK Acquired Company shall acquire and accept from the UK Seller, all right, title and interest in and to the following assets, properties and rights of the UK Seller (collectively, the “UK Seller ITO Assets”), free and clear of all Liens (other than Permitted Liens):

(A) the UK Seller ITO Tangible Property;

(B) the UK Seller ITO Technology;

(C) the UK Seller ITO Intellectual Property Rights;

(D) the UK Seller ITO Contracts;

(E) the UK Seller ITO Permits;

(F) the UK Seller ITO Books and Records;

(G) all Accounts Receivable of, or primarily related to, the DB Business set forth on Schedule 1.1(a)(i)(G);

(H) all prepaid expenses of, or primarily related to, the DB Business set forth on Schedule 1.1(a)(i)(H);

(I) all prepaid assets of, or primarily related to, the DB Business set forth on Schedule 1.1(a)(i)(I);

(J) all claims, causes of action, and rights of recovery against third parties to the extent (but only to the extent) relating to the UK Seller ITO Assets or the UK Seller ITO Liabilities; and

(K) all assets set forth on Schedule 1.1(a)(i)(K).

(ii) Notwithstanding anything to the contrary herein, all assets, properties and rights of the UK Seller that are not UK Seller ITO Assets or that are described in this Section 1.1(a)(ii) (collectively, the “UK Seller Non-ITO Assets”) shall be excluded from the UK Seller ITO Assets and shall not be contributed, transferred, assigned, conveyed or delivered hereunder, and shall remain the property of the UK Seller after the Closing, including the following:

(A) all Infrastructure Assets that are not otherwise enumerated under Section 1.1(a)(i)(A) through (K) as Transferred Assets;

(B) the prepaid expenses set forth on Schedule 1.1(a)(ii)(B);

(C) the prepaid assets set forth on Schedule 1.1(a)(ii)(C);

(D) the Accounts Receivable set forth on Schedule 1.1(a)(ii)(D);

(E) all insurance policies and any rights, claims or causes of action under such insurance policies;

(F) all rights to refunds or credits with respect to any Tax with respect to the UK Seller or any of its Subsidiaries (other than the UK Acquired Company) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(G) all assets and Contracts relating to any Seller Employee Plan, except as expressly provided in Article 8 or effected by operation of Law;

(H) all rights in any Intellectual Property Rights or Technology licensed to the UK Seller or any of its Affiliates by a third party except to the extent  used by the UK Seller in the DB Business and/or transferred to the Acquired Companies pursuant to a UK Seller ITO Contract or a PL Seller ITO Contract;

(I) copies of any UK Seller ITO Technology or PL Seller ITO Technology that is Copyable Technology;

(J) all claims, causes of action, and rights of recovery against third parties to the extent relating to UK Seller Non-ITO Assets or UK Seller Non-ITO Liabilities;

(K) except as otherwise provided in this Agreement, all Books and Records prepared by the UK Seller or any of its Subsidiaries (other than the UK Acquired Company) in connection with the Transactions and the other transactions contemplated hereby;

(L) all permits other than the UK Seller ITO Permits;

(M) all interests in real property;

(N) all rights of the UK Seller under this Agreement and the other Transaction Agreements; and

(O) all assets, properties and rights primarily used in the Non-DB Business as set forth on Schedule 1.1(a)(ii)(O).

(b) Assignment of UK Seller ITO Liabilities to the UK Acquired Company.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (but effective immediately prior to the consummation of the Stock Purchase) or prior to the Closing (at the election of the UK Seller), the UK Acquired Company shall assume and thereafter pay, perform and discharge when due (and following the Stock Purchase the Buyer shall cause UK Acquired Company to pay, perform and discharge when due), only the following Liabilities of the UK Seller and its Subsidiaries (collectively, the “UK Seller ITO Liabilities”) whether presently in existence or arising hereafter:

(A) all Liabilities of the UK Seller that arise from the operation or conduct of the DB Business prior to or on the Closing only to the extent set forth on Schedule 1.1(b)(i)(A);

(B) all Liabilities of the UK Seller under the UK Seller ITO Contracts (excluding any Liability for breach of contract or breach of warranty with respect to any such UK Seller ITO Contract occurring on or prior to the Closing);

(C) all Liabilities of the UK Seller under the UK Seller ITO Permits (excluding any Liability for breach of such UK Seller ITO Permits occurring on or prior to the Closing);

(D) all Liabilities of the UK Seller and/or any of its Subsidiaries that transfer to the UK Acquired Company pursuant to the application of the Transfer Regulations, and/or that arise pursuant to the application of the Transfer Regulations in connection with the Business and/or any of the UK Transferred Employees, except for those Liabilities in respect of which the Sellers have agreed to indemnify the Buyer pursuant to Section 8.3 below; and

(E) any other Liabilities set forth on Schedule 1.1(b)(i)(E).

The Parties acknowledge and agree that the provisions of this Section 1.1(b) do not in any way affect, alter or otherwise diminish either Party’s rights or obligations regarding indemnification under Section 12.2(a)(i)(A) or Section 12.2(b)(i)(A) for any breach of or inaccuracy in any representation or warranty of the applicable Party.

(ii) Notwithstanding anything to the contrary in this Agreement, the UK Acquired Company shall not assume or otherwise be responsible for any Liabilities of the UK Seller of whatever nature, whether presently in existence or arising hereafter, which are not UK Seller ITO Liabilities (collectively, the “UK Seller Non-ITO Liabilities”).

(iii) It is agreed that upon the terms and subject to the conditions set forth in this Agreement, at the Closing (but effective immediately prior to the Stock Purchase), the contracts of the employment of the UK Transferred Employees shall transfer to the UK Acquired Company under TUPE (except that for the avoidance of doubt, it is agreed that the Sellers are under no obligation to ensure that the UK Transferred Employees shall transfer their employment to the UK Acquired Company, and it is acknowledged that as a matter of applicable Law they have a right to object to such transfer).

1.2 Consolidation of PL Seller ITO Assets and Liabilities in the PL Acquired Company.

(a) Contribution of PL Seller ITO Assets to the PL Acquired Company.

(i) Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the PL Seller 1 shall contribute, transfer, assign, convey and deliver to the PL Acquired Company (in the form of an in-kind contribution in exchange for the PL Additional Stock), and the PL Acquired Company shall acquire and accept from the PL Seller 1, all right, title and interest in and to the following assets, properties and rights of the PL Seller 1 (collectively, the “PL Seller ITO Assets”), free and clear of all Liens (other than Permitted Liens):

(A) the PL Seller ITO Tangible Property;

(B) the PL Seller ITO Technology;

(C) the PL Seller ITO Intellectual Property Rights;

(D) the PL Seller ITO Contracts;

(E) the PL Seller ITO Permits;

(F) the PL Seller ITO Books and Records;

(G) all Accounts Receivable of the Business set forth on Schedule 1.2(a)(i)(G);

(H) all prepaid expenses of the Business set forth on Schedule 1.2(a)(i)(H);

(I) all prepaid assets of the Business set forth on Schedule 1.2(a)(i)(I);

(J) all claims, causes of action, and rights of recovery against third parties to the extent (but only to the extent) relating to the PL Seller ITO Assets or the PL Seller ITO Liabilities; and

(K) all assets set forth on Schedule 1.2(a)(i)(K).

(ii) Notwithstanding anything to the contrary herein, all assets, properties and rights of the PL Seller 1 that are not PL Seller ITO Assets or that are described in this Section 1.2(a)(ii) (collectively, the “PL Seller Non-ITO Assets”) shall be excluded from the PL Seller ITO Assets and shall not be contributed, transferred, assigned, conveyed or delivered hereunder, and shall remain the property of the PL Seller 1 after the Closing, including the following:

(A) all Infrastructure Assets that are not otherwise enumerated under Section 1.2(a)(i)(A) through (K) as Transferred Assets;

(B) the prepaid expenses set forth on Schedule 1.2(a)(ii)(B);

(C) the prepaid assets set forth on Schedule 1.2(a)(ii)(C);

(D) the Accounts Receivable set forth on Schedule 1.2(a)(ii)(D);

(E) all insurance policies and any rights, claims or causes of action under such insurance policies;

(F) all rights to refunds or credits with respect to any Tax with respect to either of the PL Sellers or any of the Subsidiaries of the PL Sellers (other than the PL Acquired Company) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(G) all assets and Contracts relating to any Seller Employee Plan, except as expressly provided in Article 8 or effected by operation of Law;

(H) all rights in any Intellectual Property Rights or Technology licensed to either of the PL Sellers or any of the Affiliates of either of the PL Sellers by a third party except to the extent transferred to the Acquired Companies pursuant to a UK Seller ITO Contract or PL Seller ITO Contract;

(I) copies of any UK Seller ITO Technology or PL Seller ITO Technology that is Copyable Technology;

(J) all claims, causes of action, and rights of recovery against third parties to the extent relating to PL Seller Non-ITO Assets or PL Seller Non-ITO Liabilities;

(K) except as otherwise provided in this Agreement, all Books and Records prepared by either of the PL Sellers or any of the Subsidiaries of the PL Sellers (other than the PL Acquired Company) in connection with the Transactions and the other transactions contemplated hereby;

(L) all permits other than the PL Seller ITO Permits;

(M) all interests in real property other than with respect and pursuant to the subleases of the Warsaw and Gdansk properties; and

(N) all rights of the PL Sellers under this Agreement and the other Transaction Agreements.

(b) Assignment of PL Seller ITO Liabilities to the PL Acquired Company.

(i) Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the PL Acquired Company shall assume and thereafter pay, perform and discharge when due (and following the Stock Purchase the Buyer shall cause PL Acquired Company to pay, perform and discharge when due), only the following Liabilities of the PL Seller 1 and their respective Subsidiaries (collectively, the “PL Seller ITO Liabilities”) whether presently in existence or arising hereafter:

(A) all Liabilities of the PL Seller 1 or any of its respective Subsidiaries that arise from the operation or conduct of the Business prior to or on the Closing only to the extent set forth on Schedule 1.2(b)(i)(A);

(B) all Liabilities of the PL Seller 1 under the PL Seller ITO Contracts (excluding any Liability for breach of contract or breach of warranty with respect to any such PL Seller ITO Contract occurring on or prior to the Closing);

(C) all Liabilities of the PL Seller 1 under the PL Seller ITO Permits (excluding any Liability for breach of such PL Seller ITO Permits occurring on or prior to the Closing);

(D) all Liabilities of the PL Seller 1 and/or any of its respective Subsidiaries that transfer to the PL Acquired Company pursuant to the application of the Transfer Regulations, and/or that arise pursuant to the application of the Transfer Regulations in connection with the Business and/or any of the PL Business Employees, except for those Liabilities in respect of which the Sellers have agreed to indemnify the Buyer pursuant to Section 8.4 below; and

(E) any other Liabilities set forth on Schedule 1.1(b)(i)(E).

The Parties acknowledge and agree that the provisions of this Section 1.2(b) do not in any way affect, alter or otherwise diminish any Party’s rights or obligations regarding indemnification under Section 12.2(a)(i)(A) or Section 12.2(b)(i)(A) for any breach of or inaccuracy in any representation or warranty of the applicable Party.

(ii) Notwithstanding anything to the contrary in this Agreement, the PL Acquired Company shall not assume or otherwise be responsible for any Liabilities of the PL Sellers of whatever nature, whether presently in existence or arising hereafter, which are not PL Seller ITO Liabilities (collectively, the “PL Seller Non-ITO Liabilities”).

(iii) It is agreed that upon the terms and subject to the conditions set forth in this Agreement that, at the transfer of the PL Seller ITO Contribution by the Seller 1 to the Acquired Company, the contracts of the employment of the PL Business Employees shall transfer to the PL Acquired Company under Transfer Regulations (except that for the avoidance of doubt, it is agreed that the Sellers are under no obligation to ensure that the PL Business Employees shall not use their statutory right to terminate their employment in the PL Acquired Company within the first two months of transfer, upon seven days’ notice).

1.3 Conveyance of UK and PL Transferred Assets and Assumed Liabilities.

(a) As of the Closing, the UK Seller ITO Assets and PL Seller ITO Assets (collectively, the “Transferred Assets”) shall be contributed, conveyed, transferred, assigned and delivered, and the UK Seller ITO Liabilities and PL Seller ITO Liabilities (collectively, the “Assumed Liabilities”) to the extent it is required under applicable Law, shall be assigned and assumed, pursuant to transfer, assignment and assumption agreements and such other instruments in such form as may be necessary or appropriate to effectuate a conveyance of the Transferred Assets and an assignment and assumption of the Assumed Liabilities in the jurisdictions in which such transfers, assignments and assumptions are to be made pursuant hereto.  Such transfer and assignment and assumption agreements shall include the UK Asset Transfer Agreement, the PL Asset Transfer Document, each of which shall be executed no later than at or as of the consummation of the Contribution by the UK Seller, PL Sellers and/or one or more of their respective Subsidiaries, as appropriate, and the applicable Acquired Company.

(b) From time to time following the Closing, the Sellers and the Buyer shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to the applicable Acquired Company, all of the properties, rights, titles, interests, estates, remedies, powers and privileges expressly conveyed to the Acquired Companies pursuant to this Agreement and to fully and effectively transfer, assign and convey to the Acquired Companies the Assumed Liabilities expressly assumed by the Acquired Companies pursuant to this Agreement, and to otherwise effectuate the Transactions and promptly upon discovery of any asset, property, right or Liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, notify the Sellers or the Buyer, as applicable, of any such asset, property, right or Liability in the Sellers’, the Buyer’s or any of their respective controlled Affiliates’ possession or control and (i) transfer and/or deliver back to the Sellers or their Subsidiaries such asset, property, right or Liability, which asset, property, right or Liability was transferred and/or delivered to the Acquired Companies and/or (ii) transfer and/or deliver to the Acquired Companies any asset, property, right or Liability contemplated by this Agreement to be a Transferred Asset or Assumed Liability, as applicable, which was not transferred and/or delivered to the Acquired Companies at the Closing.

(c) Without limitation of the foregoing Section 1.3(b), in the event that after the date hereof and within twelve (12) months after the Closing, (i) either the Buyer or the Sellers discover any material asset, property or right held by the Sellers or the Acquired Companies, respectively, which was not designated a Transferred Asset and was not described in any of Sections 1.1 through 1.2 or elsewhere in any Transaction Agreement or was not otherwise an asset of any Acquired Company used in the Business, and (ii) in the case of the Buyer, the non-transfer of such asset, property or right from the relevant Seller causes a breach of the representation contained in Section 4.18, and in the case of the Sellers, the transfer or non-transfer of such asset, property or right causes Sellers to be deprived of a material asset, property or right necessary for the operation of the Seller Business, then (A) if such asset, property or right exclusively relates to the Business (in the case of the Buyer) or exclusively relates to the Seller Business (in the case of the Sellers), the Parties shall take all commercially reasonable efforts to effect the transfer of such asset, property or right to the appropriate Party as if such asset, property or right was a Transferred Asset or a Retained Asset, as applicable, for no additional consideration, and (B) in all other cases, the Parties shall take all commercially reasonable efforts to provide the Business or the Seller Business, as applicable, the benefit of such asset, property or right, either pursuant to the Master Services Agreement or pursuant to other mutually agreed upon and commercially reasonable arrangements.  Upon a transfer to the relevant Party of such asset, property or right pursuant to clause (A), the transferred asset, property or right shall be deemed for all purposes of this Agreement to be a Transferred Asset or a Retained Asset, as applicable, as if it had been identified prior to Closing (including the provisions of Section 1.4 to the extent that such asset, property or right may constitute a Non-Assignable Asset), and the transferee of such asset, property or right shall assume any corresponding Liability associated with such asset, property or right to the extent such assumption is otherwise consistent with the terms of this Agreement in terms of the types of Liabilities assumed or not assumed pursuant to the terms of this Agreement.  In the event that the Parties cannot initially agree on whether a particular asset should or should not be a Transferred Asset or a Retained Asset or is otherwise subject to this Section 1.3(c), or as to actions required or appropriate to be taken under this Section 1.3(c), designated executive officers of each of US Seller and the Buyer will discuss the matter in good faith for at least a period of thirty (30) calendar days in an effort to seek a resolution that is commercially reasonable, practical (e.g., given the possible need for a third party’s consent on a third party contract) and consistent with this Agreement, prior to the initiation of any Action seeking any relief whatsoever arising out of, or in connection with, this Agreement (other than remedies under Article 12).

(d) All tangible Transferred Assets (including all tangible embodiments of intangible Transferred Assets) will be delivered to the Acquired Companies FOB at the location of the US Seller and its Subsidiaries or the Acquired Companies, as applicable, at which such assets are located in the ordinary course of the operation of the Business and the Seller Business at the time of the consummation of the Contribution.  Risk of loss with respect to the Transferred Assets shall pass to the Acquired Companies effective as of the consummation of the Contribution.

(e) All Transferred Assets that can be delivered by electronic transmission using commercially reasonable efforts shall be so delivered or made available to the Acquired Companies or the US Seller, as applicable, at a designated File Transfer Protocol (FTP) site.

(f) From and after the Closing, the Parties will provide reasonable cooperation to each other Party in assisting in the assertion or enforcement of any claims, causes of action and rights of recovery contemplated by Sections 1.1(a)(i)(J), 1.1(a)(ii)(J), 1.2(a)(i)(J) and 1.2(a)(ii)(J) of this Agreement, in each case at the sole expense of the Party asserting or enforcing such claims, causes of action and rights of recovery.

1.4 Non-Assignable Transferred Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to contribute, transfer, assign, convey or deliver any asset, property or right to the Acquired Companies (provided, that this Section 1.4(a) shall not affect whether any asset, property or right shall be deemed to be a Transferred Asset for any other purpose under this Agreement and, to the extent not listed on Section 4.3 of the Seller Disclosure Schedule, shall not affect any of the representations and/or warranties made by any Seller in any Transaction Agreement) that by its terms or by Law (x) is not transferable or non-assignable, as applicable, without the consent or waiver of a third Person or (y) is cancelable by a third Person in the event of such a transfer or assignment without the consent or waiver of such third Person (collectively, “Non-Assignable Assets”), in each case unless and until such consent or waiver shall have been obtained.  The Buyer and the Sellers shall use their respective commercially reasonable efforts to obtain any consents or waivers required as a result of the Transactions; provided, however, that, in connection with the foregoing neither Party shall be required to (i) pay or agree to pay any unreasonable amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty), or (iv) agree to any unreasonable modifications of existing contracts or the entry into any new contracts; and provided, further, that if any such consent or waiver that is not required to be obtained as a condition to the Buyer’s obligation to consummate the Transactions pursuant to Article 3 is not obtained prior to the Closing, the Closing shall nonetheless take place.

(b) The Buyer and the Sellers shall (and shall cause their respective Subsidiaries to) use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, administrative decision, or amendment required to novate all Assumed Liabilities or to obtain in writing the release of the Buyer or the US Seller (or their respective Subsidiaries), as applicable, so that, in any such case, the UK Acquired Company shall be solely responsible for the UK Seller ITO Liabilities, and the PL Acquired Company shall be solely responsible for the PL Seller ITO Liabilities, effective as of the consummation of the Contribution.

(c) To the extent permitted by applicable Law, in the event that required consents or waivers cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by the applicable Seller, in trust for the applicable Acquired Company and its successors, and the covenants and obligations thereunder shall be performed by the applicable Acquired Companies in each other’s name and all benefits and obligations existing thereunder shall be for the account of the Party for whom such Non-Assignable Assets are held in trust.  The applicable Seller shall take or cause to be taken, at the expense of the Party for whom a Non-Assignable Asset is held in trust, such actions in their name or otherwise as the applicable Acquired Companies may reasonably request so as to provide the applicable Acquired Companies with the benefits of such Non-Assignable Asset (including pursuant to the Master Services Agreement or other mutually agreed upon and commercially reasonable arrangements) and to effect the collection of money, other consideration or other benefits that become due and payable under such Non-Assignable Asset, and the applicable Seller shall promptly pay over to the Acquired Company, as applicable, all money, other consideration or other benefits received in respect of such Non-Assignable Assets.  Any Non-Assignable Assets described in this Section 1.4 shall be treated as owned by the applicable Acquired Company for income Tax purposes, unless otherwise required by applicable Law.

(d) From and after the Closing Date, the UK Seller on behalf of itself and its Subsidiaries authorizes the UK Acquired Company, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets that constitute UK Seller ITO Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the UK Seller or its Subsidiaries under the Non-Assignable Assets that constitute UK Seller ITO Assets, and appoints the UK Acquired Company as its attorney-in-fact to act in its name and on its behalf with respect thereto.

(e) From and after the Closing Date, each of the PL Sellers on behalf of itself and its Subsidiaries shall authorize a person designated by the PL Acquired Company, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets that constitute PL Seller ITO Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the PL Sellers or their respective Subsidiaries under the Non-Assignable Assets that constitute PL Seller ITO Assets, and appoints the PL Acquired Company as its attorney-in-fact to act in its name on its behalf with respect thereto and obliges itself to issue or to cause to be issued by its Subsidiaries, upon request, any powers of attorney that could be required for the purpose of the proper and undisturbed performance of this Section 1.4(e).

(f) Upon obtaining the requisite third Person consents or waivers thereto, such Non-Assignable Asset shall be transferred and assigned to the Acquired Companies, as applicable, pursuant to the terms of this Agreement.

(g) The Acquired Companies in their capacity as intended transferees of a Non-Assignable Asset (the “Intended Transferees”) shall indemnify and hold harmless the Sellers, in their capacity as the intended transferors of such Non-Assignable Asset (the “Intended Transferors”), from and against any and all Losses actually incurred by the Intended Transferors or their Affiliates as a result of the failure on the part of the Intended Transferees or their Affiliates after the Closing Date to perform any covenant or obligation that such Intended Transferee shall have expressly agreed in writing to perform with respect to such Non-Assignable Asset.

(h) Each Seller and its Affiliates shall use commercially reasonable efforts to separate or duplicate the agreements listed on Schedule 1.4(h) (the “1.4(h) Contracts”) so as to provide the Acquired Companies with standalone versions of such agreements providing for the same services and terms as those currently provided to Seller or its Affiliates under such agreements or otherwise on terms that are reasonably acceptable to the Buyer;  provided, however, that, in connection with the foregoing no Seller nor its Affiliates shall be required to (i) pay or agree to pay any unreasonable amounts or other unreasonable consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations (except as otherwise agreed in any Transaction Agreement), (iii) provide or agree to provide any additional security (including a guaranty), or (iv) agree to any unreasonable modifications of existing contracts or the entry into any new contracts on terms that are not the same or materially similar to the agreement being separated or duplicated.  From and after the Closing until such 1.4(h) Contract has been separated or duplicated as provided for in this Section 1.4(h) or has terminated or expired, each Acquired Company shall be entitled to receive, and the Sellers shall use commercially reasonable efforts to ensure that each Acquired Company does receive, the benefits such Acquired Company received (directly or indirectly) under such 1.4(h) Contract in the ordinary course or business prior to the Closing and such Acquired Company shall reimburse the applicable Seller for any payments owed by such Seller to the other parties to such 1.4(h) Contract in connection with such Acquired Company’s receipt of such benefits.

ARTICLE 2
THE STOCK PURCHASE

2.1 Purchase and Sale of the Acquired Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing and at the Relevant Time, the Buyer shall purchase (or cause one or more of its Subsidiaries to purchase), and the US Seller, UK Seller and PL Sellers shall sell, free and clear of all Liens, all of the Acquired Stock in exchange for (i) an aggregate cash payment of One Hundred and Forty Million Dollars ($140,000,000) (the “Unadjusted Closing Purchase Price”), as adjusted pursuant to the terms of this Section 2.1, payable in accordance with the terms of this Agreement, and (ii) the issuance by Buyer’s parent entity of the limited liability company interests as described in Schedule 2.1(a). Consequently, at the Closing and at the Relevant Time, the PL Seller 1 and PL Seller 2 sell and the Buyer (or one or more of its Subsidiaries) purchases  all PL Acquired Company Stock, whereas the sale and purchase shall ensue on the basis of the PL Stock Purchase Agreement concluded in a written form with signatures of parties representatives certified  by a Polish notary public, substantially in the form as attached to this Agreement as Exhibit H1, free and clear of any Liens.

(b) For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Adjusted Closing Purchase Price” shall mean the Unadjusted Closing Purchase Price:

(A) minus the amount of Closing Indebtedness;

(B) plus (x) the amount, if any, by which Closing Net Working Capital is greater than Target Net Working Capital, or minus (y) the amount, if any, by which Closing Net Working Capital is less than Target Net Working Capital;

(C) minus the amount of the Closing Seller Transaction Expenses; and

(D) plus the Receivables Amount.

(ii) “Agreed Accounting Principles” shall mean GAAP, and insofar as they are in accordance with GAAP, using the same accounting principles, practices, procedures, policies and methods, and classifications, that were employed in the preparation of the Balance Sheet.

(iii) “Closing Indebtedness” shall mean the outstanding Indebtedness of the Acquired Companies, and any Indebtedness for which any Acquired Company is, or may be, liable, in each case, as of the Relevant Time, including all obligations described in clause (vi) and clause (viii) of the definition of Indebtedness that would arise in connection with the unwinding or repayment, as applicable, of such Indebtedness as of the Relevant Time (other than Buyer Debt).

(iv) “Closing Net Working Capital” shall mean Net Working Capital as of the Relevant Time.

(v) “Closing Seller Transaction Expenses” shall mean the amount of the Seller Transaction Expenses for which any Acquired Company is, or may be, liable, if any.

(vi) “Current Assets” shall mean the total amount that would, in conformity with the Agreed Accounting Principles, be included in “total current assets” on a combined balance sheet of Acquired Companies; provided, however, that Current Assets shall exclude (A)  any current assets that are not Transferred Assets, (B)  cash, cash equivalents and marketable securities, (C)  all Tax assets (whether current or deferred), (D)  any assets related to Closing Indebtedness or Closing Seller Transaction Expenses, (E) the Undiscounted Receivables Amount, and (F) any assets related to intercompany balances between the Sellers and any of their Affiliates.

(vii) “Current Liabilities” shall mean the total amount that would, in conformity with the Agreed Accounting Principles, be included in “total current liabilities” on a combined balance sheet of the Acquired Companies (which, for the avoidance of doubt, shall include all accrued salary, wages, bonuses, vacation and other employee benefits with respect to the Transferred Employees); provided, however, that Current Liabilities shall exclude (A) any current liabilities of the UK Acquired Company and/or PL Acquired Company that are not Assumed Liabilities, (B) Closing Indebtedness or Closing Seller Transaction Expenses, (C) all income Tax liabilities (whether current or deferred) (D) the unfavorable lease liability related to the Downers Grove facility, (E) any liabilities related to intercompany balances between the Sellers and any of their Affiliates and (F) all deferred revenue relating to the contract set forth on Schedule 2.1(b).

(viii) “Net Working Capital” shall mean (x) the Current Assets, minus (y) the Current Liabilities.  For the avoidance of doubt, and solely as an illustration of the methodology set forth in the preceding sentences, Exhibit A sets forth an illustrative calculation of Net Working Capital as of March 31, 2015.

(ix) “Receivables Amount” shall mean an amount equal to the unpaid portion, as of the Closing Date, of the receivable amounts due to the Sellers pursuant to the statements of work specified on Exhibit K (the “Undiscounted Receivables Amount”) discounted to present value as of the Closing Date using a fifteen percent (15%) discount rate.

(x) “Target Net Working Capital” shall mean Twenty Eight Million Nine Hundred and Eleven Thousand Dollars ($28,911,000).

(c) No later than three (3) Business Days prior to the Closing Date, the US Seller shall deliver to the Buyer a statement (the “Pre-Closing Statement”) setting forth the US Seller’s (i) good faith estimate of (1) the amount of Closing Indebtedness, (2) the amount of Closing Net Working Capital and (3) the amount of the Closing Seller Transaction Expenses, (ii) calculation of the Receivables Amount and (iii) a calculation of the Adjusted Closing Purchase

Price based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Adjusted Closing Purchase Price”).  The Pre-Closing Statement shall be subject to the approval of the Buyer prior to Closing, which approval shall not to be unreasonably withheld or delayed.  For the avoidance of doubt, Closing Indebtedness and Closing Net Working Capital shall entirely disregard any and all effects on the assets and liabilities of the Acquired Companies of (x) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the Transactions, (y) any financing or refinancing arrangements entered into at any time by the Buyer or any of its Affiliates and any additional letters of credit, security, guarantees or other consideration provided by the Buyer (or any Acquired Company with the Buyer’s prior written consent) to obtain third party consents or novations in connection with the Transactions (collectively, the “Buyer Debt”) (provided that this clause (y) shall not affect the calculation of Closing Indebtedness as of the Relevant Time with respect to any Indebtedness that is not Buyer Debt), or (z) any other transaction entered into by the Buyer or any of the Acquired Companies or any of their respective Affiliates following the Closing.

(d) On or prior to Closing, Buyer and US Seller shall agree upon an allocation of the purchase price among the US Acquired Company Stock, the UK Acquired Company Stock, and the PL Acquired Company Stock, which shall be in accordance with Schedule 2.1(d) attached hereto (the “Entity Allocation”). All parties hereto shall prepare and file all Tax Returns consistent with, and shall not take any tax position inconsistent with, such Entity Allocation.  Within one hundred and twenty (120) days after the Closing Date, Buyer shall provide US Seller with an allocation among the assets of the UK Acquired Company and the PL Acquired Company of the proceeds allocated to each such entity pursuant to the Entity Allocation in accordance with Section 1060 of the Code, which US Seller shall have the opportunity to review and comment on for a period of fifteen (15) days, and Buyer will consider US Seller’s reasonable comments in good faith.  In the event the purchase price is adjusted, any such adjustments shall be allocated to US Acquired Company Stock.

(e) At the Closing, pursuant to this Section 2.1(e) and Section 3.2(e)(i), and without duplication, the Buyer shall deliver to the US Seller, UK Seller and PL Sellers, in accordance with the Entity Allocation, a cash payment in immediately available funds in an aggregate amount equal to the Estimated Adjusted Closing Purchase Price as set forth in the Pre-Closing Statement.

(f) As promptly as practicable, but in no event later than one hundred twenty (120) calendar days after the Closing Date, the Buyer shall deliver to the US Seller a statement (the “Post-Closing Statement”) setting forth the Buyer’s calculation of (i) the amount of Closing Indebtedness, (ii) the amount of Closing Net Working Capital, (iii) the amount of the Closing Seller Transaction Expenses, (iv) the Receivables Amount and (v) a calculation of the Adjusted Closing Purchase Price based on the foregoing amounts, together with reasonably detailed supporting documentation for such calculations.  The Post-Closing Statement shall be prepared using the Agreed Accounting Principles and applicable definitions in this Agreement.  The US Seller shall provide (and shall cause the UK Seller and the PL Sellers to provide) the Buyer and its Representatives with reasonable access (with the right to make copies), during normal business hours, to the employees, properties, facilities, books and records and other relevant documentation and information of the Sellers and their Subsidiaries, in each case, to the extent reasonably necessary to enable the Buyer and its Representatives to prepare the Post-Closing Statement.  Any access to the properties of the Sellers or their Subsidiaries shall be subject to the US Seller’s reasonable security measures and insurance requirements (including those set forth in the Master Services Agreement and other mutually agreed upon and commercially reasonable arrangements) and shall not include the right to perform invasive testing without the prior consent of the US Seller, such consent not to be unreasonably withheld, conditioned or delayed.  In the event that the Buyer does not deliver the Post-Closing Statement to the US Seller within one hundred twenty (120) calendar days after the Closing Date (except as a result of the failure by the Sellers to provide the access and information required by the immediately preceding sentence), each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement (and all components thereof) shall be final and binding on the Parties and not subject to appeal.

(g) After the Buyer’s delivery of the Post-Closing Statement, the Buyer shall provide the US Seller and its Representatives with reasonable access (with the right to make copies), during normal business hours, to the work papers of the Buyer, its accountants and other Representatives related to the preparation of the Post-Closing Statement, as well as reasonable access to its employees, properties, facilities, books and records and other relevant documentation and information of the Acquired Companies, in each case, to the extent reasonably necessary to enable US Seller and its Representatives to review the Post-Closing Statement.  The US Seller shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information requested in accordance with this Section 2.1(g) (which shall be promptly provided by the Buyer).  On or before the expiration of the Review Period, the US Seller shall deliver to the Buyer a written statement accepting or disputing the Post-Closing Statement.  In the event that the US Seller shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the US Seller’s good faith objections and the reasons therefor (such statement, a “Dispute Statement”).  Any component of the Adjusted Closing Purchase Price contained in the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal.  If the US Seller does not deliver a Dispute Statement to the Buyer within the Review Period (except as a result of the failure by Buyer to provide the access and information required by the first sentence of this subsection) or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement (and all components thereof) shall be final and binding on the Parties and not subject to appeal.

(h) If the US Seller delivers a Dispute Statement during the Review Period, the Buyer and the US Seller shall promptly attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following the Buyer’s receipt of the Dispute Statement, or such longer period as the Buyer and the US Seller may mutually agree (the “Resolution Period”).  Any such disputed items that are agreed to in writing by the Buyer and the US Seller during the Resolution Period shall be final and binding on the Parties and not subject to appeal.  If the Buyer and the US Seller do not resolve all such disputed items by the end of the Resolution Period, the Buyer and the US Seller shall submit all items then remaining in dispute with respect to the Dispute Statement to the dispute resolution group of a nationally recognized independent accounting firm or financial consulting firm upon which the Buyer and the US Seller shall reasonably agree (the “Accounting Firm”) for review and resolution.  The Accounting Firm shall act as an expert and not an arbitrator.  The

Accounting Firm shall (i) make all determinations in accordance with the Agreed Accounting Principles and applicable definitions in this Agreement, (ii) shall determine only those items remaining in dispute between the Buyer and the US Seller, and (iii) shall not be permitted or authorized to determine an amount with respect to any such disputed item that is either greater than or less than, as the case may be, the amount of such disputed item as proposed by the Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by the US Seller in the Dispute Statement.  Each of the Buyer and the US Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit written statements and make oral presentations in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may reasonably require in order to render its determination.  The Accounting Firm shall be instructed to deliver to the Buyer and the US Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Buyer and the US Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal.  All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between the Buyer, on the one hand, and the US Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(i) The Adjusted Closing Purchase Price, as determined in accordance with the final, binding and nonappealable resolution of the calculation of the amount of Closing Indebtedness, Closing Seller Transaction Expenses, the amount of Closing Net Working Capital and the Receivables Amount pursuant to the terms of Section 2.1(f), 2.1(g) and 2.1(h), as applicable, shall be referred to herein as the “Final Adjusted Closing Purchase Price;” provided, however, that any additional consideration paid to the US Seller pursuant to Section 2.2 shall increase the Final Adjusted Closing Purchase Price by the amount so paid.  Upon the determination of the Final Adjusted Closing Purchase Price, the Buyer, the US Seller, UK Seller or PL Sellers shall make (or cause to be made) the following payment, as applicable:

(i) If the Final Adjusted Closing Purchase Price, without taking into account any adjustment pursuant to Section 2.2, is greater than the Estimated Adjusted Closing Purchase Price, then within five (5) Business Days after such final determination, the Buyer shall deliver (or cause to be delivered) to the US Seller, UK Seller or PL Sellers, as applicable, a cash amount equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by the US Seller.  The portion of such excess that is payable to the US Seller, UK Seller or PL Sellers, as applicable, shall be determined in the US Seller’s reasonable discretion (with the Buyer’s written consent, not to be unreasonably withheld or delayed) based on the items of Closing Indebtedness, Closing Seller Transaction Expenses or Closing Net Working Capital resulting in such excess.

(ii) If the Estimated Adjusted Closing Purchase Price, without taking into account any adjustment pursuant to Section 2.2, is greater than the Final Adjusted Closing Purchase Price, then within five (5) Business Days after such final determination, the US Seller, UK Seller and/or PL Sellers shall deliver to the Buyer a cash amount equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by the Buyer.  The amount of such excess that is payable by the US Seller, UK Seller or PL Sellers, as applicable, shall be determined in the US Seller’s reasonable discretion (with the Buyer’s written consent, not to be unreasonably withheld or delayed) based on the items of Closing Indebtedness or Closing Net Working Capital resulting in such excess.

2.2 Earnout Obligation.  Buyer agrees to pay or cause to be paid to the US Seller, as additional consideration for the purchase of the US Acquired Company Stock, the amount(s) determined pursuant to and as set forth in Exhibit J.

2.3 Severance Expenses.

(a) Notwithstanding anything contained in this Agreement to the contrary (including any provision contained in Article VIII), but subject to the limitations and procedures set forth in this Section 2.3, the Sellers shall, jointly and severally, indemnify, defend, hold harmless and reimburse Buyer for up to $1,250,000 of Severance Expenses (the “Severance Cap”).

(b) As promptly as practicable after the end of the Severance Period and in any event no later than twenty (20) days thereafter (the “Severance Claim Period”), the Buyer shall deliver to the US Seller a written statement (the “Severance Statement”) setting forth the Buyer’s good faith calculation of the total, aggregate amount of Severance Expenses (the “Severance Amount”), together with reasonably detailed supporting documentation for such calculation and any additional documentation and information reasonably requested by the US Seller (which shall be promptly provided by the Buyer) and specifying in reasonable detail (i) the individual items of Severance Expenses included in the Severance Statement, (ii) the date each such item of Severance Expenses was incurred or paid, and (iii) a brief description (to the extent available to Buyer) of the facts, circumstances or events giving rise to each item of Severance Expenses based on such Buyer’s good faith belief thereof, including the identity and address of any terminated Transferred Employee, UK Transferred Employee or PL Transferred Employee for which Severance Expenses are being claimed.  For a period of thirty (30) days after Buyer provides the Severance Statement to US Seller, US Seller shall have the opportunity to review and comment on such Severance Statement, and the parties shall cooperate in good faith for a period of ten (10) days thereafter to resolve any differences they have with respect to the Severance Amount.  If Buyer and US Seller are unable to resolve such differences during such time, all items then remaining in dispute with respect to the Severance Statement shall be submitted to the Accounting Firm for review and resolution, pursuant to procedures substantially similar to those set forth in Section 2.1(h).  All fees and expenses, if any, relating to the work to be performed by the Accounting Firm will be shared substantially in accordance with Section 2.1(h).  The Severance Statement shall be revised in accordance with all resolutions conclusively agreed upon by Buyer and US Seller or, in the absence thereof, as resolved by the Accounting Firm (such revised Severance Statement, the “Final Severance Statement”).  The Final Severance Statement shall be final and binding on the Parties and not subject to appeal.  The Severance Amount, as determined in accordance with this Section 2.3(b), shall be referred to herein as the “Final Severance Amount.”  Within five (5) Business Days of the determination of the Final Severance Amount, the US Seller shall deliver (or cause to be delivered) to the Buyer a cash amount equal to the lesser of the Final Severance Amount and the Severance Cap in immediately available funds by wire transfer to an account or accounts designated in writing by the Buyer.

2.4 Separation Costs.

(a) Subject to the occurrence of the Closing and to the terms and provisions of this Section 2.4, the Buyer and the Acquired Companies shall be responsible for the payment of up to $10,000,000 of Separation Costs in the aggregate (the “Separation Cap”) for Separation Costs incurred and/or paid by the Buyer, any Acquired Company and/or any Seller (in any such case, whether before or after the Closing).  Schedule 2.4(a)(iii) sets forth the amount of Separation Costs that the Sellers have incurred and/or paid on or prior to the date of this Agreement and the Sellers shall update such schedule as of the Closing Date to set forth the  amount of Separation Costs that the Sellers have incurred and/or paid on or prior to the Closing Date.  For a period beginning on the Closing Date and continuing until the earlier to occur of (i) two (2) years from the Closing Date and (ii) the date on which the Buyer and/or the Acquired Companies, on a collective basis, have incurred and/or paid Separation Costs (whether to or on behalf of the Seller or otherwise) equal to the Separation Cap, the Buyer and the Acquired Companies, jointly and severally, shall indemnify, defend, hold harmless and reimburse the Sellers for any Separation Costs incurred and/or paid during such period or listed on Schedule 2.4(a)(iii) by any of the Sellers in an aggregate amount equal to the Separation Cap minus the amount of Separation Costs incurred and/or paid by the Buyer and/or any Acquired Company (on a collective basis) (whether to or on behalf of the Seller or otherwise).

(b) For a period of two (2) years after the Closing Date (the “Separation Claims Period”), the Sellers shall, jointly and severally, indemnify, defend, hold harmless and reimburse the Buyer for any Separation Costs incurred and/or paid by the Buyer and/or any Acquired Company, on a collective basis, in excess of the Separation Cap during the Separation Claims Period, and once an amount of Separation Costs incurred and/or paid by the Buyer and/or the Acquired Companies, on a collective basis, equals the Separation Cap, the Sellers shall, jointly and severally, pay any Separation Costs incurred by any Seller during the Separation Claims Period.

(c) Notwithstanding anything to the contrary provided elsewhere in this Agreement, before any costs, fees or expenses that exceed $250,000 may be considered Separation Costs, they must be approved by the Buyer and the US Seller, with such approval not to be unreasonably withheld, conditioned or delayed.

(d) If a Party reasonably determines that it is entitled to indemnification or reimbursement pursuant to this Section 2.4, such Party (the “SC Indemnified Party”) shall deliver to the Party from which it is seeking indemnification or reimbursement (the “SC Indemnifying Party”) a written statement (the “Separation Statement”) setting forth the SC Indemnified Party’s good faith calculation of the total, aggregate amount of Separation Costs incurred and/or paid by or on behalf of such SC Indemnified Party as of such date (the “Separation Amount”), together with reasonably detailed supporting documentation for such calculation and any additional documentation and information reasonably requested by the SC Indemnifying Party (which shall be promptly provided by the SC Indemnified Party) and specifying in reasonable detail (i) the individual items of Separation Costs included in the Separation Statement, (ii) the date each such item of Separation Costs was paid, and (iii) a brief description (to the extent available to the SC Indemnified Party) of the facts, circumstances or events giving rise to each item of Separation Costs based on such SC Indemnified Party’s good faith belief thereof, including the identity and address of any third-party payee.  Such Separation Statement must be delivered as promptly as practicable and in any event no later than fifteen (15) days after the end of the calendar quarter in which such Separation Costs are incurred; provided, however, that a Separation Statement for Separation Costs incurred before Closing must be delivered as promptly as practicable and in any event no later than fifteen (15) days after the end of the first calendar quarter following Closing; provided further, however, that a Separation Statement may be submitted for any preceding Separation Costs not previously claimed in a Separation Statement if delivered no later than fifteen (15) days after the end of the Separation Claims Period.  For a period of thirty (30) days after the SC Indemnified Party provides the Separation Statement to the SC Indemnifying Party, the SC Indemnifying Party shall have the opportunity to review and comment on such Separation Statement, and the parties shall cooperate in good faith for a period of ten (10) days thereafter to resolve any differences they have with respect to such Separation Amount.  If such Parties are unable to resolve such differences during such time, all items then remaining in dispute with respect to such Separation Statement shall be submitted to the Accounting Firm for review and resolution, pursuant to procedures substantially similar to those set forth in Section 2.1(h).  If more than one Party shall submit a Separation Statement with respect to which a Final Separation Statement (as defined below) has not been issued, then the Accounting Firm shall consider those Separation Statements together (the “Combined Separation Statements”).  All fees and expenses, if any, relating to the work to be performed by the Accounting Firm will be shared substantially in accordance with Section 2.1(h).  The Separation Statement, or if applicable, Combined Separation Statements, shall be revised in accordance with all resolutions conclusively agreed upon by the SC Indemnified Party and the SC Indemnifying Party or, in the absence thereof, as resolved by the Accounting Firm (such revised Separation Statement or if applicable, Combined Separation Statements, collectively, the “Final Separation Statement”).  The Final Separation Statement shall be final and binding on the Parties and not subject to appeal.  The Separation Amount, as determined in accordance with this Section 2.4(d), including, but not limited to, any offset or netting with respect to any Combined Separation Statements, shall be referred to herein as the “Final Net Separation Amount.”  Upon the determination of the Final Net Separation Amount, then within five (5) Business Days after such final determination, the Party obligated to indemnify or reimburse another Party pursuant to this Section 2.4 shall deliver (or cause to be delivered) to such Party entitled to indemnification or reimbursement a cash amount equal to such Final Net Separation Amount in immediately available funds by wire transfer to an account or accounts designated in writing by such Party entitled to indemnification or reimbursement.

ARTICLE 3
THE CLOSING

3.1 Closing.  Unless this Agreement is validly terminated pursuant to Section11.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days following) the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by the Buyer and the US Seller; provided, however, that the Contribution (except for any transfers or assumptions which occurred prior to the Closing, in particular, the transfer of the PL Seller ITO Assets by the PL Seller 1 to the Acquired Company as the in-kind contribution in exchange for the Additional Stock made on the basis of the PL Asset Transfer Document and registered by the relevant court) shall be deemed to occur immediately prior to the consummation of the Stock Purchase; provided, further, however, that in no event shall Buyer be required to effect the Closing prior to the date that is sixty (60) calendar days after the date of this Agreement without Buyer’s prior written consent (which may be withheld, conditioned or delayed for any reason).  The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”  The Closing shall be deemed effective as of 12:01 a.m. (California time) on the Closing Date.

3.2 Closing Deliveries.

(a) US Seller Closing Deliveries.  At the Closing and subject thereto, the US Seller shall deliver (or cause to be delivered) to the Buyer executed copies, as applicable, of the following:

(i) a stock certificate evidencing the US Acquired Company Stock duly endorsed for transfer in blank or accompanied by duly executed stock transfer powers, evidencing that the US Acquired Company Stock has been transferred to the Buyer;

(ii) a receipt against payment of the Estimated Adjusted Closing Purchase Price payable at the Closing pursuant to Section 2.1(d);

(iii) the resignations of the directors and officers of the Acquired Companies;

(iv) the Data Center Agreement for the Arkansas location, in the applicable form attached hereto as Exhibit I;

(v) the lease of a portion of Building 8 located at 301 E. Ward Drive in Conway, Arkansas in the form attached hereto as Exhibit B (the “New Lease”);

(vi) the sublease for the sixth (6th) floor of the building located at 3333 Finley Road in Downers Grove, Illinois (the “Finley Road Sublease”), in the applicable form attached hereto as Exhibit C, with such changes as may be reasonably required by the landlord of such site and reasonably acceptable to Buyer and the US Seller;

(vii) the Master Services Agreement in the forms attached hereto as Exhibit D (the “Master Services Agreement”);

(viii) the Cross-License Agreement in the forms attached hereto as Exhibit E (the “Cross-License Agreement”);

(ix) a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit F; and

(x) any other customary transfer or conveyance agreements, deeds or instruments reasonably necessary to effect the transfer of the Transferred Assets or the assumption of the Assumed Liabilities, as mutually agreed by the Parties.

(b) UK Seller Closing Deliveries.  At the Closing and subject thereto, the UK Seller shall deliver (or cause to be delivered), and the US Seller shall cause the UK Seller to deliver (or cause to be delivered), to the Buyer executed copies, as applicable, of the following:

(i) transfer of the shares of the UK Acquired Company duly executed by the registered holders in favor of the Buyer or as it may direct and a share certificate of the UK Acquired Company (or indemnities in respect thereof in agreed form), and any other documents which may be required to give good title to the shares of the UK Acquired Company to enable the Buyer to procure registration of the relevant shares in its name or as it may direct;

(ii) with respect to the assignments, contributions and transfers of UK Seller ITO Assets and UK Seller ITO Liabilities between the UK Seller and the UK Acquired Company pursuant to Section 1.1, a UK Asset Transfer Agreement in the form of Exhibit G (the “UK Asset Transfer Agreement”); and

(iii) any other customary transfer or conveyance agreements, deeds or instruments reasonably necessary to effect the transfer of the Transferred Assets or the assumption of the Assumed Liabilities, as mutually agreed by the Parties.

(c) PL Seller Closing Deliveries.  At the Closing and subject thereto, the PL Sellers shall deliver (or cause to be delivered), and the US Seller shall cause the PL Sellers to deliver (or cause to be delivered), to the Buyer executed copies, as applicable, of the following:

(i) minutes of the PL Acquired Company shareholders meeting appointing to the management board of the PL Acquired Company, under condition of transfer of PL Acquired Company Stock to the Buyer or its Subsidiary, persons indicated by the Buyer, in the form previously accepted by the local counsel of PL Seller 1 and  the Buyer;

(ii) with respect to the assignments, contributions and transfers of assets and Liabilities between the PL Seller 1 and the PL Acquired Company pursuant to Section 1.2, a PL Asset Transfer Document in the form of Exhibit H (the “PL Asset Transfer Document”) jointly with all relevant documents necessary to confirm the propriety of PL Seller ITO Contribution, including in particular all relevant corporate resolutions, including consents of PL Seller for the transfer of PL Seller ITO Contribution required under applicable Law, the resolution on the increase of the PL Acquired Company share capital, and the declaration of the PL Seller 1 on assumption of the shares in the increased share capital, all of these documents adopted or executed in the form previously accepted by the local counsel of PL Seller 1 and  the Buyer;

(iii) the subleases with respect to a portion of the building located at Woloska 3, St. Mercury Bldg. in Warsaw, Poland (the “Warsaw Sublease”) and a portion of the building located at Grunwaldzka 184 in Gdansk, Poland (the “Gdansk Sublease, and collectively with the Finley Road Sublease and the Warsaw Sublease, with such changes as may be required by the landlord of such site and reasonably acceptable to Buyer and the US Seller, the “Subleases”), each in the respective form attached hereto as Exhibit C;

(iv) any other customary transfer or conveyance agreements, deeds or instruments reasonably necessary to effect the transfer of the Transferred Assets or the assumption of the Assumed Liabilities, as mutually agreed by the Parties;

(v) certificate(s) on tax arrears (zaświadczenie o wysokości zaległości podatkowych) obtained by the PL Seller 1 according to Article 306g of Polish Tax Ordinance of 29 August 1997, consolidated text, Journal of Laws of 2012, item 749, as amended (ustawa z 29 sierpnia 1997 r. Ordynacja podatkowa, tekst jednolity Dz. U. z 2012 r., poz. 749 ze zm.), issued not later than 30 days prior to the PL Seller ITO Contribution by the competent Tax Authority and confirming lack of tax arrears of the PL Seller 1; and

(vi) the final decision of the relevant court on registration of the increase of the share capital of the PL Acquired Company in connection with the PL Seller ITO Contribution.

(d) Other Closing Deliveries of the Sellers.  At the Closing and subject thereto, the Sellers shall deliver (or cause to be delivered) to the Buyer:

(i) executed payoff letters (in customary form reasonably acceptable to Buyer) with respect to the Closing Indebtedness set forth on Schedule 3.2(d)(i);

(ii) evidence of the receipt of third-party consents (in forms reasonably acceptable to Buyer) set forth on Schedule 3.2(d)(ii);

(iii) evidence of the release of each Acquired Company and their respective assets (including the Transferred Assets) from any guarantees and pledges of Accounts Receivable that relate in any way to Indebtedness of the Sellers or Liabilities of the US Seller or any UK Seller Non-ITO Liability or any PL Seller Non-ITO Liability;

(iv) the minute books and records of the Acquired Companies;

(v) good standing certificates (or similar certificates as are applicable in non-U.S. jurisdictions) for each of the Sellers and each of the Acquired Companies from the Secretary of State (or other applicable Governmental Authority) of the state (or jurisdiction) where such entity is incorporated (or similar concept with respect to any non-U.S. jurisdiction), dated as of a date no later than five (5) Business Days prior to the Closing Date; and

(vi) evidence of the termination (to Buyer’s reasonable satisfaction) of any Contract set forth on Section 4.21 of the Seller Disclosure Schedule.

(vii) At least two (2) Business Days prior to the Closing, US Seller shall deliver to the Buyer an updated list for Section 4.12(a) of the Seller Disclosure Schedule that is complete and accurate as of the Closing.

(e) Buyer Closing Deliveries.  At the Closing and subject thereto, the Buyer shall deliver (or cause to be delivered) to the US Seller, the UK Seller and PL Sellers, as applicable, the following:

(i) a cash payment in immediately available funds in the amount of the Estimated Adjusted Closing Purchase Price, payable at the Closing pursuant to Sections 2.1(d) and 2.1(e) to one or more accounts designated in writing by the US Seller to the Buyer prior to the Closing; and

(ii) countersigned copies of any Transaction Agreements to which the Buyer and or its Affiliates (other than the Acquired Companies) are a party.

3.3 Closing Conditions.

(a) Closing Conditions of Each Party.  The respective obligations of the Buyer and the Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals.  The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated early.

(ii) Absence of Legal Restraints.

(A) No Governmental Authority in the United States, the United Kingdom or Poland shall have enacted, issued or promulgated any Law that has the effect of rendering the Transactions illegal in the United States, the United Kingdom or Poland.

(B) No Governmental Authority of competent jurisdiction in the United States, the United Kingdom or Poland shall have issued, granted, enforced or entered an Order that remains in effect and prohibits, restrains or otherwise could have the effect of rescinding any of the Transactions or otherwise making them illegal or unenforceable.

(iii) Receipt of Landlord Consents. The consent of the landlords in the manner prescribed by the Leases to (A) the assignment of the Sellers’ interests in and to the Leases set forth in Schedule 3.3(a)(iii) and (B) the execution of the Subleases set forth in Schedule 3.3(a)(iii) shall have been obtained by Sellers and delivered to the Buyer on or prior to the Closing, in forms reasonably acceptable to Buyer and Seller (collectively, the “Landlord Consents”).

(iv) LLC Agreements/LLC Interests.  The Buyer and the US Seller shall have entered into limited liability agreements of Parent Series LLC 1 and Parent Series 2 LLC (as those entities are described in Schedule 2.1(a)) containing the terms as described in, and negotiated on the basis required by, Schedule 2.1(a).

(v) Data Center Agreements.  The US Acquired Company and the US Seller shall have entered into the Data Center Agreement, substantially and materially consistent with the form as set forth in Exhibit M1, for the data center located at 2200 Busse Road in Elk Grove Village, Illinois, and the UK Acquired Company and the UK Seller shall have entered into the  Data Center Agreement, substantially and materially consistent with the form set forth in Exhibit M2, for the data center located in Leeds, United Kingdom , in each case with such modifications to each such Data Center Agreement which reflect the different business constructs applicable to the data centers in such locations as compared to the data center located in Little Rock, Arkansas, and with such additional terms, all as are reasonably agreed to by Buyer and US Seller in good faith.

(b) Additional Closing Conditions of the Buyer.  The obligations of the Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by the Buyer:

(i) Accuracy of Representations and Warranties of the Sellers.  (A) Each of the representations and warranties of the Sellers set forth in Section 4.1, Section 4.4(a) and 4.4(b), Section 4.5, Section 4.19 and Section 4.21 of this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), and (B) all other representations and warranties of the Sellers set forth in this Agreement shall be true and correct (interpreted without giving effect to any limitation or qualification based on materiality, Seller Material Adverse Effect or other terms of similar import or effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date), except in the case of clause (B) for any failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(ii) Compliance with Covenants.  The Sellers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by the Sellers prior to the Closing.

(iii) US Seller Closing Certificate.  The Buyer shall have received a certificate dated as of the Closing Date, duly executed by an authorized officer of the US Seller, certifying as to the satisfaction of the conditions set forth in Section 3.3(b)(i) and Section 3.3(b)(ii) (the “US Seller Closing Certificate”).

(iv) Sellers Closing Deliveries.  The Sellers shall have made each of the deliveries required to be made pursuant to Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d).

(v) No Seller Material Adverse Effect.  Since the date of this Agreement, there shall have been no Seller Material Adverse Effect.

(vi) Registration of the PL Seller ITO Contribution.  Issuance by the relevant court of a final decision on registration of the increase of the share capital of the PL Acquired Company (registration of the PL Seller ITO Contribution to the share capital of PL Acquired Company in exchange for shares in the increased share capital assumed by PL Seller 1).

(c) Additional Closing Conditions of the Sellers.  The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by the US Seller:

(i) Accuracy of the Buyer Representations and Warranties.  (A) Each of the representations and warranties of the Buyer set forth in Section 5.1 and Section 5.2 of this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), and (B) all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct (interpreted without giving effect to any limitation or qualification based on materiality, Buyer Material Adverse Effect or other terms of similar import or effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date), except in the case of clause (B) for any failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii) Compliance with Covenants.  The Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by the Buyer prior to the Closing.

(iii) Buyer Closing Certificate.  The Sellers shall have received a certificate dated as of the Closing Date, duly executed by an authorized officer of the Buyer, certifying as to the satisfaction of the conditions set forth in Section 3.3(c)(i) and Section 3.3(c)(ii) (the “Buyer Closing Certificate”).

(iv) Buyer Closing Deliveries.  The Buyer shall have made each of the deliveries required to be made pursuant to Section 3.2(e).

(v) Completion of UK Information and Consultation Requirements.  The UK Seller shall have completed all required information and consultation obligations under applicable Law in relation to the UK Business Employees and the Buyer shall have complied with its obligations (and shall have provided to the UK Acquired Company the information the UK Acquired Company needs to comply with its obligations) under Regulation 13(4) of TUPE to the extent required by Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by the US Seller to the Buyer concurrently with the execution and delivery of this Agreement and dated as of the date hereof (the “Seller Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections and subsections of this Article 4 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure), the Sellers hereby represent and warrant to the Buyer as follows:

4.1 Organization and Good Standing of the Sellers; Authority and Enforceability.

(a) The US Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The UK Seller is a private company limited by shares duly organized, validly existing and in good standing under the Laws of England.  Each of the PL Sellers is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Poland.

(b) Each of the US Seller, the UK Seller and the PL Sellers has all necessary corporate or other organizational power and authority to execute and deliver this Agreement, the other Transaction Agreements and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by the US Seller, the UK Seller or the PL Sellers, as applicable, pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by each of the US Seller, the UK Seller and the PL Sellers of this Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by the US Seller,  the UK Seller and/or the PL Sellers, as applicable, pursuant hereto or thereto, the performance by each of the US Seller, the UK Seller and/or the

PL Sellers of its obligations hereunder and thereunder and the consummation by each of the US Seller, the UK Seller and the PL Sellers of the Transactions, have been duly and validly authorized by all necessary corporate or other organizational action on the part of each of the US Seller, the UK Seller and the PL Sellers, and no other corporate or other organizational proceedings on the part of the US Seller, the UK Seller or the PL Sellers are necessary to authorize this Agreement or any other Transaction Agreements or to consummate the Transactions on the terms set forth herein and therein.

(c) This Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by each of the US Seller, the UK Seller and/or the PL Sellers pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by each of the US Seller, the UK Seller and PL Sellers and, assuming the due authorization, execution and delivery by the Buyer, constitutes (or will constitute) a legal, valid and binding obligation of each of the US Seller, the UK Seller and the PL Sellers, enforceable against each of the US Seller, the UK Seller and the PL Sellers in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

4.2 Governmental Approvals.  No consent, approval, Order or authorization of, or registration or declaration or filing with or notice to any Governmental Authority (together, “Governmental Approvals”), is required on the part of any Seller or the Acquired Companies in connection with the execution and delivery of this Agreement or any other Transaction Agreements or the consummation of the Transactions, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Acquired Companies taken as a whole.

4.3 Conflicts and Consents.  Except as set forth on Section4.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Agreements, compliance with the provisions of this Agreement and the other Transaction Agreements, and the consummation of the Transactions, will not (a) conflict with or violate the certificate of incorporation or bylaws (or other organizational documents) of any Seller or the Acquired Companies Organizational Documents, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent, approval, authorization or waiver under, or result in the loss of any benefit to which any of the Acquired Companies is entitled under, any Material Contract, or (c) violate any Law applicable to any of the Acquired Companies, other than, in the case of the preceding clause (b), for any conflicts, breaches, defaults or violations that would not have a Seller Material Adverse Effect.

4.4 Organization and Good Standing of Acquired Companies; Directors and Officers of Acquired Companies.

(a) Each Acquired Company is duly organized, validly existing and in good standing under the Laws its jurisdiction of incorporation or formation with full corporate or other organizational power and authority to conduct its business as currently conducted by it and to conduct its business as of immediately after the Closing.  Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the assets and properties owned, leased or operated by it, or the businesses currently conducted by it and conducted as of immediately after the Closing, requires such qualification, except for any failures to be so duly qualified and in good standing that would not reasonably be expected to have a Seller Material Adverse Effect.  A complete and accurate copy of the certificate of incorporation and bylaws or other organizational documents of each Acquired Company, each as amended to date (together, the “Acquired Companies Organizational Documents”), has been made available to the Buyer.  The PL Acquired Company from its incorporation until the PL Contribution was a dormant entity that did not undertake any activity and had no liabilities whatsoever.

(b) Section 4.4(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of: (i) the names of the members of the board of directors (or equivalent body) of each Acquired Company; and (ii) the names and titles of the officers of each Acquired Company.

(c) The minute books and records of the Acquired Companies made available to the Buyer prior to the date hereof are true, correct and complete in all material respects.

4.5 Capitalization of Acquired Companies.  Section 4.5 of the Seller Disclosure Schedule sets forth the issued and outstanding capital stock and membership interests of each Acquired Company, all of which are owned of record and beneficially by the US Seller, the UK Seller or the PL Sellers, as the case may be, free and clear of all Liens.  All of the issued and outstanding capital stock and membership interests of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable.  No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any capital stock or membership interests, or exchangeable or exercisable for any capital stock or membership interests, of the Acquired Companies is authorized or outstanding.  None of the Acquired Companies has any stock appreciation rights, phantom stock rights, or other phantom equity related instruments authorized or outstanding.  There are no Contracts to which any Acquired Company is a party relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, voting or registration under the Securities Act of 1933, as amended, of, to the extent applicable, any of its capital stock or membership interests.  Upon the consummation of the Transactions at the Closing, the Buyer will own of record and beneficially all of the issued and outstanding capital stock and membership interests of the Acquired Companies, free and clear of all Liens.  The Acquired Companies have no Subsidiaries.

4.6 Financial Statements.

(a) Section 4.6(a) of the Seller Disclosure Schedule contains a complete and accurate copy of the following financial statements (collectively, the “Financial Statements”):  (i) the audited combined balance sheets as of March 31, 2014 (the “Balance Sheet”) and as of March 31, 2013 and the related combined statements of operations, of parent company investment and of cash flows of the Business for each of the years in the three-year period ended

March 31, 2014; and (ii) the unaudited combined balance sheet and the related combined statement of operations of the Business for the 9-month period ended December 31, 2014.   Except as set forth on Section 4.6(a) of the Seller Disclosure Schedule, the Financial Statements (a) were derived from and in accordance with the books and records of the Sellers, (b) have been prepared in accordance with GAAP (except that such unaudited Financial Statements do not contain footnotes, normal year-end adjustments, and other presentation items that may be required by GAAP, all of which are not material individually or in the aggregate), and (c) fairly present in all material respects the financial condition and operating results of the Business as of the dates indicated and for the periods therein specified.

(b) Since the date of the Balance Sheet through the date hereof, no Seller Material Adverse Effect has occurred and no event has occurred or circumstances exist that would reasonably be expected to result in a Seller Material Adverse Effect.  Since the date of the Balance Sheet through the date hereof, other than in contemplation of the Transactions, no Acquired Company has taken any action that would be prohibited by the terms of Section 6.2 if proposed to be taken after the date hereof.

(c) Other than with respect to Liabilities which arise or transfer pursuant to TUPE and/or the Transfer Regulations (except in relation to the information and consultation obligations in respect of which the Sellers have agreed to indemnify the Buyer under Section 8.3 and Section 8.4), no Acquired Company has, or will have immediately after the Closing, any material obligation or Liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), other than (i) Liabilities reflected on the Balance Sheet, (ii) Liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit), (iii) executory obligations under Contracts and Permits, (iv) Liabilities arising out of or related to this Agreement, the other Transaction Agreements, and the transactions contemplated hereunder and thereunder, including the Contribution and the Stock Purchase, and (v) other Liabilities expressly disclosed in the other Sections of the Seller Disclosure Schedule referred to in this Article 4.

4.7 Taxes.

(a) All income and all other material Tax Returns relating to any and all Taxes concerning or attributable to the Acquired Companies and their Subsidiaries or the ITO Assets have been timely filed, and such Tax Returns are true, complete and correct in all material respects.

(b) (i) All material Taxes required to be paid by or on behalf of the Acquired Companies and their Subsidiaries or with respect to the Business or ITO Assets have been timely paid, and (ii) all Taxes required to be paid, deducted or withheld with respect to any amounts paid or owing to any employees, shareholders, independent contractors or other third parties of the Acquired Companies and their Subsidiaries or any Business Employees or Historical Business Employees have been timely paid, deducted or withheld (and all deducted and withheld amounts have been timely paid over to the appropriate Taxing Authority).  As of the date of the Balance Sheet, there were no material liabilities for unpaid Taxes concerning the Acquired Companies or their Subsidiaries or attributable to the Business or ITO Assets that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and since the date of the Balance Sheet no liability has been incurred for such Taxes other than in the ordinary course of business or arising from transactions contemplated by this Agreement.

(c) There is no Tax deficiency outstanding, assessed or proposed against or with respect to any of the Acquired Companies or their Subsidiaries, the Business or the ITO Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax of or with respect to any of the Acquired Companies or their Subsidiaries, the Business or the ITO Assets been executed or requested.

(d) Neither of the Sellers nor any Acquired Company nor any of their Subsidiaries has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return or Taxes of or with respect to any of the Acquired Companies or any of their Subsidiaries, the Business or the ITO Assets, nor, to the Knowledge of the Sellers or Acquired Companies, is any such audit, examination or proceeding presently in progress.  No written adjustment relating to any Tax Return filed by or with respect to any of the Acquired Companies or any of their Subsidiaries, the Business or the ITO Assets has been proposed by any Taxing Authority.  No written claim has ever been made that any of the Acquired Companies or any of their Subsidiaries, or any Seller (relating solely to the conduct of the Business) is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e) None of the assets owned by the UK Acquired Company or the PL Acquired Company as of the Closing are U.S. real property interests within the meaning of Section 897(c) of the Code.

(f) None of the Acquired Companies have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-US Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract (other than customary commercial Contracts the principal purpose of which is unrelated to Taxes), or by operation of Law other than the consolidated group of which US Seller is the parent.

(g) None of the Acquired Companies or their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part under Section 355 or Section 361 of the Code in any period for which the applicable statute of limitations has not lapsed or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (with the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by or in connection with this Agreement.

(h) None of the Acquired Companies or their Subsidiaries has participated in a reportable transaction, as set forth in Treas. Reg. § 1.6011-4(b).

(i) None of the Acquired Companies or their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date or the use of an improper method of accounting on or prior to the Closing Date, (ii) closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or non-US Law executed on or prior to the Closing Date; (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable or similar provision of state, local or non-US Law) with respect to any transaction entered into on or prior to the Closing Date; (iv) prepaid amounts received on or prior to the Closing Date that are not offset by a corresponding liability taken into account in the calculation of Closing Net Working Capital; or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code made on or prior to the Closing Date for a taxable period (or portion thereof) ending on the Closing Date.

(j) Each of the UK Acquired Company and the PL Acquired Company and each of their Subsidiaries is and has been since its date of formation a disregarded entity (or, in the case of PL Acquired Company, a partnership) for U.S. federal income Tax purposes, and a valid election has been filed with respect to each of the UK Acquired Company and the PL Acquired Company to treat it as such, effective as of the date of formation of the UK Acquired Company and PL Acquired Company, respectively.  Each of the UK Acquired Company and the PL Acquired Company will continue to be treated as a disregarded entity or a partnership through the Closing.  The US Acquired Company is a corporation for U.S. federal income Tax purposes and will continue to be treated as a corporation through the Closing.

(k) There are no Liens for Taxes (other than Taxes not yet delinquent) upon any of the assets of any Acquired Company or any of their Subsidiaries or any ITO Asset.

(l) Neither the US Acquired Company nor any of its Subsidiaries, nor any Business Employee is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) as a result of or in connection with the transactions contemplated hereby (whether alone or in conjunction with any other event).

(m) Except as would not be material, each of the Sellers (with respect to the Business) and the Acquired Companies and their Subsidiaries has correctly classified those individuals performing services as common law employees, statutory employees, leased employees, independent contractors or agents.

(n) Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which US Acquired Company is a party (collectively, a “Plan”) in all material respects complies with and has been maintained in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder.  The US Acquired Company has no actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code or any excise tax under Section 4999 of the Code.  No payment to be made to any Business Employee is, or to the Sellers’ Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(o) None of the Acquired Companies or any of their Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business.

4.8 Real Property & Environmental.

(a) Owned Real Property.  None of the Acquired Companies owns any real property and the Acquired Companies will not own any real property as of the Closing.

(b) Leased Real Property.  Except for the New Lease and the Subleases, which are to be entered into as of or prior to the Closing, Section4.8(b) of the Seller Disclosure Schedule identifies: (i) the address of each Leased Real Property, (ii) a true and complete list of all Leases for each such Leased Real Property, (iii) the date of, and name of the parties to, such Lease, (iv) the current security deposit under each Lease and the rental rate being paid in connection with each Leased Real Property, and (v) the current use of each Leased Real Property.  As of the date hereof, the Seller has delivered to Buyer a true and complete copy of each of the Leases.  With respect to each of the Leases, subject to execution and delivery of the New Lease and the Subleases: (1) such Lease is legal, valid, binding, enforceable and in full force and effect and has not been modified or amended except as set forth in Section 4.8(b) of the Seller Disclosure Schedule and, subject to receipt of any required Consents, each such Lease shall continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the Closing; (2) neither the Sellers nor any Acquired Company nor, to the Sellers’ Knowledge, any other party to the Lease is in breach or default under such Lease, and, to the Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (3) neither the US Seller, its Subsidiaries (including the UK Seller and the PL Sellers), the Acquired Companies nor any Subsidiary thereof has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (4) neither the US Seller (including its Subsidiaries), the Acquired Companies nor any Subsidiary thereof has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interests in the leasehold or subleasehold estate of any Leased Real Property and the US Seller, its Subsidiaries (including the UK Seller and the PL Sellers), the Acquired Companies and any Subsidiary thereof, as applicable, hold a valid and existing leasehold or subleasehold interest in the Leased Real Property free and clear of all Liens except Permitted Liens; (5) with respect to each of the Leases, none of the Sellers, Acquired Companies nor any Subsidiary thereof has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease, including any such option or right pertaining to the purchase, expansion, or relocation of the Leased Real Property; and (6) except as disclosed on Section 4.8(b) of the Seller Disclosure Schedule, there are no security deposits under any of the Leases, and neither the Sellers, the Acquired Companies nor any Subsidiary thereof is holding a security deposit from any tenant, subtenant or other occupant of the Leased Real Property.

(c) Improvements.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in condition and repair sufficient for the operation of the Business.  To the Sellers’ Knowledge, there are no structural deficiencies affecting any of the Improvements and, to the Sellers’ Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the Business.  To the Sellers’ Knowledge, all Improvements located on the Leased Property that were constructed by or on behalf of Sellers, the Acquired Companies or any Subsidiary thereof, were constructed in compliance with all applicable Laws (including building, planning or zoning laws) in effect at such time affecting such Leased Real Property.

(d) Environmental Matters. (i) The Sellers, with respect to the Business and the Leased Real Property and the Acquired Companies are, and for the past five (5) years have been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits required pursuant to Environmental Laws with respect to the conduct of the Business or the occupation of any Leased Real Property; (ii) none of the Sellers, with respect to the Business, nor any Acquired Company has received any written notice from any Governmental Authority or other Person alleging that Sellers, with respect to the Business or the Leased Real Property or any Acquired Company are or have been in violation of, or have any Liability under, any Environmental Law; (iii) no material Action or Order arising under Environmental Law is pending or to the Knowledge of the Sellers, threatened against the Sellers with respect to the Business or the Leased Real Property or any Acquired Company; (iv) none of the Sellers nor any Acquired Company has, with respect to the Leased Real Property or the Business, released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to, any Hazardous Materials in a manner so as to give rise to material Liability of the Sellers (with respect to the Business) or the Acquired Companies under Environmental Law; (v) except as would not give rise to material Liability to the Sellers or any Acquired Company, none of the Sellers nor any Acquired Company, with respect to the Business or the Leased Real Property, has entered into a contract (other than contracts entered into in the ordinary course of business, including without limitation leases, mortgages, and customer contracts) that requires Sellers or any Acquired Company to indemnify any other Person for Liabilities under Environmental Law caused by the release of a Hazardous Material; and (vi) the Sellers have provided to the Buyer all material environmental audits, Permits required pursuant to Environmental Law, and environmental site assessments relating to the Business and the Leased Real Property that are in their possession or reasonable control.

4.9 Personal Property.  The Acquired Companies have, or will have at the Closing, good and valid title to, or valid lease or license to use, all tangible assets that constitute Transferred Assets or are owned, licensed or used by the US Acquired Company and at the Closing none of such tangible assets will be subject to any Lien other than (i) Liens for Taxes that are not yet due and payable, (ii) Liens to secure landlords or lessors under any Lease granted pursuant to the terms of such Lease or otherwise in accordance with applicable Law, (iii) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items in the ordinary course of business for amounts not yet due and payable, (iv) encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in real property the existence of which do not, or would not be reasonably expected to materially interfere with the use and enjoyment of the subject real property, and (v) with respect to Leased Real Property only, Liens (including Indebtedness) encumbering the underlying fee interest in any Leased Real Property that is not attributable to or caused by the Sellers, the Acquired Companies or any Parent or Subsidiary thereof (“Permitted Liens”).

4.10 Intellectual Property.

(a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Registered IP that will be owned by or filed in the name of the Acquired Companies (“Company Registered IP”) at the Relevant Time, indicating for each item the registration or application number, the applicable filing jurisdiction, and the maintenance or renewal fees or other actions that must be taken within 120 days from the date hereof for the purposes of maintaining or renewing such Company Registered IP.  No Company ITO Intellectual Property is jointly owned by an Acquired Company and any other Person (including any Seller).  As of the Closing the Acquired Companies will own all of the material items of Company ITO Intellectual Property free and clear of all liens.  To the Knowledge of the Sellers, none of the Company ITO Intellectual Property is invalid or unenforceable.  No material Intellectual Property Rights of the Sellers that would otherwise have been Company ITO Intellectual Property as of the Relevant Time has been sold, exclusively licensed, or disposed of by the Sellers in the two years prior to the date hereof.

(b) The Intellectual Property Rights licensed to the Acquired Companies pursuant to the Cross-License Agreement as of the Closing constitute all of the Intellectual Property Rights owned by Sellers or any of their Subsidiaries as of the Closing that absent such license would be infringed by the operation of the Business as currently conducted.  Without limiting the foregoing, neither Sellers nor any of their Affiliates own any Patents that will be infringed by the operation of the Business as currently conducted.

(c) Section 4.10(c) of the Seller Disclosure Schedule lists all Contracts to which either any of the Sellers or any of their Subsidiaries (including the Acquired Companies) is a party pursuant to which (i) any third party has granted any of them a license of or under such third party’s Intellectual Property Rights that are used in the Business, other than (A) licenses to commercially available Software to the extent procured and supported for aggregate license and maintenance fees of less than $100,000 per year or (B) licenses to Open Source Software (“Inbound Licenses”), or (ii) any of the Sellers or any of their Subsidiaries (including the Acquired Companies) has granted any third party a license to any material items of the Company ITO Intellectual Property, other than agreements entered into in the form of the Seller’s Master Information Technology Management Services Agreement provided to Buyer without material deviation from such form (the “Outbound Licenses,” together with the inbound licenses the “IP Licenses”).

(d) None of the Software that is owned by an Acquired Company and made available by such Acquired Company for use by customers or used by such Acquired Company in the delivery of its services to customers (the “Company Software”)  contains, incorporates, links or calls to, or otherwise uses any Open Source Software in a manner that requires that any of their proprietary Software, or any portion thereof, be disclosed, made available, offered or delivered to third parties in source code form.

(e) To the Knowledge of the Sellers, no Person is infringing, violating or misappropriating any of the Company ITO Intellectual Property.

(f) Neither the Business as currently conducted, nor the operations of the Acquired Companies immediately prior to the Closing, infringe, dilute, or misappropriate (or in the past infringed, diluted or misappropriated) the Intellectual Property Rights of a third party; provided that such representation and warranty is made to the Knowledge of the Sellers with respect to the Patents of a third party.  In the past five years, no Seller nor any of the Acquired Companies has received any written notice from any third party alleging that (or that would reasonably be construed to allege that (including any unsolicited offer or demand that any Seller or any Acquired Company license any third-party Intellectual Property Rights in connection with the Business)) the Business infringes or misappropriates the Intellectual Property Rights of a third party or that any of the Company ITO Intellectual Property is invalid or unenforceable.

(g) The Acquired Companies (or Seller’s with respect to Trade Secrets of the Business) have taken reasonable measures under the circumstances (including, requiring all employees and contractors to enter into confidentiality agreements) to protect the confidentiality of any Trade Secrets related to the Business that the Acquired Companies intended to maintain as Trade Secrets in their reasonable business discretion.  To the Knowledge of the Sellers, there has been no unauthorized disclosure of such Trade Secrets.

(h) The Acquired Companies (or Sellers, with respect to the Business) have executed valid written confidentiality and invention assignment contracts on standard forms as, or materially similar to, those provided to Buyer with (i) all of its past and present employees, and (ii) each of its past and present consultants and contractors, in each case that have contributed to the development of any material Company ITO Intellectual Property, to the extent permitted under applicable Law.

(i) The Acquired Companies and the Sellers (with respect to the operation of the Business prior to the Closing) have complied and are in compliance with their own privacy policies, all commitments made to customers under any Contract, and all applicable Law and industry standards with respect to the security, protection, collection, use, hosting, storage, transmission, back-up and destruction of any personally-identifiable information, protected health information, and other personal, protected, or sensitive data or information (collectively, “Applicable Data”).  To the Knowledge of the Sellers, there has been no unauthorized disclosure or use of, or any security breach or incident with respect to, any Applicable Data.

(j) The Acquired Companies use industry standard methods to detect and prevent viruses and any software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other similar actions (and subsequently to correct or remove such viruses) that may be present in the Company Software.  To the Knowledge of the Sellers, the Company Software does not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other malicious devices created for the purpose of disrupting or interfering with the operation of the Company Software or equipment upon which the Company Software operates, or the integrity of the data, information or signals the Company Software produces.

(k) All Company IT Systems have been properly maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted and as contemplated to be conducted.  The Acquired Companies have not experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business, including any event, disruption or defect that resulted in the provision of service level credits or the like to any counterparty under any Contract, that is attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems.  The Acquired Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business.

(l) The Acquired Companies have established and are in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and Company Data; and (ii) is designed to protect against unauthorized access to the Company IT Systems or Company Data and the systems of any third party service providers that have access to Company Data or Company IT Systems.  To the Knowledge of the Sellers, the Acquired Companies have not suffered a security breach with respect to any of the Company Data in the last three years. To the Knowledge of the Sellers, no material breach or violation of the security program described above has occurred in the last three years.

4.11 Material Contracts.

(a) Section 4.11(a) of the Seller Disclosure Schedule sets forth (with an updated schedule to be provided prior to Closing and as of the Closing Date, solely reflecting changes first arising after the date hereof and prior to the Closing Date that are permitted by Section 6.2(g)), a complete and accurate list of the following Contracts to which any Seller or any of its Subsidiaries is a party (each Contract required to be set forth on Section 4.11(a) of the Seller Disclosure Schedule is a “Material Contract” and with the IP Licenses, collectively, the “Material Contracts”):

(i) Contracts with each of the top fifteen (15) largest direct customers of Business, as measured by revenue during the twelve month period ending as of December 31, 2014;

(ii) any Contract with a third party that was engaged to develop material custom Technology for the Business;

(iii) any Contract with any labor union, works council or any collective bargaining agreement with any Business Employees;

(iv) any employment or severance or retention-related Contract with any Business Employee, other than standard offer letters and proprietary information and invention assignment agreements that do not vary in any material respect from the Seller’s forms previously provided to the Buyer;

(v) any Contract between or among any Seller or any of its Subsidiaries, on the one hand, and the Acquired Companies, on the other hand;

(vi) any Contract imposing any restriction on the right or ability: (A) of the Acquired Companies to compete with any other Person; (B) of the Acquired Companies to develop or offer any Business Service; or (C) of any Acquired Company to own, register, enforce or use any Intellectual Property Rights;

(vii) any Contract for the disposition of any portion of the Business (whether by merger, sale of stock, sale of assets or otherwise) that would have been owned by the Acquired Companies after giving effect to the Contribution but for such disposition, other than sales of assets and services in the ordinary course of business consistent with past practice;

(viii) any Lease;

(ix) any Contract, other than the Contracts listed in Section 4.11(a)(vii) above for the acquisition of the business (including via an acquisition of assets) or capital stock of any third Person (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Business;

(x) (A) any joint venture Contract, (B) any reseller or distribution Contract, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (D) any Contract that involves the payment of royalties to any other Person in excess of $500,000 per annum, in each case of (A) – (D) if primarily related to the Business;

(xi) any ITO Contract or Contract requiring capital expenditures on the part of the Sellers (with respect to the Business) or the Acquired Companies in excess of $2,500,000 in the aggregate, other than Leases or Transaction Agreements;

(xii) any Contract primarily related to the Business containing any of the following: (A) most favored nations or similar provisions in favor of the counterparty to the Contract, or (B) exclusivity provisions in favor of the counterparty to the Contract;

(xiii) any Contract that is a settlement, conciliation or similar agreement pursuant to which the Sellers have ongoing obligations or rights with respect to the Business;

(xiv) each ITO Contract or Contract with a vendor for the provision of goods or services, directly or indirectly, to the Sellers (with respect to the Business) or any of the Acquired Companies for the purchase or sale of equipment, materials, products, supplies or services, the performance of which will involve anticipated consideration in excess of $2,500,000 over the next three (3) years.

(xv) any Contract with any consultant or independent contractor providing services to the Business which will involve anticipated consideration in excess of $100,000 per year; and

(xvi) any Contract which is material to the DB Business, including, without limitation, any Contract relating to the UK Seller’s operation of the DB Business.

(b) Each Material Contract (other than any Transaction Agreement which constitutes a Material Contract, the validity and binding nature of which is subject to the consummation of the Transactions) is a valid and binding agreement of the Sellers or their Subsidiaries and, to the Sellers’ Knowledge, the other parties thereto, and is in full force and effect in accordance with its terms subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.  Complete and accurate copies of each Material Contract have been made available to the Buyer.  None of the Sellers or their Subsidiaries is in material default under or material breach of any of the Material Contracts and, to the Knowledge of the Sellers, (i) no other party to any such Material Contract is in material default under or material breach of such Material Contracts, and (ii) no event has occurred that with notice or the passage of time would constitute a material default under or material breach thereunder by any of the Sellers or their Subsidiaries or would permit the modification or premature termination of any such Material Contract by any other party thereto.

4.12 Employee Matters.

(a) Section 4.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Business Employees and the respective title and/or position, place of employment, date of hire, whether classified as exempt or non-exempt for wage and hour purposes, average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the transactions contemplated hereby.  Section 4.12(a) of the Seller Disclosure Schedule (as updated pursuant to Section 3.2(d)(vii)) contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Acquired Companies and classified by the Acquired Companies as other than Business Employees or compensated other than through wages paid by each of the Acquired Companies through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s fee or compensation arrangements.

(b) (i) Each of the Sellers and the Acquired Companies is in compliance in all material respects with all Laws respecting the employment of the Business Employees and the Historical Business Employees, including all applicable federal, state, local and foreign Laws respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment,  wages and hours; (ii) none of the Acquired Companies is delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (iii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Acquired Companies in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Acquired Companies are currently being audited or investigated, or to the Knowledge of the Sellers, subject to imminent audit or investigation by any governmental authority; (v) no Acquired Company is, and within the last three (3) years no Acquired Company has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) each of the Acquired Companies is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) all Business Employees are employed at-will and no Business Employees are subject to any contract with any Acquired Company.

(c) None of the Acquired Companies is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Business Employees, and no such collective bargaining agreement or other union Contract is being negotiated by the Sellers or the Acquired Companies.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Business Employee.  To the Knowledge of the Sellers, there are no current activities or proceedings of any labor union to organize the Business Employees and no such activities have occurred in the past three (3) years.  There is no labor dispute, strike, work stoppage or other material labor dispute against any of the Sellers or the Acquired Companies pending or, to the Knowledge of the Sellers, threatened, and no such dispute has occurred within the past three (3) years.  None of the Sellers or the Acquired Companies has engaged in any unfair labor practice, or been subject to any pending or, to the Knowledge of the Sellers, threatened charge or complaint of unfair labor practice, before the National Labor Relations Board or any similar state, local or foreign agency with respect to the Business Employees or any Historical Business Employees.

(d) Within the past three (3) years, none of the Sellers or the Acquired Companies has implemented any employee layoffs that could implicate the WARN Act.

(e) None of the Acquired Companies will be, as of the Closing, subject to any affirmative action obligations under any law, including without limitation, Executive Order 11246, and is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

4.13 Employee Benefits Plans.

(a) The US Seller has provided to Buyer, complete and correct copies of each Company Employee Plan and Seller Employee Plan in which a US Business Employee, including any spouse or dependent of a US Business Employee, participates.  Each Company Employee Plan and Seller Employee Plan and each funding vehicle related to such Company Employee Plan or Seller Employee Plan is in compliance in all material respects with, and has been administered and operated in material compliance with, its terms and all applicable Laws, orders, rules and regulations.  Section 4.13(a) of the Seller Disclosure Schedule contains a complete and accurate list of each Company Employee Plan and each Seller Employee Plan and separately designates each such Company Employee Plan or Seller Employee Plan with respect to which the Buyer or the US Acquired Company could reasonably be expected to have any Liability following the Closing.  Each Company Employee Plan and Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such plan.  The Sellers, the Acquired Companies and their Affiliates have complied and are in compliance with the applicable requirements of COBRA.

(b) None of the Acquired Companies, nor any ERISA Affiliate thereof, nor any Seller (with respect to any Business Employee or Historical Business Employee) maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have any of the Acquired Companies, the Sellers or any of their ERISA Affiliates incurred any Liability, including withdrawal Liability, with respect to any such plan.  No Acquired Company nor any Seller (with respect to any Business Employee or Historical Business Employee) has any obligation to provide post-employment or post-termination health or life insurance or other welfare benefits to any Person, except as required by Law for which the covered individual pays the entire cost of coverage.  None of the Acquired Companies nor any Seller (with respect to any Business Employee or Historical Business Employee) has or could reasonably be expected to have any Liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as set forth on Section 4.13(c) of the Seller Disclosure Schedule, the transactions contemplated by this Agreement alone, or in a combination with any other event, will not give rise to any Liability under any Seller Employee Plan or Company Employee Plan, or accelerate the time of payment or vesting or increase the amount or cause the funding of compensation or benefits due to any Business Employee or any employee, officer, director, equityholder or other service provider of any Acquired Company (whether current, former or retired) or its beneficiaries.

(d) No litigation or governmental administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending, or to the Sellers’ Knowledge, threatened with respect to any Company Employee Plan or any Seller Employee Plan that could reasonably be expected to result in any Liability to Buyer or any Acquired Company, and to the Sellers’ Knowledge, there is no reasonable basis for any such litigation or proceeding.

(e) All payments and/or contributions required to have been made with respect to all Seller Employee Plans and Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Seller Employee Plan or Company Employee Plan, GAAP and applicable law.

4.14 International Employee Benefits Plans.

(a) The Sellers have provided to Buyer complete and correct copies of each International Company Employee Plan and Seller Employee Plan in which a Non-US Employee, including any spouse or dependent of a Non-US Employee, participates.  Section 4.14(a) of the Seller Disclosure Schedule contains a complete and accurate list of each International Company Employee Plan (none of which are defined benefit pension plans) and separately designates each such International Company Employee Plan with respect to which the Buyer or any of the Acquired Companies will have any Liability following the Closing.  Each of the International Company Employee Plans has been maintained, operated and administered in material compliance with its terms and the provisions of applicable Law.

(b) Each International Company Employee Plan which must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and, to the Sellers’ Knowledge, such International Company Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

(c) All contributions, premiums, expenses and other payments required to be made by the Sellers or their Affiliates in connection with the International Company Employee Plans by the Closing Date have been made.

(d) No claims remain outstanding from any Business Employee or former employees based in the UK or other European jurisdiction that were made redundant in the last three years, and there is no written policy of making a payment on redundancy in excess of the statutory minimum required by Law.

(e) The Sellers do not and no company in the Sellers’ Group currently participate in or sponsor a defined benefit pension plan for the benefit of employees or former employees located in the United Kingdom and, as a consequence, there is no reason why the Pensions Regulator would be entitled to issue a financial support direction or contribution notice pursuant to the Pensions Act 2004 against the UK Acquired Company.

4.15 Insurance.  The US Seller has made available to the Buyer summaries of all material insurance policies maintained in the operation of the Business as of the date hereof.  Such policies are in full force and effect and each of the Sellers has complied in all material respects with the provisions of such policies.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Sellers are otherwise in compliance with the terms of such policies.  The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  Section 4.15 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all claims made against such insurance policies with respect to the Business during the three year period ending on the date hereof.  There are no current claims submitted by the Sellers or their Affiliates under any such policies with respect to the Business where coverage has been denied or disputed by the applicable insurer.

4.16 Legal Proceedings.

(a) There is no, and during the three year period ending on the date hereof, has been no (i) material Action pending or (to the Knowledge of the Sellers) threatened against or affecting the Sellers that relates to the Business, the US Acquired Company Assets, the UK Seller ITO Assets or the PL Seller ITO Assets (collectively, the “ITO Assets”) or to any Acquired Company or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or any other transaction contemplated by this Agreement or any other Transaction Agreement.  There is no, and during the three year period ending on the date hereof, has been no inquiry or investigation pending or, to the Knowledge of the Sellers, threatened in writing by or before a Governmental Authority against or affecting the Sellers (that relates to the Business or any of the ITO Assets) or to any Acquired Company.

(b) There is no Order to which the Sellers or any of their Subsidiaries is subject that relates to the Business or any of the ITO Assets.

4.17 Compliance with Laws; Permits.

(a) The Sellers and the Acquired Companies are and, during the three year period ending on the date hereof, have been in compliance in all material respects with each Law with respect to the conduct of the Business.

(b) All Permits necessary to run the Business and/or necessary to run the businesses of the Acquired Companies are listed on Section 4.17(b) of the Seller Disclosure Schedule (the “ITO Permits”).  The ITO Permits are either currently held, or will be held as of the Closing, by the Acquired Companies and such ITO Permits are valid and in full force and effect and the Sellers and/or Acquired Companies are in compliance in all material respects with the terms and conditions of such ITO Permits.

(c) No Seller or Acquired Company, nor, to the Knowledge of the Sellers, any agent acting at any of their direction has provided, received, offered, gifted or promised, directly or knowingly through another person, anything of value to any Governmental Authority or any Person acting for or on behalf of any Governmental Authority, for the purpose of: (i) influencing any act or decision of such Governmental Authority in their official capacity, inducing such Governmental Authority to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for any Acquired Company; or (ii) inducing such Governmental Authority to use his or her influence to affect or influence any act or decision of any Governmental Authority, in each of (i) and (ii) in order to assist any Acquired Company in obtaining or retaining business or service.  Within the past three years, the Sellers and the Acquired Companies (and their respective predecessors) have complied in all material respects with the Foreign Corrupt Practices Act of 1977, and with the applicable provisions of the U.S. Bank Secrecy Act, the USA PATRIOT Act of 2001 and other applicable anti-money laundering applicable Laws.  The Sellers and the Acquired Companies utilize controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

(d) The PL Seller ITO Assets constitute an organized part of enterprise in the meaning of Polish tax and civil law and shall be of an equal or higher value than the increase of the share capital of PL Acquired Company and sufficient to cover the nominal value of all the Additional Stock.

4.18 Sufficiency of Assets.  Assuming that (i) the US Seller provides (or causes to be provided) the services and access to assets pursuant to and in accordance with the Transaction Agreements and this Agreement, (ii) the Buyer or the Acquired Companies independently have or obtain the benefits and licenses under the Material Contracts that are not ITO Contracts (each of which is listed on Section 4.18  of the Seller Disclosure Schedule) and (iii) the Buyer or the Acquired Companies obtain the benefits of the Contracts listed on Schedule 1.4(h), then the ITO Assets constitute all of the assets of the US Seller and its Subsidiaries (including the UK Seller and the PL Sellers) necessary for the Acquired Companies to operate the Business in the same manner as operated by the US Seller and its Subsidiaries (including the UK Seller and the PL Sellers) as of immediately prior to the Contribution and during the six (6) months prior thereto  Nothing set forth in the foregoing sentence shall constitute a representation or warranty of any kind that the Business or the operations of the Acquired Companies may be operated following the Closing without infringing the Intellectual Property Rights of a third Person provided that this sentence shall not affect any representation or warranty made in Section4.10.

4.19 Brokers and Finders.  The Sellers and the Acquired Companies have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of Wells Fargo Securities, LLC and Blackstone Advisory Partners, L.P., all of which will be paid by the Sellers as Seller Transaction Expenses.

4.20 Customers and Suppliers.  Section 4.20 of the Seller Disclosure Schedule sets forth (i) the fifteen (15) largest customers of the Business as a percentage of the consolidated revenue of the Business for the year ended December 31, 2014 (the “Material Customers”) and (ii) the twenty (20) largest suppliers as a percentage of consolidated purchases for the Business for the year ended December 31, 2014 (the “Material Suppliers”).  Neither the Sellers nor any of their Subsidiaries have received any written notice from any Material Customer to the effect that, and the US Seller has no Knowledge that, any Material Customer will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Neither the Sellers nor any of their Subsidiaries have received any written notice from any Material Supplier to the effect that, and the US Seller has no Knowledge that, any Material Supplier will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.21 Affiliate Transactions.  Section 4.21 of the Seller Disclosure Schedule sets forth all Contracts between the Acquired Companies and the Sellers or any of their Affiliates (other than the Acquired Companies).  No officer, director, or, to the Knowledge of the Sellers, shareholder, employee or Affiliate of the Acquired Companies: (a) has outstanding any indebtedness owed to the Acquired Companies, (b) is a party to any Contract with the Acquired Companies, except for compensation for services as an officer, director or employee of the Acquired Companies in the ordinary course of business, or (c) has any interest in any assets or property used or owned by the Acquired Companies or in any other ITO Asset.  Neither the Sellers nor any Affiliate of the Sellers has any claim against the Business that will continue after the Closing, other than any claims or rights arising under this Agreement, any of the Transaction Agreements or in connection with the transactions contemplated hereby or thereby.

4.22 Warranties.  Except as set forth on Section 4.22 of the Seller Disclosure Schedule, all products and services made, assembled, provided or sold by the Business in the previous three years have, in all material respects, been in conformity with all applicable contractual commitments, applicable Law, and all express and implied warranties.  Neither the Sellers nor any of their Subsidiaries has been notified of any written claims or, to the Sellers’ Knowledge, threatened claims for any material product returns, warranty obligations or product services with respect to the Business.

4.23 Disclaimer of Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement and except with respect to fraud, (a) none of the Sellers (or any other Person) makes, or has made, any representation or warranty relating to the Sellers or the any of Acquired Companies or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, (b) no Person has been authorized by the Sellers or any of the Acquired Companies to make any representation or warranty relating to the Sellers, any of the Acquired Companies or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Buyer or any of its Affiliates or Representatives as having been authorized by the Sellers or any of the Acquired Companies (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the US Seller in connection with the Transactions or in connection with presentations by the US Seller’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Agreement or any other Transaction Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to the Sellers as follows:

5.1 Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer is not in violation of any of the provisions of its certificate of incorporation or by-laws, except for any violations that would not have a Buyer Material Adverse Effect.

5.2 Authority and Enforceability.

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by the Buyer pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by the Buyer of this Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by the Buyer pursuant hereto or thereto, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or any other Transaction Agreements or to consummate the Transactions on the terms set forth herein and therein.

(b) This Agreement, the other Transaction Agreements and each certificate and other instrument required to be executed and delivered by the Buyer pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.3 Governmental Approvals.  No Governmental Approvals are required on the part of the Buyer in connection with the execution and delivery of this Agreement or any other Transaction Agreements or the consummation of the Transactions, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act, and (b) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect.

5.4 Conflicts.  The execution and delivery of this Agreement and the other Transaction Agreements, compliance with the provisions of this Agreement and the other Transaction Agreements, and the consummation of the Transactions, will not (a) conflict with or violate the certificate of incorporation of the Buyer, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Buyer is entitled under, any Contract to which the Buyer is a party or by which the Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to the Buyer or any of its properties or assets, other than, in the case of the preceding clauses (b) or (c) for any conflicts, breaches, defaults or violations that would not have a Buyer Material Adverse Effect.

5.5 Financing.

(a) Buyer has delivered to the US Seller a complete and accurate copy of a duly executed commitment letter of even date herewith (the “Commitment Letter”) from certain investment funds affiliated with Charlesbank Capital Partners, LLC (the “Sponsors”) pursuant to which the Sponsors have committed to provide, subject only to the terms and conditions expressly set forth therein, financing for the Transactions in the aggregate amount set forth therein (the “Financing”).  Assuming the Financing is funded in accordance with the Commitment Letter, and assuming the accuracy of the representations and warranties made by the Sellers in this Agreement and in the Transaction Agreements and the performance by the Sellers of their respective obligations under this Agreement and the satisfaction of the conditions contained in Article 3, the aggregate proceeds contemplated by the Commitment Letter will be sufficient to enable the Buyer to (i) pay the full Adjusted Closing Purchase Price, and (ii) pay all related fees and expenses associated with the Transactions that are incurred by the Buyer or any of its respective Affiliates (other than the Acquired Companies).  The Buyer has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Commitment Letter prior to or in connection with the execution of this Agreement, and the Buyer will pay when due all other commitment fees and other fees arising under the Commitment Letter as and when they become due and payable thereunder.

(b) As of the date hereof, the Commitment Letter has not been amended, supplemented or modified (and no such amendment, supplement or modification is contemplated that would impact the conditionality of, or reduce the amount of, the Financing), and the respective commitments set forth in the Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated).  The Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.  As of the date of this Agreement, and assuming the accuracy of the representations and warranties made by the Sellers in this Agreement and in the Transaction Agreements and the performance by the Sellers of their respective obligations under this Agreement and the satisfaction of the conditions contained in Article 3, to the Knowledge of the Buyer, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term, or a failure of any condition, of the Commitment Letter or otherwise result in any portion of the Financing contemplated thereby to be unavailable.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter in the form so delivered to the US Seller.

(c) The obligations of the Buyer under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Commitment Letter.  The obligations of the Buyer under this Agreement are not subject to any conditions regarding the Buyer’s or its Affiliates’ ability to obtain financing for the consummation of the Transactions.

5.6 Management Arrangements.  Except as set forth on Schedule 5.6 and as expressly authorized in writing by the US Seller, none of the Buyer or any of its Affiliates is a party to any Contracts, or has made or entered into any formal or informal commitments, undertakings, arrangements or other understandings (whether or not binding), with any employee of any of the Acquired Companies relating to this Agreement, the Transactions or the businesses or operations of the Acquired Companies from and after the Closing.

5.7 Brokers and Finders.  The Buyer has not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by the Buyer or the Acquired Companies (which, for purposes of clarity, will not be paid by the US Seller or factored into any adjustments to the Adjusted Closing Purchase Price contemplated by this Agreement).

5.8 Acknowledgement of Disclaimer of Other Representations and Warranties.  The Buyer acknowledges (for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, the Buyer and its Affiliates and Representatives (a) have received access to (i) books and records, facilities, equipment, contracts and other assets of the Acquired Companies and (ii) the electronic data room hosted by the US Seller in connection with the Transactions, and (b) have had an opportunity to meet with the management of the Acquired Companies and to discuss the business and assets of the Acquired Companies.  The Buyer acknowledges and agrees (for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements, and except with respect to fraud, (a) none of the Sellers (or any other Person) makes, or has made, any representation or warranty relating to the Sellers, any of the Acquired Companies or any of their businesses or operations or otherwise in connection with this Agreement and the Transactions, and neither the Buyer nor any of its Affiliates or Representatives is relying on any representation or warranty except for those expressly set forth in this Agreement and the other Transaction Agreements, (b) no Person has been authorized by the Sellers or any of the Acquired Companies to make any representation or warranty relating to the Sellers, any of the Acquired Companies or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Buyer or any of its Affiliates or Representatives as having been authorized by the Sellers or any of the Acquired Companies (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the US Seller in connection with the Transactions or in connection with presentations by the US Seller’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Agreement and the other Transaction Agreements.

ARTICLE 6
INTERIM CONDUCT OF THE BUSINESS

6.1 Conduct of the Business.  Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Seller Disclosure Schedule, or as the Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, the US Seller shall, and shall cause its Subsidiaries to, (i) operate the Business in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the Business, the relationships with each Material Customer and each Material Supplier, and to preserve and protect the ITO Assets in good working order and condition, ordinary wear and tear excepted, (iii) use commercially reasonable efforts to preserve intact its business relationships and retain the services of the directors, officers, key employees, material consultants and independent contractors of the Business and (iv) operate the Business in compliance with all applicable Laws.

6.2 Restrictions on the Business.  Without limiting the foregoing Section 6.1, except as expressly contemplated by this Agreement, as set forth in Section 6.2 of the Seller Disclosure Schedule, or as the Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, the US Seller shall not and shall ensure that its Subsidiaries do not take any of the following actions with respect to the Business, the business of the U.S. Acquired Companies, the ITO Assets and/or the Assumed Liabilities:

(a) cause or permit any amendments to the Acquired Companies Organizational Documents;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business or the Acquired Companies;

(c) sell, assign, lease, sublease, license, transfer or otherwise dispose of or encumber any ITO Assets (other than sales of equipment with an aggregate value of less than $1,000,000, to clients of the Business in the ordinary course of business in connection with in-sourcing processes required pursuant to Contracts set forth on Section 4.11(a) of the Seller Disclosure Schedule), or grant or otherwise create or consent to the creation of any Lien (other than Permitted Liens) affecting any ITO Assets or any part thereof;

(d) enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to the Buyer or any of its Subsidiaries which would constitute a Liability of the Business or an Assumed Liability or would otherwise create or consent to the creation of any Lien (other than Permitted Liens) affecting any ITO Assets or any part thereof;

(e) make or change any Tax election, adopt or change any material Tax accounting method, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, amend any Tax Return or file any material Tax Return other than in accordance with Section 9.2(c), incur any liability for

Taxes outside the ordinary course of business, fail to pay any material Tax as such Tax becomes due and payable (including any estimated taxes) (subject to good faith disputes with respect to such Taxes, for which reserves have been established in accordance with GAAP), or surrender the right to claim any material Tax refund, in each case with respect to the Acquired Companies or the Assumed Liabilities or affecting the ITO Assets after the Closing Date;

(f) abandon or permit to lapse any Intellectual Property Rights included in the US Acquired Company Assets, UK Seller ITO Intellectual Property Rights or PL Seller ITO Intellectual Property Rights (other than Intellectual Property Rights expiring at the end of their statutory terms (and not as a result of any act or omission by the US Seller or any of its Subsidiaries, including a failure by the US Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(g) enter into, materially and adversely modify, cancel or terminate any Contract of a type required to be listed in Section 4.11(a) of the Seller Disclosure Schedule as of the date hereof; provided, that the foregoing provisions of this clause (g) shall not prohibit allowing any such Contract to expire at the end of the current term thereof, or the addition or termination of services under existing customer Contracts in the ordinary course of business consistent with historical practices;

(h) cause or permit any Acquired Company to issue, sell, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible into or exercisable for shares of its capital stock or other equity interests;

(i) hire any employee or terminate the employment of any Business Employee;

(j) cancel any debts or waive, settle or compromise any claims or rights of substantial value held by the Acquired Companies or which would otherwise be included in the ITO Assets;

(k) increase the compensation, individually or in the aggregate, incentive arrangements or other benefits to any employee or service provider of the Business or grant any severance, change-of-control or other similar arrangement to any employee or service provider of the Business;

(l) enter into any new, or amend, terminate or renew any existing Employee Benefit Plan that either is sponsored by an Acquired Company or that could result in liability to Buyer or adopt or assume sponsorship of any other plan, agreement or arrangement that would be an Employee Benefit Plan if in effect as of the date hereof;

(m) amend any Transactional Agreement entered into prior to the Closing to which Buyer is not a party;

(n) incur any Indebtedness relating to the Business;

(o) make any material change in any method of accounting or accounting practice or policy used by the Seller or make any reclassification of assets or liabilities, other than such changes as are required by GAAP or applicable Law; or

(p) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(o), inclusive.

6.3 No Interim Control.  The Buyer acknowledges and agrees that (a) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the business or operations of the Sellers or any of their Subsidiaries prior to the Closing, (b) prior to the Closing, the Sellers and their Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Sellers and their Subsidiaries, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Buyer shall be required with respect to any matter set forth in Section6.1 or Section 6.2 if and to the extent that the requirement of such consent would violate any applicable Law.

ARTICLE 7
COVENANTS OF THE PARTIES

7.1 Reasonable Best Efforts.  On the terms and subject to the conditions set forth in this Agreement, each of the Buyer and each of the Sellers shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by (a) taking all actions reasonably necessary to cause the conditions precedent set forth in Section3.3 applicable to such Party to be satisfied, and (b) preparing, executing and delivering any additional certificates and other instruments that are necessary to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements.

7.2 Regulatory Filings and Consents.

(a) Each of the Buyer and the US Seller and their respective Affiliates, if applicable) shall (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions are required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by any other Antitrust Laws as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement.  In connection with any filings under the HSR Act, each of the Buyer and the US Seller shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is make under any other Antitrust Laws, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to avoid any impediment to the consummation of the Transactions under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Person may assert under any applicable Antitrust Laws with respect to the Transactions.

(b) Each of the Buyer and the US Seller (and their respective Affiliates, if applicable) shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party.  If the Buyer or the US Seller (or any of their respective Affiliates, if applicable) shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response in compliance with such request.  In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, each of the Buyer and the US Seller (and their respective Affiliates, if applicable) shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 3.3(a).  Any such disclosures, rights to participate or provisions of information by one Party to the other Party may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c) Each of the Buyer and the US Seller shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by this Section 7.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 7.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions, and (ii) promptly make any filings, furnish information reasonably required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the Transactions.

(d) Notwithstanding anything to the contrary contained in this Agreement:  (i) nothing in this Agreement shall require the Buyer, any of its Affiliates or any Acquired Company to proffer to or to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Buyer, any of its Affiliates or any Acquired Company, or any portion of the ITO Assets or Assumed Liabilities; and (ii) in no event shall Buyer, any of its Affiliates or any Acquired Company be obligated to litigate or participate in Action, whether judicial or administrative, or appeal any order issued, granted or entered by any Governmental Authority (x) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain from any Party or any of its Affiliates any damages in connection therewith, or (y) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Buyer, or any of its Affiliates or any Acquired Company of all or any portion of its business, or ITAs or Assumed Liabilities or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of its business, the ITO Assets or Assumed Liabilities, in each case as a result of or in connection with the transactions contemplated by this Agreement.

7.3 Third Party Consents.  Subject to Section 1.4 and subject to the satisfaction of the conditions to closing contained in Sections 3.2(d)(ii) and Section 3.3(a)(iii), the US Seller shall use reasonable best efforts to obtain, or cause to be obtained, all necessary consents, waivers and approvals of any third parties that are listed on Section7.3 of the Seller Disclosure Schedule.  Notwithstanding anything to the contrary herein, no Seller shall be required to pay any unreasonable consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any unreasonable amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any person under any Contract.

7.4 Third Party Financing.

(a) Buyer acknowledges and agrees that none of the US Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives shall have any responsibility for, or incur any liability to any Person under, any financing that the Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.4 and that the Buyer shall indemnify and hold harmless the US Seller, each of its Subsidiaries, and each of their respective Affiliates and Representatives from and against, and compensate and reimburse the US Seller, each of its Subsidiaries, and each of their respective Affiliates and Representatives for, any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith; provided, however, that the provisions of this Section 7.4(a) shall not apply with respect to any Acquired Company as of the Closing.

(b) Buyer acknowledges and agrees that neither the obtaining of the Financing or the Debt Financing, nor the completion of any issuance of securities contemplated by the Financing or the Debt Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or the Debt Financing, or the completion of any such issuance, subject to applicable terms, and subject to the applicable conditions, set forth in Article 3.

(c) Any breach of the Commitment Letter by the Buyer shall be deemed a breach by the Buyer of this Section 7.4(c).  The Buyer shall (i) promptly furnish the US Seller complete, correct and executed copies of any material amendment, modification or replacement of the Commitment Letter promptly upon their execution, (ii) give US Seller prompt written notice of any material breach or threatened material breach to which the Buyer becomes aware of the Commitment Letter by any party thereto or any termination or threatened termination thereof, (iii) give the US Seller prompt written notice of any material dispute or disagreement between or among any parties to the Commitment Letter that would reasonably result in a material breach under the Commitment Letter, (iv) give the US Seller prompt written notice if for any reason the Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on substantially the terms and conditions contemplated by the Commitment Letter, and (v) promptly furnish any additional information reasonably requested in writing by the US Seller relating to the circumstances in clauses (i) through (iv) of this Section 7.4(c).

(d) Prior to the Closing, the Sellers shall, and shall cause the Acquired Companies to, use their reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Acquired Companies to, provide to the Buyer any cooperation reasonably requested by the Buyer in connection with the arrangement of any debt financing the Buyer pursues in connection with the consummation of the transactions contemplated by this Agreement (a “Debt Financing”), including by entering into one or more credit or other agreements on terms reasonably satisfactory to the Buyer in connection with the Debt Financing immediately prior the Closing; provided, however, that (i) no obligation of the Acquired Companies under such credit or other agreement, or any other certificate, document or instrument, shall be effective until Closing and none of the Sellers or Acquired Companies shall be required to take any action under any such agreement, or other agreement, or any other certificate, document or instrument, that is not contingent upon the Closing (including entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the US Seller or any of its Subsidiaries (including the Acquired Companies), (iii) neither the US Seller nor any of its Subsidiaries (other than the Acquired Companies from and after the Closing) shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing, (iv) nothing herein shall require any cooperation (x) to the extent that it would require the board of directors of the US Seller or any of its Subsidiaries to take any action or the US Seller or any of its Subsidiaries to waive or amend any terms of this Agreement or to approve the execution or delivery of any document or certificate in connection with the Financing (or any Alternative Financing ) or (y) to the extent it would require US Seller or any of its Subsidiaries to obtain or provide audited financial statements that are not already in existence or any pro forma financial statements except as otherwise prepared in the ordinary course of business, and (v) no officer of the US Seller or any of its Subsidiaries who is not reasonably expected to be an officer of the Buyer or any of its Subsidiaries after the Closing shall be obligated to deliver any certificate in connection with the Financing and no counsel for the US Seller or any of its Subsidiaries shall be obligated to deliver any opinion in connection with the Financing.  Upon request by the US Seller, the Buyer shall promptly reimburse the US Seller or its Subsidiaries as the case may be, for all out-of-pocket costs (which shall not include any costs associated with time spent by any employee of any Seller in connection with the foregoing cooperation) incurred by the US Seller or its subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless US Seller and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection with therewith (other than information provided by the Acquired Companies).

7.5 Access to Information.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the US Seller shall afford the Buyer and its accountants, counsel, financing sources, and other Representatives reasonable access during normal business hours, and upon reasonable advance notice, to (a) all of the assets, properties, books, Contracts, commitments and records of the US Seller and its Subsidiaries that are reasonably related to the Business, ITO Assets, Assumed Liabilities and/or Acquired Companies that the Buyer may reasonably request; provided, however, that the US Seller may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the US Seller or any of its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract.  In the event that the US Seller does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to the Buyer in a way that would not violate the applicable Law, waive such a privilege or result in such a violation, default or right to terminate or accelerate.  Any investigation conducted pursuant to the access contemplated by this Section7.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the US Seller or its Subsidiaries or create a risk of damage or destruction to any property or assets of the US Seller or its Subsidiaries.  Any access to the properties of the US Seller or its Subsidiaries shall be subject to the US Seller’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the prior consent of the US Seller, such consent not to be unreasonably withheld, conditioned or delayed.  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Buyer or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section7.5.  Nothing in this Section7.5 or elsewhere in this Agreement shall be construed to require the US Seller, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any new audited financial statements.

7.6 Notification of Certain Matters.

(a) The US Seller shall promptly notify the Buyer of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of the Sellers set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder, in either case, such that the conditions set forth in Section 3.3(b)(i) or Section 3.3(b)(ii) are not reasonably likely to be satisfied at the Closing.

(b) The Buyer shall promptly notify the US Seller of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of the Buyer set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, such that the conditions set forth in Section 3.3(c)(i) or Section 3.3(c)(ii) are not reasonably likely to be satisfied at the Closing.

(c) For the avoidance of doubt, information provided by a Party pursuant to this Section 7.6 shall not be deemed to amend any Section of the Seller Disclosure Schedule attached hereto on the date hereof or to cure any breach for purposes of Article 3 and all such information shall be disregarded for purposes of determining any Party’s obligation to consummate the Transactions under Article 3 and any Party’s rights or obligations pursuant to Article 12.

7.7 Management Arrangements.  Except as expressly authorized by the US Seller, none of the Buyer or any of its Affiliates shall enter into any Contracts, or shall make or enter into any formal or informal commitments, undertakings, arrangements or other understandings (whether or not binding), with any employee of any of the US Seller or its Subsidiaries (other than the Acquired Companies) relating to this Agreement, the Transactions or the Business from and after the Closing.

7.8 Exclusivity.  Until the earlier of the Closing and the date upon which this Agreement is validly terminated pursuant to terms hereof, the Sellers shall not, and shall cause each of their Subsidiaries, Affiliates and Representatives not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, respond to or provide any information to any Person or group of Persons (other than the Buyer and its Representatives) concerning, any sale, financing, lease, or license, whether by merger, recapitalization, reorganization, or otherwise, of all or any portion of the Business or the ITO Assets or Acquired Companies (whether stock or asset related), or any other alternative to the transactions contemplated by this Agreement.  The Sellers shall promptly notify the Buyer of any proposal, inquiry or contact hereafter made by any Person with respect to such an alternative transaction, including the nature and terms of any such proposal and the identity of the proposing party.

7.9 Confidentiality.

(a) From and after the Closing, the Sellers and the Buyer will not, and will cause their Subsidiaries, controlled Affiliates and Representatives not to, for a period of five years after the Closing Date, directly or indirectly, without the prior written consent of the Buyer or the Sellers, respectively, disclose to any third party (other than each other and their respective Representatives) or use any non-public, confidential or proprietary information included in the ITO Assets or the assets of the Acquired Companies (with respect to the Sellers) or included in the non-ITO Assets or the assets of the Sellers or their Subsidiaries (other than the Acquired Companies) (with respect to the Buyer); provided that the foregoing restriction will not (a) apply to any information to the extent (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.9), or (ii) independently developed by such party or any of their Affiliates (other than by the Business prior to the Closing, in the case of the Sellers) or (b) prohibit any disclosure (i) required by any applicable Law or Action so long as, to the extent legally permissible, the Sellers provide the Buyer, or the Buyer provides the Sellers, as the case may be, with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure (at the contesting parties’ sole cost and expense), or (ii) to Affiliates or Representatives of such party.  For the purposes of this Agreement, whenever the phrase “controlled Affiliate” is used with respect to the Buyer, such phrase shall only mean the Subsidiaries of the Buyer and the officers, directors and employees of the Buyer and such Subsidiaries.

(b) The Confidentiality Agreement shall continue in full force and effect until the Closing and shall terminate and be of no further force or effect as of the Closing; provided, however, that if this Agreement is, for any reason, terminated prior to a Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

7.10 Release of Buyer.

(a) Effective as of the Closing, each of the Sellers, on behalf of itself and each of its Subsidiaries (other than the Acquired Companies), controlled Affiliates, predecessors, successors, Representatives and assigns (each a “Seller Releasing Party” and collectively, the “Seller Releasing Parties”), hereby irrevocably releases and forever discharges each Acquired Company and its respective officers, directors, direct and indirect shareholders and equity holders, employees, Subsidiaries, predecessors, successors and assigns (each a “Seller Released Party” and collectively, the “Seller Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, compensation, wages, bonuses, liabilities, losses, damages, rights, costs, expenses (including attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Seller Released Party by such Seller Releasing Party by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the Closing Date (collectively, “Seller Causes of Action”); provided, however, that the term “Seller Causes of Action” shall not include and nothing in this paragraph will release any Seller Released Party from any obligations arising out of, relating to or under (i) this Agreement, (ii) any Transaction Agreement accruing after the Closing, (iii) the failure to perform under Contracts after Closing, and (iv) any liabilities that accrue after Closing, including pursuant to Contracts entered into between a Seller Releasing Party and an Acquired Company prior to the Closing (such Seller Causes of Action, other than those described in this exclusion, collectively, the “Seller Released Matters”).  From and after the date hereof, each Seller agrees (on behalf of itself and each other Seller Releasing Party) to not, directly or indirectly (including in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any claim or proceeding of any kind against any of the Seller Released Parties based upon or with respect to any Seller Released Matter(s).

(b) Each Seller acknowledges on behalf of itself and the Seller Releasing Party that the release in Section 7.10(a) includes releases of Seller Released Matters of which such Seller is presently unaware or of which such Seller does not presently suspect to exist.  Each Seller agrees, represents and warrants that such Seller realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Seller Released Matters which are presently unknown and unsuspected, and such Seller further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that such Seller nevertheless hereby intends to release, discharge and acquit the Seller Released Parties from any such unknown Seller Released Matters.  Each Seller acknowledges that the inclusion of unknown and unsuspected claims was separately bargained for and was a key element of this Agreement.

(c) Each Seller hereby represents to the Buyer that such Seller has not transferred or assigned any Seller Released Matters or possible Seller Released Matters against any Seller Released Party.

7.11 Release of Sellers.

(a) Effective as of the Closing, the Buyer, on behalf of itself and each of its Subsidiaries (including the Acquired Companies), controlled Affiliates, predecessors, successors, Representatives and assigns (each a “Buyer Releasing Party” and collectively, the “Buyer Releasing Parties”), hereby irrevocably releases and forever discharges the Sellers and their respective officers, directors, direct and indirect shareholders and equity holders, employees, Subsidiaries, predecessors, successors and assigns (each a “Buyer Released Party” and collectively, the “Buyer Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, compensation, wages, bonuses, liabilities, losses, damages, rights, costs, expenses (including attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Buyer Released Party by such Buyer Releasing Party by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the Closing Date (collectively, “Buyer Causes of Action”); provided, however, that the term “Buyer Causes of Action” shall not include and nothing in this paragraph will release any Buyer Released Party from any obligations arising out of, relating to or under (i) this Agreement, (ii) any Transaction Agreement accruing after the Closing, (iii) the failure to perform under Contracts after Closing, and (iv) any liabilities that accrue after Closing, including pursuant to Contracts entered into between a Seller Releasing Party and an Acquired Company prior to the Closing (such Buyer Causes of Action, other than those described in this exclusion, collectively, the “Buyer Released Matters”).  From and after the date hereof, each Buyer agrees (on behalf of itself and each other Buyer Releasing Party) to not, directly or indirectly (including in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any claim or proceeding of any kind against any of the Buyer Released Parties based upon or with respect to any Buyer Released Matter(s).

(b) Buyer acknowledges on behalf of itself and each Buyer Releasing Party that the release in Section 7.11(a) includes releases of Buyer Released Matters of which Buyer is presently unaware or of which Buyer does not presently suspect to exist.  Buyer agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Buyer Released Matters which are presently unknown and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit the Buyer Released Parties from any such unknown Buyer Released Matters.  Buyer acknowledges that the inclusion of unknown and unsuspected claims was separately bargained for and was a key element of this Agreement.

(c) Buyer hereby represents to the Sellers that Buyer has not transferred or assigned any Buyer Released Matters or possible Buyer Released Matters against any Buyer Released Party.

7.12 Insurance Cooperation.  Following the Closing, Buyer and the Acquired Companies will retain the right to assert claims (and the Sellers will use commercially reasonable efforts to assist Buyer and the Acquired Companies in asserting such claims) for any loss, liability or damage with respect to the Acquired Companies or the Business under any “occurrence basis” insurance policies of the Sellers or their Subsidiaries which are in effect as of the Closing Date with third-party insurers, and which provide coverage with respect to the Acquired Companies or the Business (as named insureds or otherwise) arising out of insured incidents occurring prior to the Closing Date.

ARTICLE 8
EMPLOYEE MATTERS

8.1 Employee Matters.

(a) As of the date hereof, Section 8.1(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of: (i) each Business Employee on US Seller’s US payroll (each, a “US Business Employee”), (ii) each person who would be a UK Business Employee in the event that the Closing Date took place on the date of this Agreement, (iii) each person who would be a PL Business Employee in the event that the Closing Date took place on the date of this Agreement and (iv) each Business Employee who is not (A) on US Seller’s US payroll or (B) on UK Seller’s UK payroll or otherwise based in the UK or (C) on either of the PL Sellers’ PL payroll (each in this Section 8.1(a) being an “Other Business Employee”).  Prior to the Closing, US Seller shall deliver to the Buyer an updated version to Section 8.1(a) of the Seller Disclosure Schedule that is complete and accurate as of the Closing.  Those US Business Employees and Other Business Employees (but, for the avoidance of doubt, excluding UK Business Employees, employees otherwise based in the UK, and Business Employees on either of the PL Sellers’ PL payroll) who continue employment with Buyer or one of its Subsidiaries immediately following the Closing Date shall be referred to herein as “Transferred Employees.”  Any US Business Employee who as of the Closing is receiving or eligible to receive disability or is not working and receiving workers’ compensation benefits shall, in either case, become and remain an employee of the US Seller effective as of the Closing, and the US Seller shall assume and retain all Liabilities relating to such US Business Employee and shall provide such US Business Employee with disability and workers’ compensation coverage under the applicable Seller Employee Plan and/or applicable law, as the case may be.  Notwithstanding the foregoing, with the express written consent of the Buyer, any such US Business Employee may become a Transferred Employee if such employee is able to and does return to work for the US Acquired Company within three (3) months following the Closing and satisfies applicable legal requirements to work for Buyer or one of its Subsidiaries, as the case may be, or at such later date as required by applicable law.

(b) Subject to the provisions of Section 2.3, the Buyer will, or will cause one of its Subsidiaries, to provide each Transferred Employee with:

(i) for at least six (6) months after the Closing Date (or, if earlier, the date of termination of employment of the Transferred Employee), cash compensation, including base salary (or base wage, as applicable) rate and target annual bonus and/or commission opportunity (excluding any equity-based compensation or opportunity or long-term compensation or opportunity), on terms that are in the aggregate reasonably comparable to the total cash compensation opportunity provided to the Transferred Employee on the date hereof.  Nothing herein shall (A) require the Buyer or any of its Subsidiaries or Affiliates (including any of the Acquired Companies) to continue the employment of or any particular term or condition of employment of any Transferred Employee, or (B) subject to compliance with the foregoing provisions of this subsection (b)(i), limit the Buyer’s (or any of its Subsidiaries’ or Affiliates’) ability and discretion to change or amend the total cash compensation opportunity to which a Transferred Employee may be entitled;

(ii) for six (6) months after the Closing Date, severance benefits that are equal to the severance benefits set forth on Section 8.1(b)(ii) of the Seller Disclosure Schedule; and

(iii) for at least six (6) months after the Closing Date (or, if earlier, the date of termination of employment of the Transferred Employee), benefits (excluding severance, cash incentive compensation or cash benefits, equity based compensation or benefits, defined benefit pension plan benefits, any and all non-qualified deferred compensation plan benefits and any and all post-termination/ retiree welfare benefits) to each Transferred Employee that, taken as a whole, are reasonably comparable in the aggregate to the benefits (excluding severance, cash incentive compensation or cash benefits, equity based benefits or compensation, defined benefit pension plan benefits, any and all non-qualified deferred compensation plan benefits and any and all post-termination/ retiree welfare benefits) provided to the Transferred Employee on the date hereof; provided, however, that neither the Buyer nor any of its Subsidiaries (including any Acquired Company after the Closing) shall be required to make any 401(k) (or similar) plan available until forty-five (45) days after the Closing Date.

(c) Except as required by applicable Law, as is provided in the Master Services Agreement, or as may be otherwise agreed to in writing by the US Seller and the Buyer, as of the Closing Date, the Transferred Employees shall cease to participate and accrue further benefits under any Seller Employee Plans.  Except to the extent expressly included in the Assumed Liabilities, the Sellers shall assume or retain, as applicable, the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with any Seller Employee Plan, any Company Employee Plan, any International Company Employee Plan, any Employee Benefit Plan and any other compensation or benefit plan, program, agreement, contract, policy or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by either Seller, any of the Acquired Companies or any of their respective Affiliates or with respect to which either Seller, any of the Acquired Companies or any of their respective Affiliates has any Liability; provided, however, that Seller and its Affiliates shall in no way be responsible for any Employee Benefit Plan maintained, sponsored or contributed to or required to be contributed to by Buyer and its Affiliates at any time prior to the Closing, or that is first established by any of the Acquired Companies and their Affiliates after the Closing.  For the avoidance of doubt the provisions of this Section 8.1(c) shall not apply to any employees or Liabilities in the United Kingdom or Poland.

(d) The US Seller shall retain all Liabilities relating to COBRA, including with respect to any “qualifying event,” (as defined under COBRA) and Liabilities under similar applicable Laws incurred on or prior to the Closing Date.  Following the Closing Date, to the extent required by Law, the Buyer or its applicable Affiliate shall be responsible for providing notices and making available group health care continuation coverage as required by COBRA for all of the Transferred Employees and former Transferred Employees and their respective covered dependents, whose “qualifying events” (as defined under COBRA) occur after the Closing Date.  For the avoidance of doubt the provisions of this Section 8.1(d) shall not apply to any employees or Liabilities in the United Kingdom or Poland.

(e) In respect of the Transferred Employees, the Sellers and the Buyer agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of IRS Forms W-2, W-3 and 941 for the full calendar year in which the Closing Date occurs, (i) the US Seller and US Acquired Company shall report on a “predecessor-successor” basis, as set forth therein, (ii) the US Seller shall be relieved from furnishing Forms W-2 to any Transferred Employees, and (iii) the US Acquired Company shall assume the obligations of Seller to furnish Forms W-2 to such US Business Employees who are Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided that, the US Seller shall, at the Closing, transfer to the US Acquired Company all Forms W-4 and W-5 with respect to the US Business Employees who are Transferred Employees, and such other data information and documents relating to US Business Employees who are Transferred Employees (including records of all (1) wages and bonuses paid and (2) Taxes withheld and paid) as shall be necessary for the US Acquired Company to assume and satisfy such obligations accurately and in accordance with Law.

(f) The Buyer and the US Seller shall, or shall cause one of their Subsidiaries to, take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under any Seller Employee Plans that are health and dependent care flexible spending account plans (the “FSAs”) of the US Business Employees who are Transferred Employees who are

participants in the Seller’s FSAs (the “Covered Employees”) shall be transferred to one or more comparable plans of the Buyer or one of its Subsidiaries (the “Buyer FSAs”); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Buyer FSAs in the same manner as under the Seller’s FSAs; provided that the US Seller has provided all data necessary to Buyer to reflect such application; and (iii) the Covered Employees shall be reimbursed from the Buyer FSAs for claims (A) incurred at any time during the plan year of the Seller’s FSAs in which the Closing Date occurs, and (B) submitted to the Buyer FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under the Seller’s FSAs.  As soon as reasonably practicable following the Closing Date, the US Seller will transfer cash to the Buyer in respect of the Covered Employees if and in the amount that employee deferrals under the FSAs exceed their corresponding paid claims as of the Closing, and the Buyer will transfer cash to the US Seller in respect of the Covered Employees if and in the amount that paid claims exceed corresponding employee deferrals as of the Closing.

(g) Following the Closing, the Buyer shall take commercially reasonable efforts to provide each Transferred Employee with credit for purposes of eligibility and vesting  (but not for benefit accrual including under a defined benefit plan intended to benefit employees located in the US), under the employee benefits plans of the Buyer (or one of its Subsidiaries) in which such Transferred Employee participates or will be eligible to participate in the calendar year of the Closing (“Buyer Benefits Plans”) for service on and prior to the Closing Date with the Sellers and their Subsidiaries (and any predecessor employer to such entities), including recognition of such service for purposes of determining Transferred Employees’ amount of paid time off or vacation and severance benefits, but only to the extent any such service was credited under an analogous Seller Employee Plan by the US Seller for a similar purpose; provided that in no event shall the Buyer be required to provide any service credit to any Transferred Employee to the extent the provision of such credit would result in any duplication of benefits. Buyer will transfer all available, previously-accrued paid time off or vacation time, as of the Closing Date and as accrued in accordance with the applicable paid time off or vacation policy of the Sellers consistent with past accounting practices, for each Transferred Employee, effective as of the Closing. The Buyer and its Subsidiaries shall use commercially reasonable efforts to cause any preexisting conditions or limitations (or actively at work or similar limitations), evidence of insurability requirements and eligibility waiting periods under any Buyer Benefits Plan that provides health or medical benefits to be waived with respect to Transferred Employees and their eligible dependents to the extent that such conditions, limitations, requirements or waiting periods were waived or satisfied by such Transferred Employees under the analogous Seller Employee Plan that provides health or medical benefits.

8.2 Employment-Related Assumed Liabilities.  Subject to Section 2.3, the Buyer, to the exclusion of the US Seller, shall be fully responsible for any and all Liabilities arising out of or relating to: (a) the Buyer’s employment following the Closing or termination of employment after the Closing of any Transferred Employee; (b) any Buyer Benefit Plans; and (c) workers’ compensation claims of Transferred Employees arising out of conditions with a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) after the Closing Date (collectively referred to herein as “Post-Closing Date Employment Liabilities”).  All Post-Closing Date

Employment Liabilities shall be Assumed Liabilities for all purposes of this Agreement.  For the avoidance of doubt, Post-Closing Date Employment Liabilities shall not include any Severance Expenses for which Sellers are responsible pursuant to Section 2.3 or any liabilities or payments owed pursuant to any of the US Seller retention agreements or Seller Employee Plan listed on Section 4.13(a) of the Seller Disclosure Schedule (other than the severance benefits described in Section 8.1(b)(ii) (subject to the provisions of Section 2.3)).

8.3 UK Business Employees.

(a) Effective immediately prior to the Closing, the Buyer shall make arrangements and procure the necessary employee benefit plans, contracts, and/or agreements for the UK Acquired Company and its Subsidiaries, as applicable, to comply with the covenants set forth in Sections 8.3(b) and 8.3(d) below.  Those of the UK Business Employees who are named on the updated Section 8.1(a) of the Seller Disclosure Schedule required to be provided pursuant to Section 8.1 above shall be referred to herein as “UK Transferred Employees”.  For the avoidance of doubt, the UK Transferred Employees shall not include any persons whose employment does not transfer to the UK Acquired Company on Closing, for whatever reason and any employee who is not on the list of UK Business Employees shall not be a UK Transferred Employee.

(b) The Buyer:

(i) Shall procure that immediately following the Closing Date, all UK Transferred Employees shall be employed on the same or substantially similar terms and conditions of employment and other benefits of or in connection with employment (including but not limited to any pensions rights (to the extent that such rights transfer under the Transfer Regulations) or benefits but excluding any and all defined benefit pension rights) as applied immediately prior to the transfer of their employment from the UK Seller to the UK Acquired Company, and shall indemnify each of the Sellers in respect of any liabilities arising from any failure to procure this, or any attempt to change any terms and conditions of employment and/or any other benefits of or in connection with employment on or after the Closing Date;

(ii) Shall indemnify each of the Sellers in respect of any liabilities arising out of the Buyer’s failure to comply with any of its obligations set forth in Section 8.3(a) and/or Section 8.3(b)(i) except to the extent that such failure is a result of the Sellers failing to comply with their obligations under the Transfer Regulations (and, in particular,  Regulations 11(1) to (3) and Regulation 13 and Regulation 14);

(iii) Shall indemnify each of the Sellers in respect of any liabilities arising out of the employment or termination of employment of any of the UK Transferred Employees on or after the Closing except to the extent that such failure is a result of the Sellers failing to comply with their obligations under the Transfer Regulations (and, in particular, Regulations 11(1) to (3) and Regulation 13 and Regulation 14);

(iv) Shall indemnify each of the Sellers in respect of any liabilities in relation to any UK Business Employee arising from a change or anticipated change by the UK Acquired Company to that UK Business Employee’s terms and conditions of employment and/or working conditions on or after the Closing, including but not limited to any liabilities arising from any claim or allegation of unfair dismissal and/or constructive dismissal in circumstances envisaged in Regulation 4(9) and/or Regulation 4(11) of TUPE and/or otherwise envisaged in the Transfer Regulations (except to the extent that such failure is a result of the Sellers failing to comply with their obligations under the Transfer Regulations (and, in particular, Regulations 11(1) to (3) and Regulation 13 and Regulation 14)) (it being understood that reference in this Section 8.3(b)(iv) to a UK Business Employee includes (without limitation) any individual who would have been a UK Business Employee had their employment not terminated prior to the Closing Date); and

(v) Shall indemnify each of the Sellers in respect of any liabilities arising out of any failure by the Buyer to tell any of the Sellers in good time prior to the Closing Date what measures it (or any of its current or future subsidiaries including the UK Acquired Company) envisages taking on or after the Closing Date in respect of any affected UK Business Employee (except to the extent that such failure is a result of the Sellers failing to comply with their obligations under the Transfer Regulations (and, in particular, Regulations 11(1) to (3) and Regulation 13 and Regulation 14)) including any liabilities suffered or incurred by any of the Sellers arising from any failure by the UK Seller (or the UK Acquired Company prior to the Closing Date) to comply with its obligations to properly inform and/or consult pursuant to the Transfer Regulations (and/or, in the case of the UK Acquired Company, to comply with its obligations under Regulation 13(4) of TUPE in relation to the transfer of staff from the UK Seller to the UK Acquired Company) and in each case only to the extent that such failure arises from the failure by the Buyer to inform the UK Seller and/or the UK Acquired Company in good time of any measures it envisages taking (or it envisages the UK Acquired Company or any other subsidiary taking) in respect of any affected employees, or confirming to the UK Seller and/or the UK Acquired Company that it does not envisage taking any such measures;

(vi) Shall indemnify each of the Sellers in respect of all liabilities suffered or incurred by any of the Sellers arising out of the non-payment or under-payment of salaries, wages, bonuses, overtime, holiday pay, PAYE and/or National Insurance contributions together with any over-deduction of pension contributions, or failure to provide benefits of employment, in relation to any of the UK Transferred Employees in respect of the period on or after the Closing; and

(vii) Shall indemnify each of the Sellers in respect of any liabilities arising as a result of the Buyer’s failure to comply or failure to procure compliance with Part 1 of the Pensions Act 2008 in relation to any UK Transferred Employee on and after Closing.

(c) The Sellers:

(i) Shall indemnify the Buyer and the UK Acquired Company in respect of all Liabilities suffered or incurred by the Buyer and/or the UK Acquired Company arising out of the non-payment or under-payment of salaries, wages, bonuses, overtime, holiday pay, pension contributions and payments, PAYE and/or National Insurance contributions or any other sums due to or payable in relation to the UK Business Employees solely in respect of and referable to any period up to the Closing (whether arising under common law, statute, equity or otherwise);

(ii) Shall indemnify the Buyer and UK Acquired Company in respect of any claim by on behalf of or in relation to any UK Transferred Employee or order or notice issued by the UK Pensions Regulator arising from the UK Transferred Employee’s employment with the UK Seller or that relevant UK Business Employee’s previous employer or employers prior to the Closing, including but not limited to any such claim brought in the UK Employment Tribunal and any claim in relation to a defined benefit pension scheme;

(iii) Shall indemnify the Buyer, the UK Acquired Company and each of their respective Subsidiaries against all Liabilities in respect or arising directly or indirectly as a result of any entitlement to the payment or provision of benefits or sums of money (on retirement, redundancy, early retirement, disability or otherwise) calculated by reference to any provision or membership of the Acxiom Limited Retirement Benefit Scheme and against any contribution notice or financial support direction (as those terms are defined in section 38 to 51 Pensions Act 2004) issued by the Pensions Regulator (or any connected or associated company as those terms are defined in sections 38 to 51 Pensions Act 2004);

(iv) Confirm that no redundancies or redundancy processes have commenced, are underway or are contemplated in respect of the UK Business Employees, save as disclosed by the Sellers in the Seller Disclosure Schedule;

(v) Shall indemnify the Buyer and the UK Acquired Company in respect of any claim by, on behalf of or in relation to any UK Business Employee arising in respect of all Liabilities suffered or incurred by the Buyer or the UK Acquired Company in respect of or arising from a failure of the UK Seller to comply with its obligations under the Transfer Regulation (and in particular, Regulation 11(1) to (3) and Regulation 13 and Regulation 14) except for any failure of the Buyer to comply with its obligations under Section 8.3(b)(v); and

(vi) Shall indemnify the Buyer and the UK Acquired Company in respect of all Liabilities suffered or incurred by the Buyer and the UK Acquired Company in relation to any UK Business Employee (except Timothy Sillwood) who is or claims to be employed on any contractual term (except for those specific “TUPE-transferred legacy terms” set out in the Seller Disclosure Schedule - Section 4.14(a) headed Ex CSC (Marlow based) employees - legacy benefits plan) which is different to the employment contract provided to but not signed by each of the UK Business Employees in 2013.

(d) The UK Seller and the Buyer and their respective Subsidiaries shall comply with all obligations either under the Transfer Regulations or other similar country-specific legal standards or applicable Laws to notify and/or consult with UK Business Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations.  In particular, the UK Seller shall (subject to Section 8.3(b)(v)) undertake all information and consultation obligations pursuant to Regulation 13 of TUPE in relation to the UK Business Employees and the Buyer shall comply with its obligations under Regulation 13(4) of TUPE (and shall provide the UK Acquired Company with such information at such time as it needs to comply with its obligations under Regulation 13(4) of TUPE) and the parties agree to co-operate with each other in relation to the information and consultation exercise.

(e) The UK Seller and its Subsidiaries will not, without the Buyer’s consent, prior to the Closing, make any material changes to the working conditions of the UK Business Employees, save as disclosed to the Buyer in the Seller Disclosure Schedule.

(f) For the avoidance of doubt, it is agreed that the Sellers are under no obligation to ensure that the UK Business Employees shall transfer their employment to the UK Acquired Company, and it is acknowledged that as a matter of law they have a right to object to such transfer.

(g) The Buyer will give the UK Seller within a reasonable period of time after the date of this Agreement such information as will enable the UK Seller to inform employee representatives of the measures which the Buyer envisages taking (or the Buyer envisages the UK Acquired Company taking) on or after the Closing in relation to the UK Business Employees.

(h) If in connection with the transactions contemplated by this Agreement any person whose name is not listed as a UK Transferred Employee in the updated version to Section 8.1(a) of the Seller Disclosure Schedule required to be provided pursuant to Section 8.1 above transfers to the UK Acquired Company on the Closing Date pursuant to TUPE or claims an entitlement to transfer to the UK Acquired Company on the Closing Date pursuant to TUPE (such person being defined as the “Unlisted UK Employee”):

(i) the UK Acquired Company may within 14 days of becoming aware of such actual or alleged transfer terminate the employment of the Unlisted UK Employee; and

(ii) subject to Section 8.3(i) below the Sellers shall indemnify and hold the Buyer and the UK Acquired Company harmless against all Liabilities that the Buyer and the UK Acquired Company may suffer, incur, sustain, pay or be put to by reason of, on account of or arising out of such termination of employment.

(i) The Sellers shall not be required to indemnify or hold harmless the Buyer or the UK Acquired Company pursuant to Section 8.3(h) above in respect of:

(i) any Liabilities arising out of any actual or alleged discriminatory act or omission of the UK Acquired Company (on or after the Closing Date) or of the Buyer, except to the extent that the actual or alleged discriminatory act or dismissal by the UK Acquired Company or Buyer  arises from or is in relation to the transfer (or failure to transfer) and/or the termination of employment of the relevant Unlisted UK Employee; or

(ii) any Liabilities arising from the UK Acquired Company (on or after the Closing Date) or the Buyer voluntarily making any payment to or in respect of the Unlisted UK Employee or conferring any benefit to or in respect of the Unlisted UK Employee without the prior written consent of the UK Seller.

8.4 PL Business Employees.

(a) Effective immediately prior to the Closing, the Buyer shall make arrangements and procure the necessary employee benefit plans, contracts, and/or agreements for the PL Acquired Company and its Subsidiaries, as applicable, to comply with the covenants set forth in Sections 8.4(b) and 8.4(d) below.  Those of the PL Business Employees who are named on the updated Section 8.1(a) of the Seller Disclosure Schedule required to be provided pursuant to Section 8.1 above shall be referred to herein as “PL Transferred Employees”.  For the avoidance of doubt, the PL Transferred Employees shall not include any persons whose employment does not transfer to the PL Acquired Company on Closing, for whatever reason.

(b) The Buyer:

(i) Shall procure that immediately following the Closing Date, all PL Transferred Employees shall be employed on the same terms and conditions of employment and other benefits of or in connection with employment (including but not limited to any pensions rights (to the extent that such rights transfer under the Transfer Regulations) or benefits) as applied immediately prior to the transfer of their employment from the PL Sellers to the PL Acquired Company, and shall indemnify each of the Sellers in respect of any liabilities arising from any failure to procure this, or any attempt to change any terms and conditions of employment and/or any other benefits of or in connection with employment on or after the Closing Date;

(ii) Shall indemnify each of the Sellers in respect of any liabilities arising out of the Buyer’s failure to comply with any of its obligations set forth in Section 8.4(a) and/or Section 8.4(b)(i);

(iii) Shall indemnify each of the Sellers in respect of any liabilities arising out of the employment or termination of employment of any of the PL Transferred Employees on or after the Closing;

(iv) Shall indemnify each of the Sellers in respect of any liabilities in relation to any PL Transferred Employee arising from a change or anticipated change to that PL Transferred Employee’s terms and conditions of employment and/or working conditions on or after the Closing, including but not limited to any liabilities arising from any claim or allegations of unfair dismissal in circumstances envisaged in Transfer Regulations; and

(v) Shall indemnify each of the Sellers in respect of all liabilities suffered or incurred by any of the Sellers arising out of the non-payment or under-payment of salaries, wages, bonuses, overtime, holiday pay, income tax withholdings, together with any due statutory interests, and/or social security contributions, together with any due statutory interests, or State Fund for the Rehabilitation of Disabled Persons contributions, together with any due statutory interests, or failure to provide benefits of employment, in relation to any of the PL Transferred Employees in respect of the period on or after the Closing.

(c) The Sellers:

(i) Shall indemnify the Buyer in respect of all Liabilities suffered or incurred by the Buyer arising out of the non-payment or under-payment of salaries, wages, bonuses, overtime, holiday pay, income tax withholdings, together with any due statutory interests, and/or social security contributions, together with any due statutory interests or the Social Benefits Fund, together with any due statutory interests, State Fund for the Rehabilitation of Disabled Persons contributions, together with any due statutory interests or any other sums due to or payable in relation to the PL Transferred Employees in respect of any period up to the Closing; and

(ii) Shall indemnify the Buyer in respect of any claim by on behalf of or in relation to any PL Transferred Employee arising solely from the PL Business Employee’s employment with the PL Sellers prior to the Closing, irrespective of whether it was due or not prior to the Closing; and

(iii) Confirm that no redundancies or redundancy, including individual dismissals for reasons not associated to an employee, processes have commenced, are underway or are contemplated in respect of the PL Transferred Employees; and

(iv) Confirm that the PL Transferred Employees are only those PL Business Employees whose majority of tasks and duties at the PL Seller 1 are connected with ITO Business; and

(v) Confirm that at the Closing none of the PL Transferred Employees is covered by any global equity based compensation or benefits plan. The Sellers shall indemnify and hold the Buyer and the PL Acquired Company harmless against all Liabilities that the Buyer and the PL Acquired Company may suffer, incur, sustain, pay or be put to by reason of, on account of or arising out of any PL Transferred Employee being covered at the Closing by any such global equity based compensation or benefits plan.

(d) The PL Sellers and the Buyer and their respective Subsidiaries shall comply with all obligations under applicable Laws to notify and/or consult with PL Business Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations.  In particular, the PL Sellers shall undertake all information and consultation obligations in relation to the PL Business Employees and the Buyer shall comply with its obligations under the Transfer Regulations and the parties agree to co-operate and consult with each other in relation to the information and consultation exercise.  The PL Sellers and the Buyer shall indemnify each other against all Liabilities resulting from any failure of the other to notify and/or consult or to provide such information in a timely manner and in the manner required by the Transfer Regulations.

(e) The PL Sellers and their respective Subsidiaries will not, without the Buyer’s consent, prior to the Closing, make any material changes to the working conditions of the PL Business Employees, save as disclosed to the Buyer in the Seller Disclosure Schedule.

(f) For the avoidance of doubt, it is acknowledged that as a matter of Law, the PL Business Employees have a right to terminate their employment within the first two (2) months after being transferred to the PL Acquired Company, upon seven (7) days’ notice.

(g) The Buyer will give the PL Sellers within a reasonable period of time after the date of this Agreement such information as will enable the PL Sellers to inform employee representatives of the measures which the Buyer envisages taking (or the Buyer envisages the PL Acquired Company taking) on or after the Closing in relation to the PL Business Employees, if applicable.  The PL Sellers undertake to provide the Buyer with any information or documents required to assess whether any such measures will be required.

(h) If in connection with the transactions contemplated by this Agreement any person whose name is not listed in the updated version to Section 8.1(a) of the Seller Disclosure Schedule required to be provided pursuant to Section 8.1 above transfers to the PL Acquired Company on the Closing Date pursuant to Transfer Regulations or claims an entitlement to transfer to the PL Acquired Company pursuant to Transfer Regulations on the Closing Date (such person being defined as the “Unlisted PL Employee”):

(i) subject to Section 8.4(i) below, the Sellers shall indemnify and hold the Buyer and the PL Acquired Company harmless against all Liabilities that the Buyer and the PL Acquired Company may suffer, incur, sustain, pay or be put to by reason of, on account of or arising out of employment of any Unlisted PL Employee and dismissal of the Unlisted PL Employee once it will be legally and lawfully admissible.

(i) The Sellers shall not be required to indemnify or hold harmless the Buyer or the PL Acquired Company pursuant to Section 8.4(h) above in respect of:

(i) any Liabilities to the extent that they arise or are increased by reason of any failure by the PL Acquired Company and/or the Buyer to follow a fair procedure in relation to any termination of employment; or

(ii) any Liabilities arising out of any actual or alleged discriminatory act or omission of the PL Acquired Company (on or after the Closing Date) or of the Buyer.

8.5 Cooperation.  Subject to the requirements of any applicable data privacy Laws, the Parties agree to fully cooperate with respect to the transfer of employee data relating to the Business Employees necessary to carry out their obligations set forth in this Article 8.

8.6 No Third Party Beneficiaries.  The Parties acknowledge and agree that all provisions contained in this Article 8 are included for the sole benefit of the respective Parties and shall not create any right, including any third-party beneficiary right, (a) in any other Person, including, without limitation, any Employees, former Employees, any participant in any Company Employee Plan, Seller Employee Plan, or International Company Employee Plan or any beneficiary thereof or (b) to continued employment with the US Seller or the Buyer or any of their Subsidiaries or Affiliates.  Except as may be required by Law (including TUPE), nothing in this Article 8, express or implied, shall: (i) limit the ability of the Buyer or any of its Affiliates (including, follow the Closing, any Acquired Company) to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason; (ii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii) limit the ability of the Buyer or any of its Affiliates (including, following the Closing, any Acquired Company) to amend, modify or terminate any benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE 9
TAX MATTERS

9.1 Tax Indemnification.

(a) Except as otherwise provided in this Section 9.1, the Sellers, on a joint and several basis, shall indemnify and hold the Buyer Indemnitees harmless against any and all Losses other than Current Liabilities (to the extent included in the Final Adjusted Closing Purchase Price) attributable to, resulting from or arising in connection with: (i) Taxes of the Acquired Companies or their Subsidiaries with respect to any taxable period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”), (ii) Taxes of any other Person imposed on any of the Acquired Companies or their Subsidiaries attributable to such Acquired Company’s or any of its Subsidiaries’ being a member prior to Closing of an “affiliated group” (within the meaning of Section 1504(a) of the Code or any comparable provision of applicable state, local, or non-U.S. Tax law) that arise under Treasury Regulation Section 1.1502–6 or any comparable provision of applicable state, local or non-US Tax law, (iii) Taxes of any other Person imposed on any of the Acquired Companies or their Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) employer payroll Tax of Sellers, the Acquired Companies or their Subsidiaries attributable to any payments made in connection with the transactions contemplated by this Agreement, in each case excluding, for the avoidance of doubt, any amounts included in Seller Transaction Expenses or paid in connection with the termination of any Business Employee by the Buyer or any Acquired Company after the Closing (provided, however, that this exclusion shall not effect any of the Buyer’s rights under Section 2.3), and (v) Transfer Taxes to the extent of US Seller’s liability pursuant to Section 9.4.  Notwithstanding anything to the contrary and for the avoidance of doubt, the Sellers shall not be liable to indemnify the Buyer or any of its Affiliates (1) pursuant to this Section 9.1 with respect to claims relating to Separation Costs or Severance Expenses, or (2) pursuant to the Agreement or any ancillary agreement with respect to claims relating to the amount, value or condition of any Tax asset or attribute of any of the Acquired Companies, including any adjustments under the unified loss rule of Treas. Reg. §1.1502-36, or the ability of the Buyer or any of its Affiliates to utilize such Tax assets or attributes following the Closing.

(b) The Buyer shall indemnify and hold Seller Indemnitees harmless against any Losses as result of: (i) Taxes imposed on any of the Acquired Companies or with respect to the ITO Assets for any taxable period (or portion thereof) beginning after the Closing Date (each, a “Post-Closing Tax Period”), except for (A) Losses for which the Buyer and its Affiliates are entitled to be indemnified under Section 9.1(a), and any interest, penalties or additions to Tax or additional amounts in respect thereof accruing in any Post-Closing Tax Period, and (B) any Losses attributable to any breach of any representation contained in Section 4.7(e), (f), (g), (h), (i), or (j), (ii) Taxes described in Section 9.6, and (iii) Transfer Taxes to the extent of Buyer’s liability pursuant to Section 9.4.

9.2 Tax Returns.

(a) The US Seller shall prepare and timely file or cause to be prepared and timely filed when due (taking into account valid extensions) (i) all Tax Returns of or with respect to any of the Acquired Companies or the ITO Assets that are required to be filed on or after the date hereof and on or before the Closing Date and (ii) all income Tax Returns of or with respect to any of the Acquired Companies for any Tax period ending on or prior to the Closing Date (collectively “Seller Returns”).  All such Seller Returns shall be prepared timely in a manner consistent with the past practice of the Acquired Companies unless otherwise required by applicable Law and the provisions of this Agreement.  The Sellers shall pay all such Taxes shown on such Tax Returns.

(b) Except for Seller Returns and only if not filed prior to the Closing Date, the Buyer shall prepare and file or cause to be prepared and filed when due (taking into account valid extensions) all Tax Returns that are required to be filed by or with respect to the ITO Assets or any of the Acquired Companies for any Tax period ending on or prior to the Closing Date the due date of which (taking into account extensions of time to file) is after the Closing Date, or for any Straddle Period (the “Buyer Returns”).  All such Buyer Returns relating to any Tax period or portion thereof ending on or prior to the Closing Date shall be prepared timely in a manner consistent with the past practice of the Acquired Companies unless otherwise required by applicable Law.

(c) Any material Tax Return relating to any Tax period or portion thereof ending on or prior to the Closing Date required to be filed with respect to any of the Acquired Companies under this Section 9.2 (other than any return of any Seller filed on an affiliated, consolidated combined or unitary basis) shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) by the Party responsible pursuant to this Agreement for filing such Tax Return (the “Filing Party”) to the other Party (the “Non-Filing Party”) for the Non-Filing Party’s review and comment not less than twenty (20) days prior to the due date for the filing of such Tax Return (taking into account valid extensions).  Any disputes between the Filing Party and the Non-Filing Party shall be resolved by the Accounting Firm, whose costs shall be borne substantially in accordance with Section 2.1(h).

(d) To the extent the Filing Party is required to remit any Taxes that the Non-Filing Party is responsible pursuant to this Agreement to pay, the Non-Filing Party shall pay to the Filing Party any such Taxes within five (5) Business Days after receipt of a detailed computation in a form reasonably satisfactory to the Non-Filing Party of the amount of such Taxes.

9.3 Computation of Tax Liabilities.

(a) To the extent permitted or required by Law or administrative practice, the taxable year of each of the Acquired Companies and their Subsidiaries that includes the Closing Date shall be closed, and in all events shall be treated as closing, on (and including) the Closing Date and all transactions and items occurring or accruing on the Closing Date shall be allocated to and reflected on the Tax Returns of the Sellers or the Acquired Companies (as applicable) for the tax period ending on the Closing Date, provided, however, that any transaction not in the ordinary course of business occurring on the Closing Date after the Closing and occurring at the direction of Buyer or its Affiliates, including any Tax election or any restructuring with respect to the Acquired Companies, shall be reported on the Buyer’s consolidated U.S. federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), and shall be similarly reported on other Tax Returns of the Buyer or its Affiliates to the extent permitted by applicable Law.

(b) In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”) of any Person, the Taxes imposed upon any of the Acquired Companies or their Subsidiaries allocable to the Pre-Closing Tax Period shall be computed on an interim closing of the books basis as if such taxable period ended on and included the Closing Date (treating the taxable year of any entity in which such person owns an interest as closing on such date for such purpose), provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, and Taxes imposed on a periodic basis (such as property Taxes) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period after the Closing Date in proportion to the number of days in each such portion of the Straddle Period.

(c) In determining the Sellers’ liability for Taxes pursuant to this Agreement, the Seller shall be credited with the amount of estimated Taxes paid by or on behalf of any of the Acquired Companies or with respect to the ITO Assets prior to the Closing.  To the extent that the Sellers’ liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Acquired Companies or with respect to the ITO Assets for such taxable year or period, without duplication, the Buyer shall pay the US Seller any refunds or credits of such amounts in accordance with Section 9.5.

9.4 Transfer Taxes.  All sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees resulting from the transactions contemplated by this Agreement (but excluding income and other similar Taxes on any gains incurred by any Seller resulting from the sale of Acquired Stock pursuant to this

Agreement) (“Transfer Taxes”) shall be borne fifty percent by the US Seller and fifty percent by the Buyer.  The US Seller and the Buyer shall cooperate with each other and, subject to the other terms of this Agreement, take any action reasonably requested by the other Party that does not cause such Party to incur any cost or material inconvenience in order to minimize Transfer Taxes, including timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Transfer Taxes.  Notwithstanding anything to the contrary set forth herein, any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed when due (taking into account valid extensions), with the expense thereof borne fifty percent by the US Seller and fifty percent by the Buyer, by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and the Filing Party will use its reasonable efforts to provide such Tax Returns to the Non-Filing Party at least ten (10) Business Days prior to the due date (taking into account valid extensions) for such Tax Returns. Transfer Taxes shown as due on such Tax Returns shall be timely paid in full when due by the Filing Party, and the Non-Filing Party shall promptly remit to the Filing Party fifty percent (50%) of such Transfer Taxes upon receipt of reasonable evidence of the amount of such Transfer Taxes.

9.5 Tax Refunds.

(a) Any Tax refund (including any interest in respect thereof) received by the Buyer or any of the Acquired Companies, and any amounts credited against Tax in lieu of a Tax refund to which the Buyer or any of the Acquired Companies becomes entitled (including by way of any amended Tax Returns or any carryback filing) for any Tax period or portion thereof ending on or prior to the Closing Date shall be for the account of the US Seller to the extent such Taxes were paid on or prior to the Closing or indemnified by the US Seller hereunder.  Buyer shall pay over to the US Seller any such refund or the amount of any such credit in lieu of a Tax refund (reduced by any costs or Taxes incurred in obtaining such refund or credit) within five (5) Business Days after receipt or, in the case of a credit in lieu of a Tax refund, after the Acquired Companies recognize a cash Tax savings as a result thereof.  To the extent any refund or credit that gave rise to a payment to the US Seller pursuant to this Section 9.5 is subsequently disallowed, US Seller shall promptly remit any such amounts to Buyer, along with any applicable interest or penalties with respect thereto.

(b) For purposes of this Section 9.5, where it is necessary to apportion a refund or credit in lieu of a Tax refund between the Buyer and the US Seller for a Straddle Period, such refund or credit shall be apportioned between the Pre-Closing Tax Period and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of the Acquired Companies as if such taxable period ended on and included the Closing Date, except that refunds or credits of Taxes imposed on a periodic basis shall be allocated on a daily basis but in each case applying the principles of Section 9.3.  The Buyer shall cooperate, and cause the Acquired Companies to cooperate, in obtaining any Tax refund for any Tax period ending on or including the Closing Date.

9.6 Post-Closing Actions Affecting the US Seller’s Liability for Taxes.

(a) Except as required by applicable Law after provision of notice to Seller, none of the Buyer or any of its Affiliates shall (or shall cause or permit any other Person to) amend, re-file or otherwise modify any Tax Return, file any Tax Return in a jurisdiction in which such Person has not previously filed a Tax Return, initiate or enter into any voluntary disclosure agreement or similar agreements, or extend any applicable statute of limitations, in each case relating in whole or in part to any of the Acquired Companies or the ITO Assets with respect to any taxable year or period or portion thereof ending on or before the Closing Date without the prior written consent of the US Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) None of the Buyer or any of its Affiliates shall carry back for US federal, state, local or non-US Tax purposes to any Pre-Closing Tax Period of any of the Acquired Companies, the US Seller or any of its Affiliates, any operating losses, net operating losses, capital losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable period (or portion thereof) of the Buyer or any of its Affiliate beginning after the Closing Date.

9.7 Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing Contracts between the US Seller, UK Seller, PL Sellers or any of their Affiliates and any of the Acquired Companies or their Subsidiaries shall terminate as of the Closing and, after the Closing Date, the Buyer and the Acquired Companies shall not be bound thereby or have any liability thereunder.

9.8 Tax Contests.  Each Party hereto shall notify the other Party in writing in accordance with Section13.2 within ten (10) Business Days following receipt by such Party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party (“Tax Contest”).  If the Party required to give such notice fails to do so in a timely manner, such failure shall not relieve the other Party of its obligation under this Agreement to indemnify for any Taxes arising in connection with such Tax Contest except to the extent that such failure to give notice materially prejudices the other Party’s right to participate in or defend the Tax Contest.  Except with respect to a Tax Contest for a Straddle Period, the US Seller shall have the sole right to represent the interests of the Acquired Companies in any Tax Contest for which it is required to indemnify the Buyer and its Affiliates under Section9.1 and to employ counsel of its choice at its sole cost and expense but if and only if (i) US Seller provides written notice to the Buyer of its election to control such Tax Contest within 10 days of receiving notice of the Tax Contest and (ii) the US Seller confirms in writing that the US Seller has the obligation to indemnify the Buyer and its Affiliates hereunder with respect to any Losses or Tax related to such Tax Contest; provided, however, that, Buyer shall be entitled to participate in such proceedings at its own expense, and if such settlement would adversely affect Buyer or any of its Affiliates (including any of the Acquired Companies) in a Tax period (or portion thereof) beginning after the Closing, the US Seller shall not settle or otherwise dispose of any Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  In the case of a Tax Contest of an Acquired Company or its Subsidiaries for any Straddle Period, Buyer shall control such Tax Contest subject to the US Seller’s right to participate in such proceedings at its own expenses to the extent such Tax Contest relates to Taxes for which it is required to indemnify.  If the US Seller has the right but does not elect to represent the interests of the Acquired Companies under this Section9.8, Buyer shall have the right to represent the interests of the Acquired Companies in such Tax Contest with reasonable costs of such control being borne by US

Seller, provided that Buyer shall not settle or otherwise dispose of any Tax Contest without the prior written consent of the US Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  This Section9.8 and not Section12.5 shall govern with respect to Tax Contests.

9.9 Resolution of All Tax Related Disputes.  If the US Seller and the Buyer cannot agree on the calculation of any amount relating to Taxes for which the US Seller is liable under Section 9.1(a) or Buyer is liable under Section 9.1(b), such dispute shall be resolved by the Accounting Firm, whose decision shall be final and binding upon all persons involved and whose expenses shall be borne substantially in accordance with Section 2.1(h) by the party that loses the dispute.  If a Tax Return is required by applicable Law to be filed or a payment made before such accounting firm have resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by the Filing Party, and shall be amended if necessary to reflect the determination of the accounting firm with respect to the disputed items.

9.10 Tax Effect of Indemnification Payments.  All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Acquired Stock to the extent permitted by applicable Law.

9.11 Assistance and Cooperation.  From and after the Closing, each of the Sellers and the Buyer shall, and shall cause their respective Affiliates to, (a) reasonably assist the other Party in preparing and filing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 9.2, (b) use commercially reasonable efforts to minimize the amount of any Tax for which Sellers, Buyer or their respective Affiliates may be liable pursuant to this Agreement, provided that no Party shall have any obligation under this Section 9.11(b) to the extent that such efforts could reasonably be expected to increase the Taxes of such Party or its Affiliates, and (c) reasonably cooperate in preparing for any Tax Contest with respect to the Acquired Companies or the ITO Assets.

9.12 Tax Reporting with respect to PL Acquired Company.  The Parties agree to treat the acquisition of the PL Acquired Company in accordance with Rev. Rul. 99-6 (Situation 2) for tax purposes. The Parties shall prepare and file all Tax Returns, reports and financial statements consistent with, and shall not take any tax position inconsistent with, the foregoing.

9.13 Conflicts.  To the extent any provision of this Article 9 and Article 12 are in conflict with respect to any Tax matters, notwithstanding Article 12, this Article 9 shall apply (e.g., the provisions of Section9.8 with respect to Tax Contests shall apply in lieu of the provisions of Section 12.5).

ARTICLE 10
PRE-CLOSING TERMINATION

10.1 Pre-Closing Termination.  Subject to the terms of Section10.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Buyer and the US Seller;

(b) by either the Buyer or the US Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on the date that is one hundred and twenty (120) days after the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Buyer or the US Seller, if:

(i) a Governmental Authority in the United States, the United Kingdom or Poland shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal or unenforceable in the United States, the United Kingdom or Poland; or

(ii) a Governmental Authority of competent jurisdiction in the United States, the United Kingdom or Poland shall have issued an Order prohibiting, restraining, making illegal or materially altering the Transactions that has become final and nonappealable;

(d) by the Buyer, if (i) the Buyer is not then in material breach of this Agreement, and (ii) there has been a breach of any representation, warranty, covenant or agreement of the US Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(b) would not be satisfied at the Closing and such breach has not been cured prior to the earlier of within thirty (30) Business Days after written notice thereof to the US Seller and the End Date; or

(e) by the US Seller, if (i) Sellers are not then in material breach of this Agreement, and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(c) would not be satisfied at the Closing and such breach has not been cured prior to the earlier of within thirty (30) Business Days after written notice thereof to the Buyer and the End Date.

10.2 Effect of Pre-Closing Termination.  In the event of the valid termination of this Agreement in accordance with the terms of this Article 10, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of the Buyer, Sellers or their respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any willful and intentional material breach of such Party’s representations, warranties, covenants or agreements set forth herein; and provided further that the provisions of this Section10.2 and Article 13 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section10.1, and notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for any fraud that occurred prior to such termination.

ARTICLE 11
POST-CLOSING NON-COMPETITION AND NON-SOLICITATION AGREEMENT

The Parties agree to the covenants as set forth on Exhibit L.

ARTICLE 12
POST-CLOSING INDEMNIFICATION

12.1 Survival of Representations, Warranties, Covenants and Agreements.  If the Closing occurs, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement, and the right to make indemnification claims under this Agreement in respect of such representations, warranties, covenants and agreements, shall survive the Closing and remain in full force (a) with respect to the representations and warranties contained in Article 4 and/or Article 5, other than the Excluded Representations, until the earlier of (x) sixty (60) days after the Buyer’s receipt from its auditors of audited financial statements for the Acquired Companies for the fiscal year ending March 31, 2016 and (y) August 31, 2016, (b) with respect to the Excluded Representations, until sixty (60) days after the expiration of the statute of limitations (or extensions thereof) applicable to the matters set forth therein, provided that the representation under Section 4.18 (Sufficiency of Assets) shall only survive until the earlier of (x) sixty (60) days after the Buyer’s receipt from its auditors of audited financial statements for the Acquired Companies for the fiscal year ending March 31, 2016 and (y) August 31, 2016 and (c) with respect to each of the covenants and agreements set forth in this Agreement, until sixty (60) days after the expiration of the statute of limitations (or extensions thereof) applicable to the matters set forth therein (the periods referred to in this sentence the “Survival Periods” and each is a “Survival Period”).  In the event that any Indemnified Party shall deliver a Claim Certificate to an Indemnifying Party setting forth a claim for indemnification under this Article 12 in respect of a breach of a representation, warranty, covenant or agreement of a Party set forth in this Agreement prior to the expiration of the applicable Survival Period, then such representation, warranty, covenant or agreement shall continue in full force and effect solely with respect to such claim until the final resolution thereof.

12.2 Indemnification.

(a) Subject to the limitations and procedures set forth in this Article 12 and Article 9 (as applicable with respect to Tax matters), from and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees for:

(i) any and all damages, losses, liabilities, judgments, deficiencies, penalties, fines, Taxes, costs or other expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) paid, sustained or incurred by any Buyer Indemnitee as a result of or arising out of:

(A) any breach of or inaccuracy in any representation or warranty of the Sellers in this Agreement (as qualified by the Seller Disclosure Schedule to the extent provided in this Agreement), in each case, as of the date of this Agreement or as of the Closing Date (or if a representation or warranty addresses matters only as of a specified date, such date), or in the US Seller Closing Certificate, limited, with respect to indemnification claims arising out of a breach of Sections 4.7(a), (b), (c), (d), (k), (l), (m), (n) or (o) (Taxes), to Losses in respect of Taxes for any Pre-Closing Tax Period imposed on any of the Acquired Companies as a result of such breach;

(B) any breach by the US Seller, UK Seller or the PL Sellers of any covenants or other agreements of the US Seller, UK Seller or the PL Sellers set forth in this Agreement, whether to be performed before or after the Closing; and

(ii) any UK Seller Non-ITO Liabilities or PL Seller Non-ITO Liabilities paid, sustained or incurred by any Buyer Indemnitee after the Closing.

(b) Subject to the limitations and procedures set forth in this Article 12 and Article 9 (as applicable with respect to Tax matters), from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Indemnitees for:

(i) any and all Losses paid, sustained or incurred by any Seller Indemnitee as a result of or arising out of:

(A) any breach of or inaccuracy in any representation or warranty of the Buyer in this Agreement, in each case, as of the date of this Agreement or as of the Closing Date (or if a representation or warranty addresses matters only as of a specified date, such date), or in the Buyer Closing Certificate; or

(B) any breach by the Buyer of any of its covenants or other agreements set forth in this Agreement, whether to be performed before or after the Closing; and

(ii) any UK Seller ITO Liabilities or PL Seller ITO Liabilities paid, sustained or incurred by the US Seller or any of its Subsidiaries following the Closing.

(c) Except in the event of fraud, a dispute under Section 2.1 (which shall be governed exclusively by Section 2.1), or as provided in Article 9 (which shall be governed exclusively by Article 9) or Sections 8.3(b), 8.3(c), 8.4(b) or 8.4(c), but without limiting any rights or obligations of the Parties pursuant to any document, deed or agreement delivered pursuant to Section 3.2, from and after Closing, the rights of the Buyer and the Sellers to indemnification under this Agreement shall be the exclusive remedies of the Parties for money damages with respect to any matter in any way relating to, or arising out of, this Agreement.  Except in the event of fraud or as expressly provided in this Agreement (including the provisions of this Article 12), after the Closing, no Party or its Affiliates shall be entitled to bring or maintain any action against the other Party or its Affiliates or Representatives, and no recourse shall be brought or granted against any Party or its Affiliates or Representatives, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the US Seller or the Buyer set forth or contained in this Agreement, the US Seller Closing Certificate or the Buyer Closing Certificate.

12.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification under Section 12.2(a), and the Seller Indemnitees shall not be entitled to indemnification under Section 12.2(b), for any Indemnification Claims made after the expiration of the applicable Survival Period.  The Buyer Indemnitees may only make claims for indemnification under Section 12.2(a), and the Seller Indemnitees may only make claims for indemnification under Section 12.2(b), prior to the expiration of the applicable Survival Period.  Notwithstanding anything to the contrary set forth in this Agreement, if the Transactions are consummated, each of the Parties acknowledge and agree that all applicable statutes of limitations or other claims periods with respect to claims thereunder shall be shortened to the applicable Survival Period.

(b) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the Buyer Indemnitees shall not be entitled to indemnification under Section 12.2(a)(i)(A) for any Losses that the Buyer Indemnitees are otherwise entitled to be indemnified against thereunder arising out of a single set of (or series of related) facts and circumstances that are less than $25,000 (the “Single Claim Threshold”); provided, that the foregoing shall not apply to any claim with respect to Excluded Representations or fraud and, for the avoidance of doubt, if the Single Claim Threshold is exceeded then the Buyer Indemnitees shall be entitled to indemnification with respect thereto for the entire amount of the Loss without regard to the Single Claim Threshold; and

(ii) the Seller Indemnitees shall not be entitled to indemnification under Section 12.2(b)(i)(A) for any Losses that the Seller Indemnitees are otherwise entitled to be indemnified against thereunder arising out of a single set of (or series of related) facts and circumstances that are less than Single Claim Threshold; provided, that the foregoing shall not apply to any claim with respect to Excluded Representations or fraud and, for the avoidance of doubt, if the Single Claim Threshold is exceeded the Seller Indemnitees shall be entitled to indemnification with respect thereto for the entire amount of the Loss without regard to the Single Claim Threshold.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the Buyer Indemnitees shall not be entitled to indemnification under Section 12.2(a)(i)(A) for Losses that the Buyer Indemnitees are otherwise entitled to be indemnified against thereunder unless and until the amount of such Losses exceed one-half percent (0.5%) of the Final Adjusted Closing Purchase Price (the “Deductible Amount”) in the aggregate, whereupon the Buyer Indemnitees shall only be entitled to indemnification under Section 12.2(a)(i) for such Losses in excess of the Deductible Amount; provided, that the foregoing shall not apply to any claim with respect to Excluded Representations or fraud; and

(ii) the Seller Indemnitees shall not be entitled to indemnification under Section 12.2(b)(i)(A) for Losses that the Seller Indemnitees are otherwise entitled to be indemnified against thereunder unless and until the amount of such Losses exceed the Deductible Amount in the aggregate, whereupon the Seller Indemnitees shall only be entitled to indemnification under Section 12.2(b)(i)(A) for the amount of such Losses in excess of the Deductible Amount; provided, that the foregoing shall not apply to any claim with respect to Excluded Representations or fraud.

(d) Notwithstanding anything to the contrary set forth in this Agreement:

(i) (A) the maximum aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification under Section 12.2(a)(i)(A) shall be limited to five percent (5%) of the Final Adjusted Closing Purchase Price in the aggregate (the “Cap”), and (B) the maximum aggregate amount of Losses for which the Seller Indemnitees shall be entitled to indemnification under Section 12.2(b)(i)(A) shall be limited to the Cap; provided, that the foregoing shall not apply to any claim with respect to Excluded Representations or fraud; and

(ii) (A) the maximum aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification under this Agreement (including Article 9 and this Article 12), collectively, shall be limited to an amount equal to the Final Adjusted Closing Purchase Price in the aggregate, and (B) the maximum aggregate amount of Losses for which the Seller Indemnitees shall be entitled to indemnification under this Agreement (including Article 9 and this Article 12), collectively, shall be limited to an amount equal to the Final Adjusted Closing Purchase Price in the aggregate, in each case including any claims with respect to fraud.

(e) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the amount of Losses for which indemnification is available under this Agreement (including Article 9 and this Article 12) shall be reduced by the amount of insurance proceeds, indemnification payments and other third party recoveries (net of all collection related costs and expenses, retentions, deductibles and/or increases in premiums related thereto) actually received by an Indemnified Party in respect of any Losses incurred by such Indemnified Party and any net Tax benefits actually realized within two (2) years of the date of the Loss giving rise thereto, limited in the case of the Buyer Indemnitees with respect to such net Tax benefits to those benefits received by or with respect to the US Acquired Company;

(ii) the Losses for which indemnification is available under this Agreement (including Article 9 and this Article 12) shall not include, and no Indemnified Party may bring or recover any indemnification claims arising out of, any punitive damages or damages determined based on a multiple of any financial or business measure (including revenues, earnings, sales or other benchmarks) unless and solely to the extent that such damages are payable by an Indemnified Party to a third Person pursuant to an Order; and

(iii) the Indemnified Party shall, to the extent required by applicable Law, use its commercially reasonable efforts to mitigate all Losses after becoming aware of any event which may give rise to any Losses in respect of which the Indemnified Party may be entitled to indemnification under this Agreement (including Article 9 and this Article 12).

(f) Notwithstanding anything to the contrary set forth in this Agreement, in the event that a single set (or series of related) facts and circumstances entitles an Indemnified Party to indemnification under more than one section or subsection of Section 12.2(a) or Section 12.2(b), as the case may be, such Indemnified Party shall be entitled to recover the Losses arising out of that set (or series of related) facts and circumstances only once under this Agreement.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification under Article 9 or this Article 12 for any Losses to the extent such Losses were included as Current Liabilities, Closing Indebtedness or Seller Transaction Expenses in the Final Adjusted Closing Purchase Price pursuant to Section 2.1 or are Severance Expenses or Separation Costs (the treatment of which, for the avoidance of doubt, is governed by Section 2.3(a) and Section 2.4(a), respectively; provided, however, that this Section 12.3(g) shall in no way limit the Buyer Indemnitees’ rights with respect to indemnification in connection with any breach of Section 2.3 and/or Section 2.4.

(h) For purposes of determining whether there has been a breach or inaccuracy of any representation or warranty (other than the representations and warranties set forth in the second sentence of Section 4.6(a) and the first sentence of Section 4.6(b)) and the amount of Losses that are the subject matter of a claim for indemnification hereunder, and for determining whether the Single Claim Threshold and/or Deductible Amount have been met, each representation and warranty in this Agreement and the schedules and exhibits hereto (other than the representations and warranties set forth in the second sentence of Section 4.6(a) and the first sentence of Section 4.6(b)) shall be read without regard and without giving effect to the terms “material”, “Seller Material Adverse Effect” or “Buyer Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words were deleted from such representation and warranty).

12.4 Indemnification Claims.

(a) If an Indemnified Party reasonably believes that it has or will have a right to indemnification under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the Survival Period (if applicable): (i) stating that such Indemnified Party has directly or indirectly paid, sustained or incurred any Losses or had any Losses asserted against it, or reasonably anticipates that it will directly or indirectly pay, sustain or incur any Losses or have any Losses asserted against it, for which it is entitled to indemnification under this Agreement; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Losses, if applicable), the date each such item of Losses was paid, sustained or incurred or asserted against it, or the basis for such reasonably anticipated Losses; (iii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (if any) and copies of any formal demand or complaint relating thereto (if any); and (iv) the basis for indemnification under this Agreement to which such item of Losses is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).

(b) In the event that the Indemnifying Party shall seek to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss.  In the event that the Indemnifying Party shall fail to object to any items of Loss set forth in a Claim Certificate within the foregoing thirty-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

(c) The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Losses set forth in a Claim Certificate and in otherwise resolving such matters, such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

12.5 Third Party Claims.

(a) In the event any Action is instituted or threatened against an Indemnified Party that involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof.  The failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Parties to defend its interests in such Action.

(b) Upon receipt of such notice from the Indemnified Party and subject to delivery (within fifteen (15) days of receipt of such notice from the Indemnified Party) of written notice to the Indemnified Party that unequivocally acknowledges the Indemnifying Party’s liability to indemnify the Indemnified Party with respect to such Action, the Indemnifying Party shall have the right, in its sole discretion, and at its sole cost and expense, to assume control of the defense of such Action; provided, however, that:

(i) if the Indemnifying Party properly assumes control of the defense of such Action, the Indemnified Party (at its sole cost and expense) shall have the right to participate in (but not control) the defense of such Action and shall not have the right to settle such Action for so long as the Indemnifying Party is controlling such defense pursuant to the terms of this Section 12.5;

(ii) the Indemnifying Party shall not settle any Action without the prior written consent of the Indemnified Party, which shall not unreasonably be withheld, delayed or conditioned; and

(iii) if the Indemnifying Party is eligible to and does assume the defense of such Action such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, an actual conflict exists between the Indemnified Party and the Indemnifying Party that prevents joint representation; provided, further, however, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any single such Action.

(c) If the Indemnifying Party within the fifteen (15) day period described above does not properly elect to defend against such Action, or if the Indemnifying Party is not entitled to otherwise do so, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Action.  Notwithstanding the foregoing, if the Indemnifying Party has delivered written notice to the Indemnified Party unequivocally acknowledging the Indemnifying Party’s liability to indemnify the Indemnified Party with respect to such Action:

(i) the Indemnifying Party (at its sole cost and expense) shall have the right to participate in (but not control) the defense of such Action; and

(ii) the Indemnified Party shall not settle any Action without the prior written consent of the Indemnifying Party, which shall not unreasonably be withheld, delayed or conditioned.

(d) Notwithstanding Section 12.5(b) above, the Indemnifying Party shall not be entitled to control (unless otherwise agreed to in writing by the Indemnified Party) such Action and shall pay the fees and expenses of counsel retained by the Indemnified Party, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of such Action in the event (i) such Action primarily seeks an injunction or other equitable relief in respect of the Indemnified Party and/or its business, (ii) such Action relates to or arises in connection with any criminal or quasi-criminal proceeding, Action, indictment, allegation or investigation, (iii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Action in good faith, (iv) the Indemnified Party reasonably believes that the Loss relating to such Action could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Article 12 or (v) such Action involves any supplier or customer of the Business.

ARTICLE 13
MISCELLANEOUS

13.1 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to US dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Seller Material Adverse Effect” or a “Buyer Material Adverse Effect” under this Agreement.

(j) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

13.2 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows, or (iv) upon delivery if sent by electronic mail:

(a) if to the Buyer, to:

Aspen Holdco, Inc.
C/o Charlesbank Capital Partners, LLC
200 Clarendon Street, 54th Floor
Boston, MA 02116
Attention:  Michael W. Choe and J. Ryan Carroll
Facsimile: (617) 619-5402

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention:  James M. Curley, Esq.
Facsimile:  (617) 523-1231

(b) if to the Sellers, to:

601 East Third Street
PO Box 8180
Little Rock, Arkansas  72201
Attention:  General Counsel
Facsimile: 501-252-0303

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California  94105
Attention:  Mike Ringler
Facsimile:  (415) 947-2099

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein.

13.3 Amendments and Waivers.  Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.4 Expenses.  Except as may otherwise be expressly set forth herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the consummation of the Transactions shall be the obligation of the respective Party incurring such fees and expenses.  Without limitation of the foregoing, US Seller and its Subsidiaries (other than the Acquired Companies) shall be responsible for any Seller Transaction Expenses, and notwithstanding anything in Article 1 to the contrary, such Seller Transaction Expenses shall not constitute Assumed Liabilities of the Acquired Companies.

13.5 Confidentiality.  The Buyer and the US Seller acknowledge and agree that the existence of this Agreement (including Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Evaluation Material” under and within the meaning of the Confidentiality Agreement, dated as of December 5, 2013 by and between US Seller and Charlesbank Equity Fund VII, Limited Partnership (the “Confidentiality Agreement”).

13.6 Public Statements.  Except as required by Law, neither the Buyer nor the US Seller shall (and shall cause their Subsidiaries not to), without the prior written consent of the other, directly or indirectly make or issue any statement or other communication to the public or any third party regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or arbitration proceedings hereunder or thereunder.

13.7 Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed.  Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party.  Notwithstanding the foregoing, from and after the Closing, the Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any right, duty or obligation hereunder, without the consent of any Seller, to (i) any Affiliate of the Buyer, (ii) any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of the Buyer or the Business, or (iii) to any of the Buyer’s financing sources as collateral.

13.8 Severability.  In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

13.9 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages), specific performance and other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond or other security in connection with any such action.  Each Party agrees that it will not oppose the granting of an injunction or injunctions, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any aware of an injunction or injunctions, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

13.10 Other Remedies.  Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.11 No Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.  The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.  Without limiting anything else in this Section13.11, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than the Parties, and, solely in respect of Article 9 and Article 12, the Buyer Indemnitees and the Seller Indemnitees) any rights or remedies hereunder.

13.12 Entire Agreement.  Except in connection with fraud, this Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein (including the Transaction Agreements) is and are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and thereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Seller Disclosure Schedule, Schedules, Exhibits or such other agreements (including the Transaction Agreements) and this Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof and thereof.

13.13 Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

13.14 Consent to Jurisdiction.  Without limiting the other provisions of this Section13.14, the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware (or, if (and only if) the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware).  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

13.15 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.16 Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank.]

 CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

ASPEN HOLDCO, INC.

By:  ___________________
Name:
Title:

ACXIOM CORPORATION

By: ___________________
Name:
Title:

ACXIOM IT OUTSOURCING, INC.

By:___________________
Name:
Title:

ACXIOM LIMITED

By: ___________________
Name:
Title:

ASPEN HIVEDOWN LIMITED

By: ___________________
Name:
Title:

ACXIOM GLOBAL SERVICE CENTER POLSKA SP. Z O.O.

By:___________________
Name:
Title:

ACXIOM POLSKA SP. Z.O.O. W LIKWIDACJI

By: ___________________
Name:
Title:

[Signature Page to Contribution and Stock Purchase Agreement]

ACXIOM ITO POLSKA SP. Z.O.O.

By:___________________
Name:
Title:

[Signature Page to Contribution and Stock Purchase Agreement]

 CONFIDENTIAL

Annex A
Certain Definitions

“Accounts Receivable” shall mean (i) all trade accounts receivable and other rights to payment from customers of the Business, including the US Seller, the UK Seller or the PL Sellers or any of their respective Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business in the ordinary course of business, including the US Seller, the UK Seller or the PL Sellers or any of their respective Subsidiaries, (ii) all other accounts or notes receivable of the Business, including the US Seller, the UK Seller, the PL Sellers or any of their respective Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing, provided that with regard to UK Seller references to Business, such references shall be limited to the DB Business.

“Acquired Companies” shall mean the US Acquired Company, the UK Acquired Company and PL Acquired Company.

“Action” shall mean any action, lawsuit, charge, complaint, claim, litigation or other legal proceeding (whether at Law or in equity, whether civil or criminal) filed or brought by or before any Governmental Authority and any arbitration, mediation or other similar alternative dispute resolution proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Books and Records” shall mean the personnel records, sales order files, purchase order files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, product roadmaps and other business and financial records, of a given entity.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Little Rock, Arkansas or New York, New York are authorized or obligated by Law to close.

[Signature Page to Contribution and Stock Purchase Agreement]

“Business Employee” shall mean an Employee who is listed on Section 4.12(a) of the Seller Disclosure Schedule or who otherwise is an Employee of an Acquired Company or is a PL Business Employee or a  UK Business Employee.

“Business Services” shall mean the hosting, security and other services and products offered by the Business.

“Buyer Indemnitees” shall mean Buyer and its Subsidiaries (including the Acquired Companies after the Closing), and each of their respective Affiliates, officers, directors, employees, agents and Representatives, successors and assigns.

“Buyer Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to have a material adverse effect on the Buyer’s authority and ability to consummate the Transactions, to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Data” shall mean all material, non-public information and data compilations of the Acquired Companies, and all data of the Acquired Companies’ customers, in each case, that are stored in the Company IT Systems.

“Company Employee Plan” shall mean an Employee Benefit Plan sponsored or maintained, contributed to or required to be contributed to by any of the Acquired Companies, or with respect to which any of the Acquired Companies has or could reasonably be expected to have any Liability.

“Company ITO Intellectual Property” shall mean any Intellectual Property Rights that are owned by the Acquired Companies as of the Closing, including the UK Seller ITO Intellectual Property Rights and the PL Seller ITO Intellectual Property Rights.

“Company IT Systems” shall mean all information technology and computer systems the Acquired Companies use in or to provide the Business Services.

“Contract” shall mean any contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, promissory notes, guarantees and purchase orders.

“Copyable Technology” shall mean Technology that is in a form that can be copied or replicated without material cost or effort including documentation, Software, and computer and data files.

“Data Center Agreements” shall mean the agreements with respect to the US Acquired Company’s and/or UK Acquired Company’s data centers in (a) Leeds, United Kingdom, (b) Little Rock, Arkansas and (c) Buildings 1, 2, 8, 11, 12, 13 and 14 in Conway, Arkansas, and the US Seller’s data centers located at (x) 1501 Opus Place in Downers Grove and (y) 2200 Busse Road in Elk Grove Village, Illinois, in the forms attached hereto as Exhibit M2, Exhibit I and Exhibit M1, respectively.

Annex A-4

 “DB Business” shall mean the portion of the Business providing services to Dun & Bradstreet.

 “Dun & Bradstreet” shall mean Dun & Bradstreet, Inc. and its Affiliates (including, but not limited to, D&B Business Information Solutions Limited).

“Employee” shall mean any employee of the US Seller, the UK Seller or the PL Sellers or any of the Acquired Companies.

“Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any compensation, bonus, profit sharing, savings, pension, retirement, deferred compensation, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, fringe benefit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, incentive, commission, payroll practice, severance, retention, change in control, non-competition, or other material compensation or material benefit plan, program, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code.

“Environmental Laws” shall mean any Law that relates to, regulates, prohibits, or controls pollution, protection of the environment, public or worker health and safety, or a Hazardous Material.

“Excluded Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Good Standing of the Sellers; Authority and Enforceability), Section 4.4(a) (Organization and Good Standing of the Acquired Companies), Section 4.5 (Capitalization of Acquired Companies), Section 4.7 (Taxes), the first sentence of Section 4.9 (Personal Property), Section 4.18 (Sufficiency of Assets), Section 4.19 (Brokers and Finders), Section 4.21 (Affiliate Transactions), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability), and Section 5.7 (Brokers and Finders).

 “GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any US federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

Annex A-5

“Hazardous Material” shall mean any chemical or substance that has been designated under Environmental Law to be “radioactive”, “toxic”, “hazardous”, or a “pollutant” or “contaminant”, including but not limited to petroleum and petroleum products or any fraction thereof or any other substance, material or waste for which standards of conduct or liability may be imposed under any Environmental Law.

“Historical Business Employee” shall mean an Employee who, at any time during the five (5) years prior to the date hereof, performed all or at least ninety percent (90%) of his or her services for the US Seller, or was wholly or mainly assigned to the UK Seller or the PL Seller or the Acquired Companies on behalf of the Business, provided that with regard to UK Seller references to Business, such references shall be limited to the DB Business.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, all Liabilities and obligations owed or incurred by such Person in respect of: (i) borrowed money, loans or advances, (ii) obligations evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) obligations required to be recorded as capital leases in accordance with GAAP, (iv) deferred purchase price of assets, services or securities (other than ordinary trade accounts payable which are not past due), (v) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (vi) all obligations under any hedging or swap obligation or similar arrangement (including any obligations in connection with unwinding the same), (vii) all obligations in the nature of pledges or guarantees of the obligations described in the immediately preceding clauses (i) – (vi), inclusive, of any other Person, and (viii) all interest, premium, penalties, breakage costs, fees and other amounts owing in respect of the items described in the foregoing clauses (i) – (vii), inclusive.

“Indemnified Party” shall mean any Party entitled to, or seeking, indemnification under the terms of this Agreement.

“Indemnifying Party” shall mean any Party obligated to provide indemnification, or against whom indemnification is sought, under the terms of this Agreement.

“Infrastructure Assets” shall mean any assets (including Technology) (i) used by the US Seller, the UK Seller or the PL Sellers in the general operation of their business regardless of whether such assets are also used in the operation of the Business, including e-mail systems, servers, telephone and communication systems and equipment, HR, accounting and payroll systems, or (ii) the benefit or use of which are provided to the Acquired Companies under the Master Services Agreement.

“Intellectual Property Rights” shall mean any or all common Law and statutory rights in, arising out of, or associated with the following in any jurisdiction in the world: (i) patents and applications therefor, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”); (ii) trade secret rights and other rights in know-how, confidential business or technical information, including inventions (whether or not

Annex A-6

patentable) (“Trade Secrets”); (iii) rights in original works of authorship, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and IP address ownership or allocations and applications or registrations therefor (“Internet Properties”); (v) trade names, logos, common Law trademarks and service marks, trademark and service mark registrations, and applications therefor, and related goodwill (“Trademarks”); (vi) all rights in databases and data collections (“Database Rights”); and (vii) any similar or equivalent rights to any of the foregoing and any other proprietary rights or intellectual property right arising in any jurisdiction in the world.

“International Company Employee Plan” shall mean each Employee Benefit Plan or other plan, scheme, fund or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the US Seller, the UK Seller or the PL Sellers, any of the Acquired Companies or any of their Affiliates which provides compensation or benefits to or in respect of Non-US Employees, excluding any mandatory government or social security pension arrangements and any Seller Employee Plan or Company Employee Plan that is operated entirely within the United States or primarily for the benefit of employees of the US Seller and the Acquired Companies who are US Business Employees.

“ITO Contracts” shall mean the UK Seller ITO Contracts and the PL Seller ITO Contracts as listed on Schedules 1.1(a)(i)(D) and 1.2(a)(i)(D) respectively.

“Knowledge” shall mean (i) with respect to the Sellers and the Acquired Companies, the actual knowledge, after due inquiry, of Kevin Zaffaroni, Alan Cole, Bill Dobrocky, and Andy Nissenberg and (ii) with respect to the Buyer, the actual knowledge, after due inquiry, of J. Ryan Carroll, Aaron P. Barasz, Gillis Cashman and David L. Katz.

“Law” shall mean any federal, state, municipal or local or foreign law, statute, standard ordinance, code, resolution, promulgation, rule, regulation, order, judgment, writ, injunction, decree or other similar legal requirement having the force or effect of law.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Companies or any Subsidiary thereof as of the Closing together with any interest of the Acquired Companies or any Subsidiary thereof in the fixtures or systems attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing. For the avoidance of doubt, the locations at which services under the Data Center Agreements will be provided to the Acquired Companies shall not constitute Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions, occupancy and other agreements and all amendments, modifications, exhibits, assignments and material ancillary documents thereto (including, without limitation, consents, commencement date letters, and subordination, non-disturbance and attornment agreements) pursuant to which the Acquired Companies or any Subsidiary thereof holds or has the right to occupy or use any Leased Real Property, or under which the Acquired Companies or any Subsidiary thereof is the sublandlord or sublicensor, including all right, title and interest in and to all security deposits and other amounts and instruments deposited by or on behalf of the Acquired Companies or any Subsidiary thereof thereunder.

Annex A-7

“Liability” shall mean any liability, debt or other obligation of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law or Contract.

“Lien” shall mean any security interest, deed of trust, hypothecation, mortgage, pledge, charge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote), violation, charge, lease, license, encumbrance, servient easement, deed restriction, adverse claim, restrictive covenant, condition, restriction or lien of any kind (whether arising by contract or by operation of Law and whether voluntary or involuntary, including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof), and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute), excepting non-exclusive licenses granted pursuant to IP Licenses entered into in the ordinary course of business.

 “Non-Copyable Technology” shall mean Technology that is not Copyable Technology, including, for example, computers, network equipment and other hardware.

“Non-DB Business” shall mean any portion of the Business other than the DB Business.

“Non-US Employees” shall mean each Business Employee employed in a location other than the United States by the US Seller, the UK Seller or the PL Sellers or any of the Acquired Companies, other than any employees considered to be US expatriates by the US Seller.

“Open Source Software” shall mean any software which is subject to (a) any “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) or arbitration, mediation or other similar alternative dispute resolution proceeding that is binding on any Person or its property under applicable Law.

Annex A-8

“Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals required by a Governmental Authority.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“PL Business Employees” shall mean the individuals who immediately prior to the transfer of employees from the PL Sellers to the PL Acquired Company are Employees on either of the PL Sellers’ PL payroll who are assigned to the Business or any part thereof for the purposes of Transfer Regulations;

“PL Seller ITO Books and Records” shall mean the personnel records, sales order files, purchase order files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, product roadmaps and other business and financial records, of the PL Sellers or any of their respective Subsidiaries to the extent necessary to the operation of the Business.

“PL Seller ITO Contracts” shall mean all Contracts identified on Schedule 1.2(a)(i)(D).

“PL Seller ITO Intellectual Property Rights” shall mean (i) the Registered IP set forth on Schedule 1.2(a)(i)(C), (ii) all registrations, applications, renewals, extensions, continuations, divisions, continuations-in-part, reissues, reexaminations, or foreign equivalents of the foregoing, (iii) and the rights to enforce, and retain any damages for, the infringement or misappropriation of any of the foregoing and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority, (iv) all of PL Sellers’ other corresponding rights that, now or hereafter, may be secured throughout the world related to or arising under or in connection with any of the foregoing, including all of PL Sellers’ income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and (v) all of PL Sellers’ tangible embodiments and copies of any of the foregoing and all books and records pertaining to any of the foregoing, in each case, in any form or medium.

“PL Seller ITO Permits” shall mean the Permits necessary for the PL Acquired Company to run its business as of immediately after the Closing including the Permits set forth on Schedule 1.2(a)(i)(E).

“PL Seller ITO Tangible Property” shall mean all Tangible Property of the Business to which either of the PL Sellers has title and set forth on Schedule 1.2(a)(i)(A).

“PL Seller ITO Technology” shall mean: (i) copies of any Copyable Technology owned by either of the PL Sellers or any of their respective Subsidiaries (and not licensed by a third Person to either of the PL Sellers or any of their respective Subsidiaries) and to the extent used in the operation of the Business; and (ii) all of the Non-Copyable Technology used exclusively in the Business and which, if of material value is listed on Schedule 1.2(a)(i)(B)(1); provided, that the PL Seller ITO Technology does not include (A) any Technology the benefit of which is provided to the PL Acquired Company pursuant to the Master Services Agreement, (B) any Technology licensed to either of the PL Sellers or any of their respective Subsidiaries by a third party, or (C) the Technology set forth on Schedule 1.2(a)(i)(B)(2).

Annex A-9

“Registered IP” shall mean the Intellectual Property Rights that have been registered, filed, issued, or applied for under the authority of, with or by any Governmental Authority, or other public or quasi-public legal authority, including the United States Patent and Trademark Office, the US Copyright Office and their equivalents worldwide, and organizations administering Internet Properties.

“Representative” shall, with respect to any Person, mean the directors, officers, employees, agents, representatives and other advisors (including financial advisors, attorneys, accountants and other consultants) of such Person.

“Retained Asset” shall mean a UK Seller Non-ITO Asset or a PL Seller Non-ITO Asset.

“Seller Business” shall mean any of the following activities or services: (i) the operation of the Seller Business after the Closing in the ordinary course consistent with past practice by the Seller and its Subsidiaries (excluding the Acquired Companies and excluding the operation of the Business by the Sellers and/or Acquired Companies); (ii) services or products provided by generally recognized marketing and data services, marketing cloud and/or marketing technology providers in the industry including (1) consumer recognition, (2) data sales, (3) data integration, matching, linking, hygiene, enhancement, on boarding and distribution, (4) the building, managing and hosting of customer, marketing and analytics databases and related IT environments relating to Seller’s marketing and data services, data and data sciences and/or connectivity businesses and their associated applications and services, (5) custom and productized marketing analytics, (6) data security, privacy, compliance and consumer preference management relating to Seller’s marketing and data services, data and data sciences and/or connectivity businesses and their associated applications and services; (7) direct marketing, telemarketing, email or targeted advertising activities served to consumers and businesses via all means of online communication and other distribution channels;  (8) identity verification and risk services;  and / or (9) professional services, including consulting and agency services related to sales, marketing, commerce, customer service, risk and fraud.  In addition, Seller Business shall not include the provision by the Seller and/or its Subsidiaries (excluding the Acquired Companies following the Closing) of any services or products to any customer who engages in a Competing Business or the provision of any services or products that the Business (as operated by the Sellers and the Acquired Companies prior to the Closing) provided to any customers of the Business prior to the Closing.

“Seller Employee Plan” shall mean an Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by either Seller or any other Person under common control or that could be treated as a single employer with either Seller within the meaning of 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) for the benefit of any Business Employee or any dependent or beneficiary thereof, excluding any Company Employee Plan.

Annex A-10

“Seller Indemnitees” shall mean Seller and its Subsidiaries (excluding the Acquired Companies), and each of their respective Affiliates, officers, directors, employees, agents and Representatives.

“Seller Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to have a material adverse effect on (x) Sellers’ authority and ability to consummate the Transactions and fulfill and perform their covenants and obligations under this Agreement and the other Transaction Agreements, or (y) the business, condition (financial or otherwise) or results of operations of the Business or the Acquired Companies, taken as a whole; provided, however, that in determining whether a Seller Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur, any change or effect on the Sellers resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (i) changes in, or conditions affecting, the economy in the United States or any other country or region in the world; (ii) changes in, or conditions affecting, the financial markets in the United States or any other country or region in the world; (iii) changes in, or conditions affecting, the industries in which Sellers operate; (iv) acts of war, terrorism or other similar events; (v) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (vi) changes in Laws or GAAP, or in the interpretation of the foregoing by any Person other than Sellers; (vii) changes (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement of this Agreement or the pendency or consummation of the Transactions or any other Transactions; (viii) any failure by the Sellers to meet any of their financial projections, forecasts or estimates, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Seller Material Adverse Effect and may be taken into consideration when determining whether a Seller Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur); and (ix) any actions taken by the Sellers that are requested by the Buyer in writing or any actions not taken by the Sellers due to a restriction set forth in this Agreement that prohibits the Sellers from taking such action or otherwise at the express written request of the Buyer; provided, however that the changes, events, circumstances or effects described in clauses (i), (ii), (iii) and (iv) shall be disregarded only to the extent the effect or change is not disproportionately adverse to the Business compared to other Persons operating in the industries in which the Business operates.

“Seller Transaction Expenses” shall mean (i) all costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred and payable by the Sellers or their Subsidiaries (including the Acquired Companies) arising from or in connection with, or incident to negotiating and preparing this Agreement and the other Transaction Agreements, (ii) all obligations arising under severance plans, bonus plans, retention agreements or other similar arrangements payable as a result of the consummation of the Transactions contemplated hereby, and (iii) the employer portion of any payroll or employment Taxes related to the foregoing clause (ii).

Annex A-11

“Separation Costs” shall mean the costs, fees and expenses arising from or payable as a result of separating certain aspects of the Business from the Sellers, which shall only include those aspects of the Business set forth on Schedule 2.4(a)(i), but in no event shall include costs, fees and expenses relating to the matters set forth on Schedule 2.4(a)(ii).

“Severance Expenses” shall mean all costs and Liabilities actually incurred during the Severance Period and arising out of or relating to the termination of employment of any Transferred Employee, UK Transferred Employee or PL Transferred Employee.  For the avoidance of doubt, and subject to the procedures set forth in Section 2.3(b), Severance Expenses may include such costs or Liabilities that are incurred but not paid during the Severance Period and that costs or Liabilities shall be deemed incurred no later than the date that the Transferred Employee, UK Transferred Employee or PL Transferred Employee, as applicable, is notified of the fact that their employment is being terminated.   The Parties agree that such costs and Liabilities are limited to one or more of the following, depending on the jurisdiction: (a) an amount calculated as a function of the employee’s base compensation; (b) an amount intended to assist with payment of COBRA premiums (in the US); (c) employer-side payroll taxes due on severance payments; (d) statutory severance and/or payment in lieu of notice (in the UK and Poland); (e) any amounts owed to such employee in connection with such termination pursuant to a contract, agreement or plan that was in existence prior to the Closing and for which Buyer or any of the Acquired Company is or may be liable; (f) any amounts owed to such employee by Buyer or any Acquired Company pursuant to applicable Law; (g) reasonable legal fees and expenses incurred  in connection with any such termination; and (h) third party costs for reasonable outplacement services provided to such employee.  No amounts paid in addition to the foregoing categories shall be considered Severance Expenses without a separate agreement in writing by US Seller and Buyer.

“Severance Period” shall mean the period beginning on the Closing Date and ending six (6) months following the Closing Date.

“Software” shall mean computer software and programs in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tangible Property” shall mean all furniture, trade fixtures, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than inventory), including personal property of every kind (wherever located and whether or not carried on the Books and Records of the US Seller, the UK Seller and PL Sellers, the Acquired Companies or any of their respective Subsidiaries), together with any express or implied warranty by the manufacturers, the US Sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; provided, that Technology shall not be considered Tangible Property.

Annex A-12

“Tax” shall mean any US federal, state and local and non-US tax, charge, fee, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, escheat, abandoned or unclaimed property, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, real property, property and estimated tax, customs duty, fee, assessment and other charge of any kind or nature whatsoever, whether disputed or not, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority.

“Taxing Authority” shall mean the Internal Revenue Service (“IRS”) or any other governmental body (whether state, local or non-US) responsible for the administration of any Tax.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Technology” shall mean tangible (including electronic or digital) embodiments of Intellectual Property Rights including (i) Software, (ii) databases, compilations, collections of data and data and (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship, models, trade secrets, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium.

“Transaction Agreements” shall mean this Agreement, the New Lease, the Subleases (including the subleases of the Warsaw and Gdansk properties), the Master Services Agreement, the Cross-License Agreement, the UK Asset Transfer Agreement (and the other documents references therein), and the Data Center Agreements.

“Transfer Regulations” shall mean the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and/or the Laws of any EU Member State implementing such Acquired Rights Directive, including, but not limited to, TUPE.

“TUPE” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended from time to time).

“UK Business Employees” shall mean the individuals who immediately prior to the transfer of employees from the UK Seller to the UK Acquired Company are Employees on UK Seller’s UK payroll who are assigned primarily to the DB Business or any part thereof for the purposes of TUPE (and “UK Business Employee” shall be construed accordingly).

Annex A-13

“UK Seller ITO Books and Records” shall mean the personnel records, sales order files, purchase order files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, product roadmaps and other business, technical, and financial records, of the UK Seller or any of its Subsidiaries to the extent primarily related to or necessary for the operation of the DB Business.

“UK Seller ITO Contracts” shall mean all Contracts identified on Schedule 1.1(a)(i)(D).

“UK Seller ITO Intellectual Property Rights” shall mean (i) the Intellectual Property Rights set forth on Schedule 1.1(a)(i)(C), (ii) all registrations, applications, renewals, extensions, continuations, divisions, continuations-in-part, reissues, reexaminations, or foreign equivalents of the foregoing, (iii) the rights to enforce, and retain any damages for, the past, present, or future infringement, misappropriation, violation or dilution of any of the foregoing and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority, (iv) all of UK Seller’s other corresponding rights that, now or hereafter, may be secured throughout the world related to or arising under or in connection with any of the foregoing, including all of UK Seller’s income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and (v) all of UK Seller’s tangible embodiments and copies of any of the foregoing and all books and records pertaining to any of the foregoing, in each case, in any form or medium.

“UK Seller ITO Permits” shall mean the Permits necessary for the UK Acquired Company to run its business as of immediately after the Closing including the Permits set forth on Schedule 1.1(a)(i)(E).

“UK Seller ITO Tangible Property” shall mean all Tangible Property used in the operation of the DB Business to which UK Seller has title and set forth on Schedule 1.1(a)(i)(A).

“UK Seller ITO Technology” shall mean copies of, any Copyable Technology owned or licensed by the UK Seller or any of its Affiliates to the extent used in the operation of the DB Business; and (ii) all of the Non-Copyable Technology used in the DB Business and which, if of material value is listed on Schedule 1.1(a)(i)(B)(1); provided, that the UK Seller ITO Technology does not include any Technology the benefit of which is provided to the UK Acquired Company pursuant to the Master Services Agreement.

“US Acquired Company Assets” shall mean all assets, properties and rights owned by the US Acquired Company.

“WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar state Laws.

Annex A-14

The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Accounting Firm	2.1(h)
Acquired Companies Organizational Documents	4.4(a)
Acquired Stock	Recitals
Adjusted Closing Purchase Price	2.1(b)(i)
Agreed Accounting Principles	2.1(b)(ii)
Agreement	Preamble
Alternative Procedures	8.1(e)
Applicable Data	4.10(i)
Assumed Liabilities	1.3(a)
Balance Sheet	4.6(a)
Business	Recitals
Buyer	Preamble
Buyer Benefits Plans	8.1(g)
Buyer Causes of Action	7.11(a)
Buyer Closing Certificate	3.3(c)(iii)
Buyer Debt	2.1(c)
Buyer FSAs	8.1(f)
Buyer Released Matters	7.11(a)
Buyer Released Party and Buyer Released Parties	7.11(a)
Buyer Releasing Party and Buyer Releasing Parties	7.11(a)
Buyer Returns	9.2(b)
Cap	12.3(d)(i)
Claim Certificate	12.4(a)
Closing	3.1
Closing Date	3.1
Closing Indebtedness	2.1(b)(iii)
Closing Net Working Capital	2.1(b)(iv)
Closing Seller Transaction Expenses	2.1(b)(v)
Combined Separation Statements	2.4(d)
Commitment Letter	5.5(a)
Company Registered IP	4.10(a)
Company Software	4.10(d)
Confidentiality Agreement	13.5
Contingent Workers	4.12(a)
Contribution	Recitals
Covered Employees	8.1(f)
Cross-License Agreement	3.2(a)(viii)
Current Assets	2.1(b)(vi)
Current Liabilities	2.1(b)(vii)
Debt Financing	7.4(d)
Deductible Amount	12.3(c)(i)

Annex A-15

Term	Section Reference
Dispute Statement	2.1(g)
Earnout Obligation	2.2
Electronic Delivery	13.16
End Date	10.1(d)
Entity Allocation	2.1(d)
Estimated Adjusted Closing Purchase Price	2.1(c)
Evaluation Material	13.5
Filing Party	9.2(c)
Final Adjusted Closing Purchase Price	2.1(i)
Final Net Separation Amount	2.4(d)
Final Separation Statement	2.4(d)
Final Severance Amount	2.3(b)
Final Severance Statement	2.3(b)
Financial Statements	4.6(a)
Financing	5.5(a)
Finley Road Sublease	3.2(a)(vi)
FSAs	8.1(f)
Governmental Approvals	4.2
Improvements	4.8(c)
Inbound Licenses	4.10(c)
Indemnification Claim	12.4(a)
Intended Transferees	1.4(g)
Intended Transferors	1.4(g)
IP Licenses	4.10(c)
ITO Assets	4.16(a)
ITO Permits	4.17(b)
Losses	12.2(a)(i)
Master Services Agreement	3.2(a)(vii)
Material Contract and Material Contracts	4.11(a)
Material Customers	4.20
Material Suppliers	4.20
Net Working Capital	2.1(b)(viii)
New Lease	3.2(a)(v)
Non-Assignable Assets	1.4(a)
Non-Filing Party	9.2(c)
Other Business Employee	8.1(a)
Outbound Licenses	4.10(c)
Party and Parties	Preamble
Permitted Liens	4.9
PL Acquired Company	Preamble
PL Acquired Company Stock	Recitals

Annex A-16

Term	Section Reference
PL Asset Transfer Document	3.2(c)(ii)
PL Sellers	Preamble
PL Seller ITO Assets	1.2(a)(i)
PL Seller ITO Contribution	Recitals
PL Seller ITO Liabilities	1.2(b)(i)
PL Seller Non-ITO Assets	1.2(a)(ii)
PL Seller Non-ITO Liabilities	1.2(b)(ii)
PL Transferred Employees	8.4(a)
Plan	4.7(n)
Post-Closing Date Employment Liabilities	8.2
Post-Closing Statement	2.1(f)
Pre-Closing Statement	2.1(c)
Post-Closing Tax Period	9.1(b)
Pre-Closing Tax Period	9.1(a)
Receivables Amount	2.1(b)(ix)
Relevant Time	Recitals
Resolution Period	2.1(h)
Review Period	2.1(g)
SC Indemnified Party	2.4(d)
SC Indemnifying Party	2.4(d)
Sdansk Sublease	3.2(c)(iii)
Seller Causes of Action	7.10(a)
Seller Disclosure Schedule	Article 4
Seller Released Matters	7.10(a)
Seller Released Party and Seller Released Parties	7.10(a)
Seller Releasing Party and Seller Releasing Parties	7.10(a)
Seller Returns	9.2(a)
Sellers	Preamble
Separation Amount	2.4(d)
Separation Cap	2.4(a)
Separation Claims Period	2.4(b)
Separation Statement	2.4(d)
Severance Amount	2.3(b)
Severance Cap	2.3(a)
Severance Claim Period	2.3(b)
Severance Statement	2.3(b)
Single Claim Threshold	12.3(b)(i)

Annex A-17

Term	Section Reference
Sponsors	5.5(a)
Stock Purchase	Recitals
Straddle Period	9.3(b)
Subleases	3.2(c)(iii)
Survival Periods	12.1
Target Net Working Capital	2.1(b)(x)
Target Net Working Capital	2.1(b)(x)
Tax Contest	9.8
Third Party Claim	12.5
Transactions	Recitals
Transfer Taxes	9.4
Transferred Account Balances	8.1(f)
Transferred Assets	1.3(a)
Transferred Employees	8.1(a)
UK Acquired Company	Preamble
UK Acquired Company Stock	Recitals
UK Asset Transfer Agreement	3.2(b)(ii)
UK Seller	Preamble
UK Seller ITO Assets	1.1(a)(i)
UK Seller ITO Contribution	Recitals
UK Seller ITO Liabilities	1.1(b)(i)
UK Seller Non-ITO Assets	1.1(a)(ii)
UK Seller Non-ITO Liabilities	1.1(b)(ii)
UK Transferred Employees	8.3(a)
Unadjusted Closing Purchase Price	2.1(a)
Undiscounted Receivables Amount	2.1(b)(ix)
Unlisted PL Employee	8.4(h)
Unlisted UK Employee	8.3(h)
US Acquired Company	Preamble
US Acquired Company Stock	Recitals
US Business Employee	8.1(a)
US Seller	Preamble
US Seller Closing Certificate	3.3(b)(iii)
Warsaw Sublease	3.2(c)(iii)

Annex A-18

Annex A-19